5 April 2026 TH E PEN N DISTRICT

Sustainability Report 2025  32  Sustainability Report 2025 555 CALIFORNIA STREET CAMPUS VORNADO’S PORTFOL IO is concentrated in the nation’s key market—New York City— along with premier assets in both Chicago and San Francisco. Vornado’s portfolio, which has a long history of strong real estate fundamentals, is centralized in premier office and high-street retail properties in New York City and is now leading the urbanization trend in the United States. Together with THE MART in Chicago and the 555 California Street Campus in San Francisco, the focused collection of assets in these most important cities uniquely positions Vornado to help shape the way Americans live, work, play, and shop. Vornado Realty Trust Is a Preeminent Owner, Manager, and Developer of Office and Retail Assets Vornado became the first major real estate company in the U.S. to achieve LEED certification across its entire in-service managed portfolio in 2024 and certified the same portfolio under WELL Health-Safety in 2025. THE PENN DISTRICT 731 LEXINGTON AVENUE 350 PARK AVENUE MOYNIHAN TRAIN HALL 655 FIFTH AVENUE 689 FIFTH AVENUE 1535 BROADWAY AND 1540 BROADWAY TIMES SQUARE

Table of Contents

06 From Our Chairman
08 2025: Another Year of Excellence
09 Key Achievements
10 Sustainability Governance

Environmental

12 Introduction
14 Vision 2030
16 Goals & Progress
22 Environmental Results 2025
23 Greenhouse Gas Inventory
24 Intensity Measures
28 Renewable Energy
29 Building Decarbonization Tool
30 Environmental Management System (EMS)
32 Certifications & Ratings
34 Certifications
37 Results by Region
42 Energy Efficiency Programs
45 Demand Response
46 Energy Progress
48 Sustainable Development
54 Nature
56 Path to Zero Waste
58 Vornado x WATS
59 Annual Waste Auditing
60 Water

People & Places

62 Introduction
64 Tenant Engagement
68 Health & Wellness
69 Partnerships & Participation
70 Occupational Health & Safety
71 BMS & Green Cleaning
72 Community Development
74 Professional Development & Engagement
75 Learning & Development
76 Engagement at Vornado
78 Vornado Volunteers
80 Vornado Honors

Governance

82 Introduction
84 Governance
85 Supply Chain
86 Climate-Related Strategy & Analysis
90 Materiality Assessment
92 Risk Management
94 Technology & Cybersecurity
97 Board of Trustees

Appendix

98 Introduction
100 Human Capital Management Metrics
102 Global Reporting Initiative (GRI) Content Index
116 Assurance Statement — GRI Content Index
118 Sustainability Accounting Standards Board (SASB) Index
126 Assurance Statement — SASB Index
127 Assurance Statement — Financial Control GHG Emissions
128 UN Sustainable Development Goals
130 Glossary

4 Sustainability Report 2025

Sustainability Report 2025 5

Sustainability Report 2025  76  Sustainability Report 2025  THE PENN DISTRICT exemplifies sustainable urban redevelopment, transforming existing assets into a high- performance, transit-oriented campus. Through deep building retrofits, reduced embodied carbon, energy-efficient systems, enhanced public realm, and direct access to mass transit, The District advances sustainable performance while fostering healthy, connected workplaces. Steven Roth Chairman of the Board and Chief Executive Officer From Our Chairman THE PENN DISTRICT Over the past year, Vornado continued to receive recognition for our industry-leading performance. Our transformation of THE PENN DISTRICT remains a defining example of sustainable, transit- oriented, and community-focused redevelopment, and we continue to be recognized for setting a new standard for the modern workplace. In 2025, we maintained our top-tier GRESB performance, ranking in the top 3% of Office REIT peers, retaining our Green Star designation, and achieving a five-star rating. Transparency and accountability remain central to our Sustainability strategy. In 2025, we continued to align our climate- related disclosures with the Task Force on Climate-related Financial Disclosures (TCFD) and further embedded climate risk considerations into business planning and capital decision-making. Data continues to guide how we measure progress, optimize operations, and align our goals with those of our tenants. As occupancy stabilized across our portfolio, operational optimization and performance-driven management delivered meaningful energy and cost savings for tenants and shareholders. Our commitment to our people is foundational to our success. We continue to invest in employee development, health, and well-being through training, education, and career advancement opportunities. Through Vornado Volunteers, our employees supported a wide range of local organizations, including 9/11 Day, Breaking Ground, the Central Park Conservancy, and Project Cicero. We further expanded WorkLife, Vornado’s amenity and programming ecosystem, strengthening community, wellness, and engagement across New York, Chicago, and San Francisco. Oversight of sustainability and climate- related risk remains firmly embedded at the Board level through the Corporate Governance and Nominating Committee. Our governance practices, Sustainability strategy, and performance data are shared transparently and are available at www.vno.com/sustainability. We thank SVP Lauren Moss and her team for their continued leadership, as well as our operations teams whose execution drives our results. As we move forward into 2026, we continue to advance Vision 2030, focusing on measurable outcomes, utility costs management, decarbonization, and resilient urban development. Our progress reflects a long-term commitment to climate leadership, operational excellence, and creating places where people and communities thrive. 2025 HIGHLIGHTS • Maintained 100% LEED® certification and achieved 100% WELL Health-Safety certification across our entire in-service portfolio • Continued procurement of 100% renewable energy credits for electricity directly managed by Vornado in our core markets • Sustained a 42% reduction in energy consumption across our in-service office portfolio compared to a 2009 baseline, driven by ongoing data-enabled operational optimization • Provided sustainability education and technical assistance to tenants across more than 15 million square feet, supporting healthier, more efficient, and more resilient workplaces Together, these efforts underscore our belief that sustainability, performance, and long-term value creation are inseparable. OUR BOARD AND SENIOR MANAGEMENT are proud of Vornado’s continued national leadership in sustainability. In 2025, we remained focused on using data and innovation to operate our buildings efficiently, manage utility costs through consumption reduction, deliver healthy and engaging workplaces for our tenants, and create long-term value for our stakeholders and the communities in which we operate. GRI 2-22

2025: Another Year of Excellence

ALIGNMENT SINCE 2021

- As of 2025, we reduced our Scope 1 and Scope 2 location-based and market-based emissions by 7% and 58% respectively over our 2019 baseline.

100% LEED CERTIFICATION

- First in the nation to achieve 100% LEED Certified across our portfolio; 25.3 million square feet certified; 24.6 million square feet is LEED Gold or higher

GLOBAL REAL ESTATE SUSTAINABILITY BENCHMARK PARTICIPANT SINCE 2013

- Green Star, 5-STAR RATING for the 13th time

SASB ADOPTION

- 2025 Sustainability Report Appendix includes disclosure in accordance with SASB's Real Estate Sustainability Accounting Standards.

100% ENERGY STAR RATED PORTFOLIO

- 12.7 million square feet were certified in 2025, a 67% increase in certified square feet from 2024, and 10 buildings were NextGen certified.

NAREIT LEADER IN THE LIGHT

- 13-time award winner

TCFD SUPPORTER

- Vornado is a proud signatory of the TCFD and continued to disclose scenario analyses in 2025.

PARTNER OF THE YEAR AWARD, SUSTAINED EXCELLENCE

- 9-time award recipient

Key Achievements


555 California Street champions sustainability with TRUE, Fitwel, and LEED certifications, energy-efficient operations; robust waste diversion and recycling programs; water reduction efforts; and enhanced indoor environmental quality, fostering healthy, efficient, and environmentally responsible workspaces.
555 CALIFORNIA STREET

Progress on Vision 2030

- Our Scope 1 and Scope 2 emissions have been reduced 70% over our 2019 baseline, leveraging both GHG market-based carbon accounting protocols and reduced emissions from implementation of decarbonization strategies.

Operational Optimization

- Utility rates have increased 62% over the last 4 years, coinciding with the hottest summers on record, and a rise in building occupancy. Despite these external factors, our operational optimization efforts have kept building energy consumption nearly flat at 0.23% since 2022.

TRUE Certification

- 555 California Street achieved the prestigious TRUE (Total Resource Use and Efficiency) certification for its exceptional waste diversion practices, demonstrating Vornado's commitment to sustainable operations and circular economy principles. This certification from Green Business Certification Inc. (GBCI) recognizes the property's comprehensive zero-waste strategies, which consistently achieve a waste diversion rate exceeding 90%.

100% WELL Health-Safety

- While maintaining 100% LEED certification across our in-service, managed office portfolio, Vornado also achieved 100% WELL Health-Safety across the same portfolio in 2025.

8 Sustainability Report 2025
Sustainability Report 2025 9

Sustainability Report 2025  1110  Sustainability Report 2025 VORNADO HAS LONG BEL IEVED a focus on sustainability, inclusive of environment, people, and places, is responsible management of our business and important to our tenants, investors, employees, and communities. It has been central to Vornado’s business strategy for over 15 years. The Corporate Governance and Nominating Committee of Vornado’s Board of Trustees is assigned the responsibility for oversight of sustainability matters while our Corporate Sustainability Team oversees our day-to-day strategy and goal development. Our sustainability initiatives are carried out by a dedicated team of professionals that works directly with our business units to integrate sustainability into all areas of our company. Our Corporate Sustainability Team is composed of our senior decision- makers on corporate strategy as well as our pertinent divisional heads and subject matter experts. The team includes the following roles:  Lead Trustee  President and Chief Financial Officer  Co-Head of Real Estate, Development  EVP, Finance and Chief Administrative Officer  EVP, Corporation Counsel  SVP, Chief Sustainability Officer  SVP, Human Resources Our leadership is committed to evaluating and disclosing climate-related risks material to our business. We institute a top-down approach for the ongoing assessment and management of climate-related risks, which includes the execution of tasks throughout all levels and divisions of our business, and the Board receives regular updates on sustainability topics from the Vornado Executive Team. Our Board’s Lead Trustee, also our Corporate Governance and Nominating Committee Chair, oversees environmental matters, including climate- related risks and opportunities. The Vornado Executive Team is responsible for overall execution and goal setting for the organization. Sustainability is an integral component. Executive Team The Sustainability Team is responsible for Sustainability strategy implementation within various areas of focus. This includes daily discussions and active collaboration on specific projects as well as operations and maintenance. The Sustainability Team reports to the Vornado Executive Team and the Corporate Sustainability Team. Sustainability Team The Corporate Sustainability Team is responsible for day-to-day strategy and goal development, including stakeholder engagement, investor communication and outreach, and execution of the Sustainability strategy. The team has a formal schedule of annual investor engagement on sustainability and frequent meetings and communication among members. Corporate Sustainability Team The Board of Trustees, mainly the Corporate Governance and Nominating Committee, oversees sustainability matters, including climate change risk, goal-setting, and human capital management. The Board receives quarterly updates from Vornado’s Executive Team on sustainability and an annual presentation from the Chief Sustainability Officer. The Corporate Governance and Nominating Committee oversees our ongoing Sustainability program and initiatives. Board of Trustees Board of Trustees Executive Team Corporate Sustainability Team Sustainability Team Sustainability StrategySustainability Strategy Sustainability strategy is integrated across the entire spectrum of business units and stakeholder groups. There is frequent communication with respective heads of management. Tenants, business units, and stakeholders include: Acquisition & Capital Markets, Information Technology, Employees, Legal, Leasing, Marketing, Development and Construction, Finance, Risk Management, Property Management/Engineering, and Human Resources. Sustainability Governance GRI 2-6, 2-9, 2-10, 2-12, 2-13, 2-14, 2-24, 3-1, 3-3

12  Sustainability Report 2025 Environmental Our objective at Vornado is to drive value through efficient management and informed decision making. We strive to achieve year-over-year reductions in utility and resource consumption across our portfolio. 14 Vision 2030 16 Goals & Progress 22 Environmental Results 2025 23 Greenhouse Gas Inventory 24 Intensity Measures 28 Renewable Energy 29 Building Decarbonization Tool 30 Environmental Management System (EMS) 32 Certifications & Ratings 34 Certifications 37 Results by Region 42 Energy Efficiency Programs 45 Demand Response 46 Energy Progress 48 Sustainable Development 54 Nature 56 Path to Zero Waste 58 Vornado x WATS 59 Annual Waste Auditing 60 Water Sustainability Report 2025  13

Sustainability Report 2025  1514  Sustainability Report 2025 Reduce We prioritize energy efficiency through capital building upgrades, retrofits to higher-efficiency equipment and systems, and operational improvements that permanently reduce energy and peak demand. High-performance design guidelines are applied to tenant buildouts, and we actively engage tenants to identify opportunities to reduce their submetered electricity consumption. Since 2009, these initiatives have resulted in a 42% reduction in energy use, advancing progress toward our target of a 50% reduction by 2030. Renewable We incorporate renewable energy solutions into development projects where feasible. As existing equipment reaches the end of its useful life, fossil-fuel-based cooling systems are replaced with ultra-high-efficiency electric chillers. For remaining fuel-oil boilers, we will begin converting burners to accommodate a 99% biofuel blend, which has a 74% lower emissions coefficient than #2 fuel oil. The phased elimination of fossil fuels is expected to deliver an approximate 10% reduction in emissions. Renewable Energy Credits (RECs) and carbon offsets will be used to address the remaining emissions. Recover As usage is reduced, we identify opportunities to recover waste energy. This is accomplished by recapturing heat that would otherwise be discarded and reintroducing it to make hot water. Vornado is currently implementing a waste heat recovery project at PENN 1 with support from the NYSERDA Empire Building Challenge. There are two more sites that have been targeted as candidates for heat recovery by 2030. VISION 2030 is Vornado’s commitment to reach carbon neutrality by 2030. We rely on meaningful stakeholder collaboration with our employees and our tenants to optimize operations and eliminate excessive usage. The following is the path toward Vision 2030 and how we anticipate reductions across our portfolio to meet our goal. Vornado,s Commitment to Carbon Neutrality Vision 2030 Environmental Rendering of PENN 1

Environmental

Goals & Progress

GRI 2-24, 3-3

METRICS & TARGETS Meaningful metrics and targets enable us to evaluate our climate-related risks and opportunities, as outlined in our Risk Management assessment and discussed further on pages 92–93 of this report. Certain metrics are subject to third-party assurance; additional details are provided in the Independent Accountant's Reports on pages 116–117 and 126–127.

We continue to implement a sustained model of operational optimization and utility efficiency across our buildings. We expect ongoing progress in energy management through reduced reliance on fossil fuels, the implementation of energy efficiency projects, increased integration of renewable energy, and active tenant engagement initiatives.

Tenant participation in our organics diversion program continues to expand, supported by a range of recycling education efforts delivered through both in-person and virtual formats. We also anticipate continued reductions in water use through plumbing fixture retrofits, HVAC efficiency improvements, and water reuse initiatives while adhering to best-practice maintenance standards and green cleaning programs.


PENN 11

▸ PENN 11 is a NextGen certified, LEED Gold-certified office building powered by 100% renewable electricity and part of THE PENN DISTRICT.


595 MADISON AVENUE
STEFANO RICCI

▸ Tenant engagement programs and sustainability events at 595 Madison, combined with excellent transit access and walkability, foster sustainable commuting and strong connection to the Midtown community.

16 Sustainability Report 2025

Sustainability Report 2025 17

Environmental / Goals & Progress Energy Management* Goal: 50% reduction in landlord- controlled energy consumption below our 2009 base year by 2030 2025 Progress: 42% 18  Sustainability Report 2025 Sustainability Report 2025  19 *Any information relating to forward-looking statements, targets, goals, progress against goals, and linked information was not subject to Deloitte & Touche LLP’s review or examination and, accordingly, Deloitte & Touche LLP does not express a conclusion or any form of assurance on such information. 2025 Progress 42% 2024 Progress 41% 2022 Progress 26% 2023 Progress 36% 2021 Progress 35% 2020 Progress 32% 2019 Progress 27%

Environmental / Goals & Progress

Waste Management*

Goal:
75% of commercial waste diverted by 2030

2025 Progress:
56%

Significantly less construction and demolition projects in 2025 led to a decrease in diversion rate.

GOAL ACHIEVED

Goal:
50% of tenant participation in organics program by 2030

2025 Progress:
53%

Tenant participation is based on leased and occupied square footage. An additional 733,031 SF of tenant space joined the program in 2025.

GOAL ACHIEVED

Goal:
85% of portfolio to complete demonstration and education on recycling procedures annually*

2025 Progress:
100%

*Any information relating to forward-looking statements, targets, goals, progress against goals, and linked information was not subject to Deloitte & Touche LLP's review or examination and, accordingly, Deloitte & Touche LLP does not express a conclusion or any form of assurance on such information.

Water Management*

Vornado has increased our Water Management reduction goal to 30% as our previous goal of 10% had been achieved well ahead of schedule. We will work to maintain a 30% reduction through water management strategies as the occupancy continues to increase across our portfolio.

GOAL ACHIEVED

2025 Progress
35%

Goal:
30%
reduction by 2030 below 2019 base year

Procurement and Responsible Contracting*

Goal: Purchase 80% of cleaning supplies that meet sustainability criteria, including certifications designated by UL ECOLOGO, Green Seal, and EPA's Safer Choice Standard.

GOAL ACHIEVED

Goal:
80%

2025 Progress:
82%

20 Sustainability Report 2025

Sustainability Report 2025 21

Environmental

Environmental Results 2025

GRI 2-24, 3-2, 3-3, SASB IF-RE-130a.5

VORNADO'S Scope 1 and Scope 2 emissions are generated entirely from the operation of our buildings. Scope 3 emissions currently include other utility consumption within our tenants' control, such as submetered energy use, as well as additional operational impacts, including waste. Energy costs are often among a property's largest controllable expenses.

In 2019, Vornado committed to achieving carbon neutrality across its buildings by 2030. This initiative, known as Vision 2030, integrates multiple strategies to reduce and offset all Scope 1 and Scope 2 emissions. We have conducted a comprehensive inventory of our Scope 3 emissions to understand materiality to our emissions profile.


AVRA
estiatorio
▸ The Moynihan Train Hall Food Hall elevates transit dining with curated local eateries, abundant natural light, and sustainable practices that enhance the passenger experience and support environmentally mindful urban travel.

MOYNIHAN TRAIN HALL

Energy efficiency is the primary focus of Vision 2030, with a target to reduce energy consumption by 50% below a 2009 baseline by 2030. Additional details on this initiative are provided in the Vision 2030 section of this report. As of the end of 2025, we achieved a 42% reduction in energy consumption.

As business activity continues to return to our buildings, and as tenants and building operators remain focused on efficient operations, we are seeing steady progress toward our energy efficiency goal. We continue to closely monitor energy consumption and regularly evaluate our targets and performance.*

Beginning in 2021, our location-based Scope 2 emissions diverged significantly from our market-based Scope 2 emissions due to our investment in renewable energy certificates. We will continue to disclose Scope 2 emissions using both methodologies. Because the market-based approach more accurately reflects progress toward our Vision 2030 carbon-neutrality commitment, it is the basis for reporting emissions-related goals and targets.

If Category 5: Waste Generated in Operations were included in our Scope 3 emissions inventory, the subtotals would be: 88,166; 72,602; 75,536; 105,424; 97,547; 105,246; and 105,327 MTCO2e for the years 2019 through 2025, respectively. This represents a 19% increase compared to the 2019 baseline.****

22 Sustainability Report 2025

GRI 305-1, 305-2, 305-3, 305-5

Greenhouse Gas (GHG) emissions inventory**

Operational Control Method
GHG emissions by scope (MTCO2e)

Emissions data is presented on an absolute basis. Location-based reflects emissions for our properties based on the grid average emission factor, while market-based reflects emissions that we are responsible for due to our purchasing decisions. Our Scope 1 emissions include on-site combustion from oil and natural gas; Scope 2 emissions include our district steam consumption and landlord-controlled electricity consumption; Scope 3 emissions include electricity consumed by our submeter tenants and other utility consumption within the direct control of our tenants.

	2019	2020	2021	2022	2023	2024	2025	% Change 2024-2025	% Change 2019-2025
Scope 1	19,479	20,562	20,366	22,334	21,762	22,586	23,776	5%	22%
Scope 2									
Location-based	103,732	72,911	68,444	70,944	70,546	69,496	67,253	-3%	-35%
Subtotal emissions (Scope 1+ 2 location-based)	123,211	93,473	88,810	93,278	92,308	92,082	91,030	-1%	-26%
Market-based	103,732	72,911	53,041	37,440	30,990	29,392	30,652	4%	-70%
Subtotal emissions (Scope 1+ 2 market-based)	123,211	93,473	73,407	59,774	52,752	51,978	54,428	5%	-56%
Carbon Offsets***	0	0	0	0	(6,742)	(5,501)	(1,792)	-67%	
Subtotal emissions (Scope 1 + 2 market-based, and inclusive of carbon offset reductions)	123,211	93,473	73,407	59,774	46,010	46,477	52,636	13%	-57%
Scope 3									
Category 13: Downstream leased assets	83,293	70,269	72,074	102,171	93,992	101,007	92,440	-8%	11%
Total emissions (Scope 1+ 2 location-based + 3)	206,504	163,742	160,884	195,449	186,300	193,089	183,469	-5%	-11%
Total emissions (Scope 1+ 2 market-based + 3)	206,504	163,742	145,481	161,945	146,744	152,985	146,868	-4%	-29%
Total emissions (Scope 1+ 2 market-based + 3, and inclusive of carbon offset reductions)	206,504	163,742	145,481	161,945	140,002	147,484	145,076	-2%	-30%

Alexander's Inc. GHG emissions inventory (breakout, included in inventory above)

	2019	2020	2021	2022	2023	2024	2025	% Change 2024-2025	% Change 2019-2025
Scope 1	891	1,108	1,215	1,123	927	1,115	1,188	7%	33%
Scope 2									
Location-based	3,975	4,036	3,376	4,183	2,763	4,712	3,984	-15%	0%
Subtotal emissions (Scope 1 + 2 location-based)	4,866	5,144	4,591	5,306	3,690	5,827	5,172	-11%	6%
Market-based	3,975	4,036	2,439	183	26	72	0	-100%	-100%
Subtotal emissions (Scope 1 + 2 market-based)	4,866	5,144	3,654	1,306	953	1,187	1,188	0%	-76%
Scope 3									
Category 13: Downstream leased assets	16,700	14,589	17,048	22,619	23,438	22,264	19,436	-13%	16%
Total emissions (Scope 1 + 2 location-based + 3)	21,566	19,733	21,639	27,925	27,128	28,091	24,609	-12%	14%
Total emissions (Scope 1 + 2 market-based + 3)	21,566	19,733	20,702	23,925	24,391	23,451	20,625	-12%	-4%

*Any information relating to forward-looking statements, targets, goals, progress against goals, and linked information was not subject to Deloitte & Touche LLP's review or examination and, accordingly, Deloitte & Touche LLP does not express a conclusion or any form of assurance on such information.

** Vornado has chosen to report our emissions based on operational control from the World Resource Institute's Greenhouse Gas Protocol: A Corporate Accounting and Reporting Standard: Revised Edition. We report all consolidated entities, and unconsolidated joint ventures where we influence operational control in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025. Buildings not included are those under development as listed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025. For buildings that have a pro rata share ownership percentage, RECs are subtracted from total energy usage prior to emission calculations and residual values are then prorated.

*** The quantity of offsets purchased, 1,792 Emission Reduction Tonnes from American Carbon Registry ("ACR") project ID ACR556. The Project Name is Foam Blowing Agent Project 005, located in Winchester, Virginia, and is an Industrial Process Emissions project type. This disclosure was not subject to Deloitte & Touche LLP's review and, accordingly, Deloitte & Touche LLP does not express a conclusion, opinion, or any form of assurance on such information.

****This disclosure was not subject to Deloitte & Touche LLP's review and, accordingly, Deloitte & Touche LLP does not express a conclusion, opinion, or any form of assurance on such information.

Sustainability Report 2025 23

Sustainability Report 2025  2524  Sustainability Report 2025 Environmental / Intensity Measures Intensity Measures* GHG Emissions** (MTCO2e/SF) Building Water (m3/SF) Building Energy (kWh/SF) Vornado uses intensity measures to benchmark our portfolio’s energy, water, and emissions progress with our company’s growth. It is a useful unit of measure when assessing new acquisitions or planning developments. Nonhazardous Waste (Metric Tons)* An additional 72 METRIC TONS of hazardous waste was recycled in 2025. 2019 2020 2021 2022 2023 2024 2025 Recycled 11,013 3,371 3,336 4,497 4,096 4,372 4,777 Energy Recovery 6,101 2,680 3,920 3,837 5,490 6,826 6,569 Composting 2,620 935 689 1,661 1,957 2,291 2,563 Landfill 2,123 698 91 1,117 123 135 57 Total 21,857 7,684 8,036 11,112 11,666 13,624 13,966 Water Withdrawal* 2019 2020 2021 2022 2023 2024 2025 C ub ic M et er s (m 3) 0 A 35% reduction from 2019 GRI 302-3, 305-4 GRI 303-1, 303-3, 303-5, 306-3, 306-4, 306-5 **GHG Emissions Intensity includes emissions from Scopes 1, 2 location-based & Scope 3. The reported sharp increase in 2022 emissions is due to increased eGRID factors in 2021, 2022, 2023, 2024, and 2025. Please see page 47 for more information about the 2025 eGRID factors specifically relating to the NYC/Westchester region. *For reporting boundaries, see note on p. 115. 1,242,9111,312,148 1,420,283 1,391,995 2,314,681 3,500,000 3,000,000 2,500,000 2,000,000 1,500,000 1,000,000 2020 .0433 .0054 21.38 2021 .0419 .0056 21.25 2019 .0744 .0066 25.82 2022 .0480 .0066 22.74 2023 .0482 .0065 21.38 2024 .0525 .0068 21.91 2025 .0530 .0065 22.63 1,487,910 1,499,006

Environmental / Intensity Measures


PENN 2

▸ PENN 2 dramatically reduced embodied carbon by reusing its existing structure, and it features a triple-glazed high-performance façade, expansive outdoor green spaces, energy-efficient systems, and improved water and resource use, advancing environmental performance within THE PENN DISTRICT.

GRI 302-1, 302-2

Energy Consumption (MWh)*

Energy by Type

	2019	2020	2021	2022	2023	2024	2025
Chilled Water	12,701	9,220	11,540	10,384	10,264	10,311	10,828
District Steam	228,917	163,456	154,793	168,929	140,054	136,856	152,252
Electricity	447,971	349,880	339,163	353,349	328,333	321,893	316,628
Fuels	114,152	125,150	124,413	140,864	138,807	151,582	160,228
Cogenerated Fuels**	*38,894*	*55,391*	*54,337*	*61,907*	*70,089*	*77,628*	*77,004*
Total	803,741	647,706	629,909	673,526	617,458	620,642	639,936

*Fuel consumption is inclusive of cogenerated fuels.

Energy by Type

SCOPE 1:	**129,102 MWh**
Oil & Natural Gas Heating and Cooling	
Cogenerated Fuels	
SCOPE 2:	**242,873 MWh**
District Steam	
Base Building Electricity	
SCOPE 3:	**267,962 MWh**
Direct Metered Tenant Utilities	
Submetered Tenant Utilities	
TOTAL:	**639,936 MWh**

*For reporting boundaries, see Reporting Boundaries note on p. 115. GRI references apply to noted sections.

**This disclosure was not subject to Deloitte & Touche LLP's review and, accordingly, Deloitte & Touche LLP does not express a conclusion, opinion, or any form of assurance on such information.

26 Sustainability Report 2025

Sustainability Report 2025 27

Environmental

Renewable Energy

SASB IF-RE-130a.5

VORNADO PROCURES renewable energy certificates (RECs) to demonstrate our commitment to renewable energy and environmental stewardship. In 2025, Vornado's buildings in both New York and Chicago used 100% renewable energy through the procurement of bundled RECs. In San Francisco, our buildings sourced 100% in-state, off-site clean energy, aligning with the city's clean power and carbon-neutrality goals. This product was selected as a localized solution that supports investment in renewable energy infrastructure in California, advances statewide decarbonization goals, and increases access to clean energy for local communities.

In a recent development, Vornado has completed Sunset Pier 94 Studios, the first purpose-built studio campus in Manhattan. In partnership with Hudson Pacific Properties, Blackstone, the City of New York, and New York City Economic Development Corporation, the multiuse project has delivered first-of-its-kind space, home to both state-of-the-art film and production technology. With the installation of a 700kW system, the property hosts the second-largest solar array in Manhattan.

The regional grids in which we operate have established decarbonization targets that are expected to enable our electricity and district steam operations to become carbon free by 2050. Until these grid-level goals are achieved, off-site renewable energy serves as a supplemental strategy, providing a virtual offset to our Scope 2 emissions. Vornado regularly evaluates opportunities to invest in renewable energy and believes that on-site renewable generation is among the most impactful methods for reducing market-based carbon emissions.

With changes to eGRID factors in recent years, location-based emissions are expected to increase in the near term until additional renewable energy is incorporated into regional electricity grids. These emissions represent the remaining balance not reduced through energy efficiency measures, demand optimization, or renewable energy procurement. As electricity consumption declines through ongoing efficiency initiatives and regional grids decarbonize over time, our reliance on REC procurement is expected to decrease.


1290 AVENUE OF THE AMERICAS

▸ 1290 Avenue of the Americas' new amenity space, the Pavilion and Meadow, offers a 17th-floor sky park, landscaped terraces, wellness and fitness facilities, flexible indoor-outdoor lounges, and social spaces that enhance tenant well-being and community connectivity.

1290 AVENUE OF THE AMERICAS

Case Study: Building Decarbonization Tool*

▸ We completed the design of a new decarbonization calculator in 2024 and continued refining the tool in 2025 to more accurately reflect building operations, including the integration of cogeneration facilities. The tool incorporates more aggressive utility rate escalation assumptions to better align with planned decarbonization efforts by local electricity and district steam systems.

Using this enhanced modeling, we prioritized buildings where targeted capital investments can deliver meaningful performance improvements. The tool identifies projects that reduce operating expenses and offer reasonable payback periods while ensuring that more capital-intensive measures—such as chiller replacements—are timed to coincide with the end of existing equipment's useful life. As a result, we have been able to strategically select and budget projects over the next five years that advance our Vision 2030 goals while reducing exposure to emissions-based regulations, including New York City's Local Law 97.

For buildings without a financially viable pathway to near-term carbon neutrality, the tool estimates the cost of procuring RECs and carbon offsets until grid decarbonization progresses. These projected costs serve as an important input when evaluating each asset's long-term compliance with building performance standards and carbon regulations.

VORNADO'S DECARBONIZATION TOOL


Vision 2030 Cash Flow
LL97 Compliance and Penalty Exposure
Scope 1+2 Annual Carbon Emissions

This is an example of how strategic efficiency and decarbonization projects eliminated LL97 fines and reduced Scope 1 emissions at a building while delivering an ROI.

*This disclosure was not subject to Deloitte & Touche LLP's review or examination and, accordingly, Deloitte & Touche LLP does not express a conclusion, opinion, or any form of assurance on such information.

28 Sustainability Report 2025

Sustainability Report 2025 29

Environmental

Environmental Management System (EMS)

GRI 3-3, SASB IF-RE-130a.5


Plan
Act
Do
Check

VORNADO STRIVES to advance its environmental objectives and minimize its environmental footprint by applying the Plan-Do-Check-Act framework of the ISO 14001:2015 Environmental Management System (EMS) across the organization.

Through a continuous improvement cycle, we identify material environmental topics and develop or update companywide Environmental Commitments and Policies aligned with our business. We then plan and implement initiatives, evaluate performance and corrective actions, and communicate material outcomes throughout the organization, including to management and external stakeholders.

Plan

Org Level: *The Board, Executive Team, and Corporate Sustainability Team*

- Leveraging outcomes from **Act** stage, stakeholder feedback, regulation, and market trends to develop our commitment and policies:
  - Materiality assessment
  - Steering committee and Board presentations
  - Leadership in industry-relevant organizations, speaking engagements, educational events
  - Regulation
  - Stakeholder feedback (investors, tenants, employees)

Do

Org Level: *Sustainability Team and Sustainability Strategy Business Units*

- Implementation of **Plan** stage deliverables are established, championed, and infused throughout the company:
  - Establish and update policies and processes, including EMS
  - Audits and retro commissioning reports
  - Assess and pilot technologies
  - Submetering
  - Green leasing
  - Budgets
  - Energy and Water Efficiency projects, both operating and capital driven
  - Tenant engagement
  - EV charging installations
  - Building certifications and energy ratings
  - Renewable procurement strategy
  - Workforce development training

Check

Org Level: *Executive Team, Corporate Sustainability Team, Sustainability Team, and Sustainability Strategy Business Units*

- Assessment of **Do** stage deliverables are completed, communicated, and reviewed. Feedback is iterated and integrated:
  - Benchmark operational performance
  - Measurement and verification for efficiency projects
  - Annual asset-level sustainability meetings with asset management and engineering
  - Corrective and preventative actions are incorporated
  - Financial returns are assessed
  - External assurance engagement and internal audit
  - Data collection, reporting, and disclosure
  - Presentations to investors

Act

Org Level: *The Board, Executive Team, and Corporate Sustainability Team*

- Management reviews and communication of **Check** stage, and the iterative process restarts:
  - Steering committee meetings
  - Presentations to the Board

30 Sustainability Report 2025

Sustainability Report 2025 31

Environmental

Certifications & Ratings

GRI 2-24, 3-2, 3-3, SASB IF-RE-130a.5

VORNADO UPHOLDS energy ratings, benchmarking, and certifications as an important recognition tool and performance indicator. We understand that our tenants prefer buildings that have earned green building certifications and demonstrate competitive energy ratings, such as a high ENERGY STAR score. We believe that certifications based on ongoing performance are more relevant to us than those based on performance-modeled design objectives. These efforts are further demonstrated through our programs and commitments.

LEED-Certified Properties*

100%

Vornado's In-Service Managed Office Portfolio is LEED Certified.

97%

Vornado's In-Service Managed Office Portfolio is LEED Gold or higher, totaling over 24.6 million SF of LEED Gold or Platinum.

San Francisco*

1.	315 Montgomery Street	LEED Silver, ENERGY STAR NextGen, Fitwel One-Star, WELL Health-Safety
2.	555 California Street & 345 Montgomery Street	LEED Gold, ENERGY STAR NextGen, BOMA 360, Fitwel One-Star, WELL Health-Safety, TRUE



Chicago*

1.	THE MART	LEED Gold, Fitwel Two-Star, WELL Health-Safety



Legend

- LEED Silver
- LEED Gold
- LEED Platinum
- ENERGY STAR Certified
- ENERGY STAR NextGen
- BOMA 360
- Fitwel One-Star
- Fitwel Two-Star
- WELL Health-Safety
- ModeScore Platinum
- Active Score Silver
- Active Score Gold
- TRUE

New York City*

#	Building	Certifications
1.	100 West 33rd Street	LEED Gold, ENERGY STAR NextGen, BOMA 360, WELL Health-Safety, ModeScore Platinum, Active Score Silver
2.	7 West 34th Street	LEED Gold, ENERGY STAR Certified, BOMA 360, WELL Health-Safety, ModeScore Platinum, Active Score Silver
3.	330 West 34th Street	LEED Platinum, ENERGY STAR NextGen, BOMA 360, WELL Health-Safety, ModeScore Platinum, Active Score Silver
4.	PENN 1	LEED Gold, BOMA 360, Fitwel Two-Star, WELL Health-Safety, ModeScore Platinum, Active Score Silver
5.	PENN 2**	LEED Gold, BOMA 360, WELL Health-Safety, ModeScore Platinum, Active Score Silver
6.	PENN 11	LEED Gold, ENERGY STAR NextGen, BOMA 360, WELL Health-Safety, ModeScore Platinum, Active Score Silver
7.	The Farley Building	LEED Platinum, BOMA 360, WELL Health-Safety, ModeScore Platinum, Active Score Gold
8.	1290 Avenue of the Americas	LEED Gold, ENERGY STAR Certified, BOMA 360, WELL Health-Safety
9.	150 East 58th Street	LEED Gold, BOMA 360, WELL Health-Safety
10.	770 Broadway	LEED Platinum, ENERGY STAR NextGen, BOMA 360, WELL Health-Safety
11.	909 Third Avenue	LEED Gold, ENERGY STAR Certified, BOMA 360, WELL Health-Safety
12.	One Park Avenue	LEED Gold, ENERGY STAR Certified, BOMA 360, WELL Health-Safety
13.	650 Madison Avenue	LEED Gold, ENERGY STAR NextGen, BOMA 360, WELL Health-Safety
14.	731 Lexington Avenue	LEED Gold, BOMA 360, Fitwel One-Star, WELL Health-Safety
15.	888 Seventh Avenue	LEED Gold, BOMA 360, WELL Health-Safety
16.	90 Park Avenue	LEED Gold, ENERGY STAR NextGen, BOMA 360, WELL Health-Safety
17.	350 Park Avenue	LEED Gold, BOMA 360, WELL Health-Safety
18.	595 Madison Avenue	LEED Gold, ENERGY STAR NextGen, BOMA 360, WELL Health-Safety
19.	640 Fifth Avenue	LEED Gold, BOMA 360, WELL Health-Safety
20.	689 Fifth Avenue	LEED Gold, BOMA 360, WELL Health-Safety
21.	50 West 57th Street	LEED Gold, BOMA 360, WELL Health-Safety
22.	512 West 22nd Street***	LEED Silver, ENERGY STAR NextGen, BOMA 360, WELL Health-Safety
23.	61 Ninth Avenue	LEED Silver, BOMA 360, WELL Health-Safety
24.	280 Park Avenue	LEED Gold, BOMA 360, WELL Health-Safety
25.	606 Broadway	LEED Silver, BOMA 360
26	260 Eleventh Avenue	LEED Gold, ENERGY STAR Certified
27	210 Route 4 East *(not in map)*	LEED Silver, WELL Health-Safety



*This disclosure was not subject to Deloitte & Touche LLP's review or examination and, accordingly, Deloitte & Touche LLP does not express a conclusion, opinion, or any form of assurance on such information.

**PENN 2 was last certified in 2020 and upon meeting LEED O+M occupancy requirements, we anticipate recertification at LEED Gold.

***Building was sold in 2025.

32 Sustainability Report 2025

Sustainability Report 2025 33

Sustainability Report 2025  3534  Sustainability Report 2025 Vornado Realty Trust achieved a groundbreaking milestone in 2024, by being the first major real estate owner in the nation to earn LEED certification across 100% of its in-service managed office portfolio, marking an unprecedented commitment to sustainability in commercial real estate. This certification of over 25.3 million square feet of office space across New York City, Chicago, and San Francisco demonstrates Vornado's leadership in environmental stewardship and sustainable building operations. Through rigorous adherence to LEED standards in energy efficiency, water conservation, waste management, and indoor environmental quality, Vornado has set a new industry benchmark while creating healthier workspaces for tenants and reducing operational costs. 100% LEED Certified 5  In 2025, 1290 Avenue of the Americas achieved ENERGY STAR certification through optimized building systems, enhanced energy management practices, high-efficiency HVAC upgrades, continuous performance monitoring, and tenant engagement initiatives that reduced energy intensity and improved overall operational efficiency. Certifications In 2025, Vornado Realty Trust achieved ENERGY STAR NextGen certification in over 7.98 millon SF across ten signature properties, illustrating its commitment to the next frontier of building performance standards. As an advanced energy performance certification, NextGen requires a building to: earn an ENERGY STAR score of 75 or higher, meet direct greenhouse gas emissions intensity targets, and source at least 30% of total energy—or 100% of electricity— from renewable means. This achievement reinforces Vornado's industry leadership in sustainability and aligns its Vision 2030 carbon neutrality goals with providing tangible value to tenants seeking workplaces that meet rigorous environmental performance standards. ENERGY STAR NextGen In 2025, Vornado Realty Trust's 555 California Street achieved TRUE certification, demonstrating the property's commitment to diverting at least 90% of solid waste from landfills, incineration, and the environment. This milestone represents the result of a long-term collaborative effort by Vornado's dedicated property management team, janitorial staff, zero-waste consultant, landscapers, environmentally conscious tenants, and vendors. The achievement marks a remarkable transformation from the property's 2018 baseline of only 51% diversion, showcasing Vornado's operational excellence and commitment to fostering a zero-waste culture across its portfolio. TRUE certification validates the company's comprehensive waste reduction strategies and positions 555 California Street as a leader in resource efficiency and environmental responsibility. TRUE Certification Vornado Realty Trust has been recognized with the 2025 Momentum Award - Commitment Category, presented by ModeScore, celebrating its long-term, portfolio-wide commitment to sustainable mobility in THE PENN DISTRICT. Spanning over 10 million square feet of transit-oriented development, THE PENN DISTRICT is designed to prioritize low-carbon transportation and community well-being. From pedestrian- friendly infrastructure and shared streets to vibrant green spaces like Plaza33—a tree-lined plaza with seating and landscaping—Vornado is redefining the urban commute. This award acknowledges companies making bold moves to scale sustainable transportation solutions. Vornado’s transformation of THE PENN DISTRICT into a resilient, commuter- focused district reflects its ongoing dedication to shaping a healthier, more connected New York City. 2025 Momentum Award Environmental 1290 AVENUE OF THE AMERICAS Vornado Realty Trust's achievement of the WELL Health-Safety Rating across its in-service managed portfolio demonstrates a significant commitment to tenant well- being through evidence-based, third- party verified protocols. The certification addresses critical measures, including cleaning protocols, air and water quality management, emergency preparedness, and stakeholder engagement. This distinction positions Vornado's properties as leaders in occupant-focused asset management, providing a competitive advantage in attracting quality tenants who prioritize workplace health and safety while signaling that rigorous, science-backed protocols are implemented across the portfolio. 100% WELL Health-Safety Rated

Sustainability Report 2025  3736  Sustainability Report 2025 Environmental 555 CALIFORNIA STREET 90 PARK AVENUE THE MART VORNADO REALTY TRUST (NYSE: VNO) is a fully integrated real estate investment trust (REIT). In New York, we have 51 Manhattan operating properties consisting of the following: We have a 32.4% interest in Alexander’s, Inc. (NYSE: ALX), which owns five properties in the New York metropolitan area, including 731 Lexington Avenue, the 1.1-million-square-foot Bloomberg L.P. headquarters building; signage throughout Times Square and THE PENN DISTRICT; and BMS, our wholly owned subsidiary, which provides cleaning and security services for our buildings and third parties. We also have multiple development sites and redevelopment projects, including 350 Park Avenue, Sunset Pier 94 Studios, 623 Fifth Avenue, the Hotel Pennsylvania site (PENN 15) and other PENN DISTRICT sites. We have one property in Chicago, the 3.7-million- square-foot THE MART; and in San Francisco, we have a 70% controlling interest in 555 California Street, a three-building office campus in San Francisco’s financial district totaling 1.8 million SF. Results by Region Square feet of office space in 26 properties 19.2 MILLION Square feet of street retail space in 45 properties 2.3 MILLION Residential units in two Manhattan properties 1,331 Vornado’s In-Service Office Portfolio is ENERGY STAR rated Total SF of ES-rated* properties: 35.1 million. Total SF of ES-certified office properties: 12.7 million. 100% *ES-rated properties are either entirely owned or partially owned by Vornado.

Environmental / Results by Region


280 PARK AVENUE

▸ 280 Park Avenue is a LEED Gold-certified office tower with energy-efficient lighting, real-time energy monitoring, green cleaning, enhanced air filtration, water-saving fixtures, recycling programs, and transit access promoting low-carbon commuting.


PENN 1 WEST PLAZA

▸ THE PENN DISTRICT'S open space and public realm features expanded plazas, landscaped pathways, seating, and enhanced pedestrian connectivity that welcome the community, boost urban greenery, and create vibrant, accessible environments.

New York City

Waste by Region
(metric tons)


Non-Hazardous Recycling (4,156)
Organic Waste Diversion (2,295)
Electronic & Universal Waste Recycling (58)
Energy Recovery (5,552)
Landfill (0)
Diversion Rate (57%)

Transportation Survey Results (percentage of tenants)


Bus (11%)
Car: Solo (7%)
Carpool/ Alternative Fuel (1%)
Heavy Rail (55%)
Light Rail (3%)
Walk/Bike/ Telecommute (23%)

Grid Electricity Mix
(% of energy supply)


Natural Gas
98.2%
Other Fossil
0.7%
Biomass
0.5%
Oil
0.5%
Solar
0.1%

Source: EPA eGRID 2023, NYCW Resource Power Mix

2025 GHG Emissions (MTCO2e)

Scope 1 *Oil & Natural Gas, Heating and Cooling, Cogeneration*		Scope 2 *District Steam, Base Building Electricity*		Scope 3 *Direct Metered & Submetered Tenant Utilities*		**Total**
18,926	+	52,670	+	77,556	=	149,152

38 Sustainability Report 2025

Sustainability Report 2025 39

Environmental / Results by Region

Chicago

Waste by Region
(metric tons)


Non-Hazardous Recycling (266)
Organic Waste Diversion (43)
Electronic & Universal Waste Recycling (13)
Energy Recovery (1,016)
Landfill (0)
Diversion Rate (39%)

Transportation Survey Results (percentage of tenants)


Bus (6%)
Car: Solo (24%)
Carpool/ Alternative Fuel (6%)
Heavy Rail (31%)
Light Rail (2%)
Walk/Bike/ Telecommute (31%)

Grid Electricity Mix
(% of energy supply)


Natural Gas:
44%
Nuclear Power:
33%
Coal-Fired Power:
15%
Wind Power:
4%
Hydro Power:
1%
Solar Power:
2%
Other Resources:
1%

Source: Com Edison Environmental Disclosure Report, 12 months ending September 30, 2024

2025 GHG Emissions (MTCO2e)

Scope 1 *Oil and Natural Gas, Heating and Cooling, Cogeneration*		**Scope 2** *District Steam, Base Building Electricity*		**Scope 3** *Direct Metered, Tenant Utilities*		**Total**
4,243	+	5,901	+	6,954	=	17,098

San Francisco

Waste by Region
(metric tons)


Non-Hazardous Recycling (356)
Organic Waste Diversion (225)
Electronic & Universal Waste Recycling (0.44)
Energy Recovery (0)
Landfill (57)
Diversion Rate (91%)

Transportation Survey Results (percentage of tenants)


Bus (9%)
Car: Solo (21%)
Carpool/ Alternative Fuel (2%)
Heavy Rail (45%)
Light Rail (11%)
Walk/Bike/ Telecommute (13%)

Grid Electricity Mix
(% of energy supply)


Nuclear:
63%
Renewable:
23%
Large Hydro:
12%
Natural Gas:
2%

Source: PG&E, 2024 Power Mix

2025 GHG Emissions (MTCO2e)

Scope 1 *Oil and Natural Gas, Heating and Cooling, Cogeneration*		**Scope 2** *District Steam, Base Building Electricity*		**Scope 3** *Direct Metered, Submetered Tenant Utilities*		**Total**
78	+	7,526	+	1,610	=	9,214

*This disclosure was not subject to Deloitte & Touche LLP's review and, accordingly, Deloitte & Touche LLP does not express a conclusion, opinion, or any form of assurance on such information.

40 Sustainability Report 2025

Sustainability Report 2025 41

Sustainability Report 2025  4342  Sustainability Report 2025 Environmental / Energy Efficiency Programs Energy Efficiency Programs GRI 2-24, 3-3, SASB IF-RE-130a.5 ENERGY MANAGEMENT is integrated into our annual operations and investment oversight processes and evaluated through a climate-related risk framework that informs asset management, capital allocation, and long-term portfolio strategy. We monitor energy consumption, utility costs, and building performance metrics to identify efficiency opportunities, manage operational risk, and support resilience across the portfolio. Recent National Oceanic and Atmospheric Administration (NOAA) data indicate that since 2023, the U.S has experienced some of the warmest years in the instrumental record, with 2024 the warmest to date, and 2025 among the warmest. The U.S. Climate Extremes Index remained elevated — particularly in 2025 — reflecting increased temperature variability, including sustained above-normal conditions in New York, Chicago, and San Francisco, our key markets, which affects building operations, energy demand, and infrastructure performance. In managing these risks, we rely on the expertise of our building Chief Engineers and their operating teams who assess conditions, optimize system performance, and implement asset-specific operational strategies. Their on-site knowledge, supported by centralized oversight and third-party engineering assessments, enables informed decisions regarding preventive maintenance, system upgrades, emergency preparedness, and capital planning. Energy performance is evaluated using quantitative metrics, including consumption and cost per square foot, and benchmarked against industry standards to support disciplined investment decisions and long-term asset value preservation. Our energy management program is embedded within our portfolio strategy and capital allocation framework, reflecting our focus on operational performance and value preservation. Capital investments are evaluated annually based on projected performance improvements, lifecycle considerations, and alignment with our sustainability objectives. Implementation is supported by our centralized energy management team and executed by experienced operators and Chief Engineers. We also partner with third-party engineering firms to conduct ASHRAE Level II Energy Audits and retro-commissioning at all New York City, Chicago, and San Francisco properties over 50,000 square feet, creating a collaborative framework that strengthens technical rigor and informs continuous improvement. In New York City, these assessments support compliance with Local Law 87 and guide capital planning priorities focused on measurable efficiency gains and long-term strategy. In 2025, we completed our second full year of portfolio-wide operational optimization. As building conditions evolved amid increased extreme weather variability and higher occupancy levels across our properties, we continued to focus on enhancing system performance, operational efficiency, and reliability. Building on zero-cost, high-impact initiatives implemented in 2023 and 2024, our efforts in 2025 emphasized targeted, low-cost enhancements to building control systems designed to maintain optimal performance under varying demand conditions. These measures included correcting improperly positioned outside air sensors that affected heating and cooling functionality, addressing malfunctioning floor damper controls requiring manual intervention, and eliminating instances of equipment operating in bypass mode. These initiatives reinforce continued portfolio-wide performance improvements, building on prior energy reductions of 10% in 2023, 5% in 2024, and 1% in 2025. Through time, these results reflect the cumulative impact of disciplined operational enhancements and an increasingly efficient portfolio baseline. To sustain and further advance these gains, we intend to implement portfolio- wide retro-commissioning of building management systems, strengthening system optimization, reinforcing operational consistency, and supporting the long-term persistence of efficiency improvements across the portfolio. At 61 9th Avenue, BMS programming and system setpoints were optimized to improve energy efficiency and operational performance. Enhancements included load-based pump control, implementing night setback reset setpoints, adjustable fan and cooling tower speed limits, and real-time energy use monitoring to increase transparency and accountability. These measures reduced unnecessary equipment runtime and stabilized system operation, resulting in an average decrease of 12%, or 49,910 kWh below previous year performance. This equals approximately 23.2 MTCO2e avoided, or approximately 59,000 miles** not driven by an average gasoline-powered passenger vehicle. These changes support improved occupant comfort, responsible energy management, and Vornado’s focus on enhancing system efficiency. Operational Optimization* Over time, we have replaced steam- and gas-fired chillers with ultra-high-efficiency electric chillers as existing equipment reaches the end of its useful life. Full electrification of building heating systems is not yet cost-effective and would be highly disruptive to building occupants; therefore, we will continue to rely on district steam heating where it is currently available. Across the portfolio, a limited number of boilers continue to operate on #2 fuel oil or a hybrid of fuel oil and natural gas. At One Park Avenue we evaluated electrification and district steam but determined that the most efficient and impactful building decarbonization path, while maintaining tenant health and shareholder value, is to move to a 99% biofuel blend that reduces emissions by approximately 74% per mBTU of heat generated compared to current #2 fuel oil. Biofuel (TruBurn)* In 2025, we completed 2,778 hours of building operator training in partnership with Smith Engineering and NYSERDA. The program covered a broad range of HVAC-related topics, including chiller and boiler fundamentals, maintenance and optimization, energy conservation measures, decarbonization strategies, utility bill analysis, and retro- commissioning. The training was designed to ensure that all building operators—not only chief engineers—actively participate in identifying, monitoring, and reducing energy waste. By equipping operators with both technical knowledge and practical tools, the program empowers teams to make informed decisions about equipment scheduling and operations that improve energy performance. In addition, we partnered with the Urban Green Council to offer Green Professional (GPRO) certification to employees, reinforcing the integration of high-performance practices into daily operations. The GPRO Operations and Maintenance Essentials track is an eight-hour course, targeted to property managers and operating engineers. The program covers building system, actionable steps to improve health and efficiency, and methods for evaluating the costs and benefits of efficiency measures. In 2025, 19 employees completed the course, including 13 operating engineers, representing a total of 152 training hours. Building Operator Training & GPRO* *This disclosure was not subject to Deloitte & Touche LLP’s review and, accordingly, Deloitte & Touche LLP does not express a conclusion, opinion, or any form of assurance on such information. **According to EPA Greenhouse Gas Equivalencies Calculator https://www.epa.gov/energy/greenhouse-gas-equivalencies-calculator#results

Environmental / Energy Efficiency Programs

Portfolio-Wide Autonomous BMS Platform*

PingCx

We are expanding the use of PingCx's autonomous building management system (BMS) commissioning platform across our office portfolio. While traditional retro-commissioning delivers meaningful benefits, it is time- and labor-intensive and typically tests only a subset of building control sequences. PingCx enables rapid, point-by-point testing at scale, allowing comprehensive commissioning of approximately 19,000 data points across 3,100 functional tests at a pilot location in just 2.5 days.

Notably, even in a high-performing building with an ENERGY STAR® score of 87 and ENERGY STAR NextGen certification, a significant number of BMS sequences were identified as having deficiencies. Correcting these inefficiencies is expected to generate more than $230,000 in annual cost savings and reduce emissions by approximately 1,900 metric tons of CO_2.

ENERGY STAR and NextGen Certifications

In 2025, we achieved ENERGY STAR and ENERGY STAR® NextGen certifications across 15 properties, representing more than 12.7 million square feet—the highest number in our portfolio to date. Ten properties earned ENERGY STAR® NextGen certification, recognizing the nation's most energy-efficient, low-emissions buildings. These assets meet building-type- and climate-zone-specific direct emissions targets, reflecting the benefit of integrating energy management practices into daily operations. Among the certified properties, nine maintained prior ENERGY STAR status, including three certified for at least ten consecutive years, demonstrating sustained operational excellence. One property earned certification for the first time, and another regained it for the second consecutive year.

To honor these accomplishments, we recognized Property Managers and Chief Engineers on October 14, 2025, with a team luncheon and commemorative plaques celebrating their leadership and commitment to energy efficiency and emissions reduction.

BUILDING	2025 ENERGY STAR SCORE	ENERGY STAR CERTIFICATION PREVIOUS YEAR	CERTIFICATION TYPE
100 W 33RD STREET	97	2011, 2015-2024	NextGen
909 THIRD AVENUE	93	2008, 2012, 2015-2024	ENERGY STAR
7 W 34TH STREET	93	2017-2024	ENERGY STAR
260 11TH AVENUE	90	2016-2024	ENERGY STAR
ONE PARK AVENUE	89	2009-2011, 2016-2018, 2024	ENERGY STAR
770 BROADWAY	85	2008, 2015-2024	NextGen
90 PARK AVENUE	85	2023	NextGen
330 W 34TH STREET	83	2016-2024	NextGen
315 MONTGOMERY STREET	81	2009, 2016-2020	NextGen
512 W 22ND STREET	80	N/A	NextGen
555 CALIFORNIA STREET	76	2009, 2017-2018	NextGen
PENN 11	76	2008, 2011, 2015-2018, 2024	NextGen
1290 AVENUE OF THE AMERICAS	75	2009	ENERGY STAR
595 MADISON AVENUE	75	2016-2018, 2023-2024	NextGen
650 MADISON AVENUE	75	2013, 2016-2018	NextGen

*Any information relating to forward-looking statements, targets, goals, progress against goals, and linked information was not subject to Deloitte & Touche LLP's review or examination and, accordingly, Deloitte & Touche LLP does not express a conclusion or any form of assurance on such information.

44 Sustainability Report 2025

Demand Response*

VORNADO HAS PARTICIPATED in demand response programs for more than a decade and remains committed to voluntarily reducing electricity usage during periods of regional grid distress. Our primary curtailment strategies include reducing fan speeds and shifting from electric to steam chillers where available. These measures allow us to curtail load without impacting tenant comfort.

In recent years, tenants have also become active partners by voluntarily turning off nonessential lighting and equipment.

In 2025, our demand response participation delivered 6.4 MW of curtailment across New York City properties, 4.2 MW at THE MART, and 800 kW at 555 California. To maintain overall portfolio impact and support our local grids while improving baseline efficiency in our buildings, we continue to enroll additional buildings that had not previously participated. Recognizing that even modest reductions are critical during grid emergencies, our enrolled buildings range from 30 kW to 1 MW of curtailment capacity.

YEAR	NEW YORK CITY ENROLLMENT	SAN FRANCISCO ENROLLMENT	CHICAGO ENROLLMENT
2025	6.4 MW	800 kW	4.2 MW
2024	5.9 MW	800 kW	4.2 MW
2023	4.7 MW	800 kW	4.2 MW
2022	4.7 MW	800 kW	4.2 MW
2021	4.6 MW	800 kW	4.2 MW

New York City's Local Law 97

In 2025, we completed our first cycle of compliance with Local Law 97 without incurring any fines and do not currently anticipate fines for any Vornado managed buildings between 2025 and 2029. To address 2030 requirements, we are implementing operational optimization programs across our portfolio and deploying targeted capital upgrades.

We actively engage with the New York City Department of Buildings (DOB) to ensure they understand operational nuances that may warrant additional time to file or exceptions to standard compliance guidelines. For example, we highlighted that exterior LED signage, while significantly increasing electricity consumption, is sometimes required by zoning regulations and should be considered separately from a building's total energy use.

To further support effective policy implementation, we participate in the Local Law 97 Advisory Board, the weekly Service Provider & DOB Check-in, and, most recently, the LL97 District Steam Decarbonization Working Group. These engagements allow us to proactively collaborate with regulators while advancing our Vision 2030 emissions reduction goals.

*This disclosure was not subject to Deloitte & Touche LLP's review or examination and, accordingly, Deloitte & Touche LLP does not express a conclusion, opinion, or any form of assurance on such information.

Sustainability Report 2025 45

Environmental

Energy Progress

GRI 2-24, 3-3

Policy & Decarbonization

The Sustainability Team at Vornado is involved with organizations, panels, and conferences, playing a critical role in educating policymakers and stakeholders on developing and implementing responsible strategies that balance return on investment (ROI) with regulation. Our involvement supports the broader industry and communities in several ways by helping to shape industry-wide sustainability standards and best practices, which can inform policymakers on feasible, market-driven solutions. Through panel discussions and public speaking, our team shares real-world data on the financial and environmental benefits of sustainable building practices. By demonstrating how energy efficiency, green building retrofits, and carbon reduction strategies enhance long-term ROI, we provide a compelling case for policies that incentivize developers and support policymakers. By working with government agencies and legislative bodies, Vornado helps shape policies that promote sustainability without stifling economic growth. This includes advocating for incentives for energy efficiency and decarbonization upgrades, streamlined permitting for energy-efficient buildings, and public-private partnerships to accelerate carbon reduction. When major real estate firms like Vornado publicly champion sustainability, it signals to both the market and policymakers that sustainable investment is viable and beneficial. This can lead to broader acceptance of policies that drive responsible urban development. By leveraging our platform, Vornado works to bridge the gap between government policy and real estate market realities, seeks to ensure that sustainability regulations are both effective and economically sound.

New York Energy Consumers Council

Vornado serves on the Board of the New York Energy Consumers Council (NYECC), which actively participates in Con Edison rate cases. In 2025, Con Edison filed with the Public Service Commission (PSC) to increase gas and electric rates for 2026–2028. Following an 11-month process, the NYECC and other stakeholders reached a joint proposal for PSC consideration. The NYECC played a key role in significantly reducing Con Edison's initial request for electricity rate increases—from $7.6 billion over three years to $1.6 billion—and gas rate increases—from $2 billion over three years to $213 million. This represents a reduction in the requested electric rate increase from 38.2% to 11.9% and a reduction in the requested gas rate increase from 37.3% to 7.1%. NYECC will also be engaged in upcoming steam rate tariff proceedings.

In addition to rate negotiations, NYECC organizes educational events on key energy topics. On May 22, 2025, NYECC hosted its third Annual State of the Grid event, featuring a panel discussion on the transition of the electric grid to renewable energy in alignment with the Climate Leadership and Community Protection Act. The panel explored the implications of electrification on grid reliability, resilience, and pricing, providing participants with actionable insights on the evolving energy landscape.

Better Buildings Challenge

Vornado joined this initiative in 2023 with a 2019 base year and will leverage its resources in technology, engineering, and consulting experience to further decarbonize the portfolio.

"Leading businesses, manufacturers, cities, states, universities, and school districts commit to improving energy efficiency throughout their building portfolio by at least 20% over 10 years and share their strategies and results."

— BETTER BUILDINGS CHALLENGE

ULI Net Zero By 2050

Vornado continues to reduce its greenhouse gas emissions through its existing commitment to carbon neutrality and has also committed to ULI Greenprint's Net Zero by 2050 goal.

We have committed to the Whole Building, Operational Carbon Track, which includes reducing operational carbon to net zero in landlord and tenant spaces.

*This disclosure was not subject to Deloitte & Touche LLP's review and, accordingly, Deloitte & Touche LLP does not express a conclusion, opinion, or any form of assurance on such information.

46 Sustainability Report 2025

SBTi/GHG Emissions

GRI 305-5

Vornado's emissions reduction targets have been approved by the Science-Based Targets initiative (SBTi) as aligned with a 1.5°C climate scenario. As of 2025, we have achieved a 58% reduction in market-based emissions and a 7% reduction in location-based emissions. Vornado evaluates its greenhouse gas emissions using both location-based and market-based methodologies. Location-based emissions reflect portfolio performance based on average grid emission factors, while market-based emissions reflect the emissions associated with our electricity purchasing decisions.

On June 12, 2025, the U.S. Environmental Protection Agency released updated 2023 eGRID emission factors, which have been applied to our greenhouse gas emissions reporting. In the New York City region—the largest area in which Vornado operates—the grid's increased reliance on nonrenewable energy sources resulted in a significant increase in emission factors compared to the 2020 eGRID data. These system-level changes will continue to affect our location-based emissions performance until long-term renewable solutions are implemented across the regional grid.

To address these impacts, we continue to deploy portfolio-wide optimization strategies, enhance the emissions performance of our existing buildings, and apply high-performance sustainable design principles across all new developments.

Beginning in 2021, our location-based Scope 2 emissions have differed significantly from our market-based Scope 2 emissions due to our investment in renewable energy certificates. In accordance with our SBTi commitment, we will continue to report Scope 2 emissions using both location- and market-based approaches.

Greenhouse Gas (GHG) emissions inventory** — Financial Control Method* GHG emissions by scope (MTCO2e)

	2019	2020	2021	2022	2023	2024	2025
Scope 1	28,577	29,190	29,864	31,311	30,231	30,130	31,524
Scope 2							
Location-based	177,977	133,997	131,405	166,129	159,056	159,952	149,239
Subtotal emissions (Scope 1 + 2 location-based)	206,554	163,187	161,269	197,441	189,287	190,082	180,763
Market-based	177,977	133,997	83,295	61,472	46,665	47,865	50,546
Subtotal emissions (Scope 1 + 2 market-based)	206,554	163,187	113,159	92,784	76,896	77,995	82,070

*Vornado's Science-based target commitment was approved using the financial control method from the World Resource Institute's Greenhouse Gas Protocol: A Corporate Accounting and Reporting Standard: Revised Edition. We report all consolidated entities, and unconsolidated joint ventures where we influence operational control in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025. Buildings not included are those under development as listed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025. For buildings that have a pro rata share ownership percentage, RECs are subtracted from total energy usage prior to emission calculations.

**GHG emissions data was subject to Deloitte & Touche LLP's Limited Assurance, see page 127 for Independent Accountant's Report.

Location-Based Emissions (MTCO2e per square foot)


A 7% reduction from 2019
0.0060
0.0040
0.0020
0
0.0050
0.0045
0.0008
0.0009
2019
2020
2021
2022
2023
2024
2025
Scope 1
Scope 2

Market-Based Emissions (MTCO2e per square foot)


A 58% reduction from 2019
0.0060
0.0040
0.0020
0
0.0050
0.0015
0.0008
0.0009
2019
2020
2021
2022
2023
2024
2025
Scope 1
Scope 2

Sustainability Report 2025 47

Sustainability Report 2025  4948  Sustainability Report 2025 AT VORNADO, sustainability and resilience are important lenses through which we view all development projects at any scale. Our strategy focuses on sustainable development inclusive of carbon neutrality, operational efficiencies, human health, minimizing material resources, and climate change adaptation. Sustainable Development 623 Fifth Avenue is poised to become one of Midtown Manhattan’s premier boutique office destinations, reimagined by Vornado Realty Trust as a high-performance, design-forward workplace that celebrates both its historic structure and a forward-looking sustainability vision. Rather than demolishing the existing building, Vornado is pursuing a comprehensive repositioning strategy, retaining and modernizing the original structural framework. This approach preserves the embodied energy of the existing materials and significantly minimizes embodied carbon emissions compared with full replacement—aligning with industry best practices for low-carbon development while conserving resources and reducing construction waste. The redevelopment program will transform the building into a flexible, amenity-rich office environment tailored to the needs of today’s tenants, with thoughtful finishes, enhanced natural light, and spaces that support collaboration, wellness, and productivity. The design prioritizes human-centric environments that appeal to companies seeking character, quality, and sustainability. Sustainability and resiliency are central to the project’s performance goals. 623 Fifth Avenue is targeting LEED Gold certification through a suite of strategies that improve energy and water efficiency, elevate indoor environmental quality, and enhance operational performance. Upgraded mechanical and lighting systems, high-efficiency envelope improvements, and environmentally responsible material selections will contribute to lower operating emissions and a healthier workspace. 350 Park Avenue is a transformative, next-generation office tower in Midtown Manhattan anchored by Citadel, designed by Foster + Partners and developed by Vornado Realty Trust and Rudin Management. Rising approximately 62 stories and totaling roughly 1.85 million square feet, the building represents a new benchmark for sustainable, high-performance, transit-oriented office development in New York City. Sustainability is foundational to the project’s design and delivery. The building is targeting LEED Platinum and WELL Platinum certifications, reflecting a holistic approach that integrates energy efficiency, carbon reduction, occupant health, and long-term resilience. A high-performance, all-electric design and advanced building envelope maximize energy efficiency, reduce operational emissions, and enhance thermal comfort and indoor environmental quality. Floor-to-ceiling glazing and optimized massing increase access to daylight, supporting productivity while reducing reliance on artificial lighting. Embodied carbon reduction is a core priority. Through strategic material selection, efficient structural design, and construction optimization, the project is targeting a minimum 10% reduction in embodied carbon compared to conventional baseline construction— demonstrating leadership in addressing both operational and upfront emissions. At the street level, a publicly accessible concourse and landscaped plaza will enhance the pedestrian experience along Park Avenue, introducing green space, seating, and active ground-floor uses that strengthen the public realm. Terraces and biophilic design elements throughout the tower further connect occupants to nature. Vornado is advancing a new residential project at 484 Eighth Avenue that will expand THE PENN DISTRICT’S mixed-use character and contribute directly to its LEED for Communities sustainability framework. Designed as a thoughtfully scaled apartment building, 484 Eighth Avenue complements The District’s robust network of transit access, public space, and amenity-rich destinations, reinforcing a walkable, connected, and low-carbon urban neighborhood. The building is expected to deliver high-quality housing with design, performance, and sustainability at the forefront. By integrating into the broader PENN DISTRICT redevelopment, 484 Eighth Avenue will align with district-wide goals for energy efficiency, green infrastructure, healthy living environments, and reduced transportation emissions. Its contribution to the LEED for Communities certification underscores a holistic approach that goes beyond individual buildings to deliver measurable social, environmental, and mobility outcomes at the neighborhood scale. Anchored by unparalleled access to Penn Station, Moynihan Train Hall, multiple subway lines, and active pedestrian networks, the residence will support transit-oriented living— enabling residents to reduce vehicle dependence and participate fully in The District’s walkable ecosystem. Through this integration, Vornado’s residential vision at 484 Eighth Avenue will enhance THE PENN DISTRICT as a sustainable, resilient, and inclusive urban destination. Sunset Pier 94 Studios is now fully operational and stands as Manhattan’s first purpose-built film and television studio. Developed in partnership with Hudson Pacific Properties, Blackstone, Inc., the City of New York, and the New York City Economic Development Corporation, the project delivered approximately 266,000 square feet of state-of-the-art studio, production, and support space while advancing Vornado’s sustainability and adaptive reuse goals. The project was designed and constructed as an all-electric facility and features a 700 kW rooftop solar array, reducing reliance on grid power during peak demand periods. The on-site parking garage includes electric vehicle charging stations, supporting low-emissions transportation for production crews and staff. Sustainability outcomes were further strengthened through the reuse of significant portions of the existing pier structure, substantially lowering embodied carbon emissions compared to full demolition and reconstruction. As a result, the project achieved an overall 22% reduction in embodied carbon, meeting LEED v4 Materials and Resources Credit: Building Life-Cycle Impact Reduction (MRc1) thresholds. Sunset Pier 94 Studios has achieved both LEED Gold and Fitwel 2 Star certifications, reflecting a comprehensive approach that integrates environmental performance, energy efficiency, and occupant health. Together, these achievements position Pier 94 as a model for how adaptive reuse, clean energy, and wellness-focused design can support economic development and sustainable growth on New York City’s waterfront. 623 Fifth Avenue 350 Park Avenue484 Eighth Avenue Sunset Pier 94 Studios Environmental / Sustainable Development

Sustainability Report 2025  5150  Sustainability Report 2025 THE MEADOW 1290 AVENUE OF THE AMERICAS PENN 2  Vornado emphasizes open space in development by expanding plazas, landscaped areas, pedestrian connections, and public realms that enhance urban vitality, community engagement, and access to greenery.  Vornado prioritizes embodied carbon reduction through its Embodied Carbon Framework, tracking and lowering carbon intensity in new development and retrofit projects by using life- cycle assessments and design strategies to minimize material and construction emissions. As our development queue evolves and expands, Vornado commenced tracking GHG emissions for this key function of our business. Greenhouse Gas (GHG) Emissions* GHG emissions for properties under development 2025 Scope 1 171 Scope 2 Location-based 137 Scope 3 Category 13 - Downstream leased assets 70 Total emissions (Scope 1 + 2 + 3) 378 GHG emissions by scope (MTCO2e) Vornado has committed to a target of reducing embodied carbon intensity by 10% across new development projects, reinforcing our broader strategy to decarbonize both new construction and our existing real estate portfolio. Each project is evaluated for additional reduction opportunities based on scope, building type, and construction approach, recognizing that embodied carbon strategies must be tailored to specific project conditions. To support this commitment, Vornado conducts a whole- building life-cycle assessment (WBLCA) for all new development and major redevelopment projects to identify the most effective pathways to meet—or exceed—our embodied carbon reduction target. Our assessments are informed by LEED v4 guidance, including the Materials and Resources Credit: Building Life-Cycle Impact Reduction, which serves as a foundational methodology for evaluating design and construction options. In April 2024, Vornado released its Embodied Carbon Framework, developed in partnership with Atelier Ten, to establish a consistent approach to embodied carbon tracking, goal setting, and implementation across future development projects. The Framework is designed as a living document, updated periodically to reflect evolving best practices, project experience, and future decarbonization goals. It is applied on a project-by-project basis to guide early design decisions and inform material selection, structural systems, and construction strategies. The Framework builds on early embodied carbon studies completed for the Moynihan Train Hall (Farley Building) and the PENN 1 and PENN 2 redevelopments, which helped establish baseline performance metrics and shape Vornado’s long-term embodied carbon strategy. These analyses informed internal discussions on target setting, reporting consistency, and portfolio- wide application. Organized around corporate policy, project implementation, tools for project teams, and assessment methods, the Framework supports procurement of lower-carbon materials, standardized tracking and reporting, and integration of carbon-conscious design strategies across new construction, major renovations, and interior fit-outs. Together, these efforts provide a clear pathway to reduce embodied carbon, improve transparency, and advance Vornado’s climate leadership across its development portfolio. Vornado completed construction of The Meadow, a new tenant amenity that advances the firm’s Live.Work.Do approach to development—integrating sustainability, wellness, and community directly into the workplace. Designed as a cultivated parkland and shared community space, The Meadow brings nature into the office environment, creating a seamless connection between work, social interaction, and restoration. The project combines a 10,000-square- foot landscaped rooftop park with 15,000 square feet of f lexible meeting and gathering space called The Pavilion, supporting both formal collaboration and informal connection. By embedding high- quality open space within an existing building, The Meadow exemplifies adaptive reuse and efficient use of the built environment while enhancing the tenant experience without expanding the building footprint. Grounded in biophilic design principles, it leverages access to natural elements to support attention restoration—the ability of natural environments to replenish mental and cognitive resources depleted by focused work. Research shows that access to greenery and outdoor space is associated with higher job satisfaction, improved productivity, reduced absenteeism, and stronger social cohesion. As with other Vornado properties, the addition of The Meadow to 1290 Avenue of the Americas reflects a holistic approach to sustainability that extends beyond energy performance to include human- centered design, community building, and long-term tenant engagement—reinforcing the office as a place not only to work but to connect, recharge, and thrive. Embodied Carbon The Meadow at 1290 Avenue of the Americas Environmental / Sustainable Development *This disclosure was not subject to Deloitte & Touche LLP’s review and, accordingly, Deloitte & Touche LLP does not express a conclusion, opinion, or any form of assurance on such information.

Sustainability Report 2025  5352  Sustainability Report 2025 Environmental / Sustainable Development Resilience and Adaptation SASB IF-RE-130a.5 Mechanical Equipment When a new building is in a flood zone or when feasible, we place all critical mechanical equipment and electrical switchgear above grade to avoid flood damage. Green Roofs & Stormwater Retention Our new roof landscape systems are designed to absorb and retain stormwater and to slow runoff into the urban landscape and surrounding infrastructure. Green and white roofs also insulate our buildings; reduce current and future demand for heating and cooling; and contribute to heat island reduction, which provides local relief to surface temperature. Glazing & Envelope Our new glazing and envelope systems are designed to withstand heavy wind and ice conditions. They also are designed to reduce solar heat gains and improve insulation values to minimize heating and cooling demand. Flood Barriers When a new building is located in a flood zone, we anchor temporary walls and venting systems inside our building lobbies to accommodate storm surges and floods and their associated water pressure buildup without damaging the building. At our existing buildings, we install temporary exterior barriers to prevent floodwater from touching the building envelope. Backup Generation We install backup generation to support, at minimum, fire and life safety systems as well as critical infrastructure. Energy Management & Smart Building Technology Our buildings have the ability to reduce demand during climate events that cause the local grids to operate close to capacity while continuing to provide comfortable conditions at buildings. On-Site Renewables We assess opportunities to install on-site renewables at buildings that have the appropriate layout. This positions the building to accommodate on-site renewables, equipping it to operate cleanly and continue to operate if the local grid experiences interruption. THE PENN DISTRICT  Vornado’s governance framework emphasizes ethical conduct, strong Board oversight, independent leadership, and robust committee charters, with the Board and Corporate Governance Committee overseeing sustainability, risk management, and long-term shareholder value. THE PENN DISTRICT has become a successful example of how transit-oriented development, adaptive reuse, and community- centered placemaking can work together to revitalize a dense urban core. Built atop one of North America’s busiest transportation hubs, The District leverages its unparalleled access to rail and subway infrastructure to reduce reliance on cars, support low-carbon commuting, and strengthen connectivity between workplaces, neighborhoods, and the region. Rather than pursuing large-scale demolition and new construction, THE PENN DISTRICT’s transformation has prioritized adaptive reuse of existing buildings and infrastructure, significantly lowering embodied carbon while accelerating delivery of high-performance, modernized spaces. This approach has allowed legacy assets to be repositioned as sustainable, resilient workplaces and vibrant public destinations. In 2025, The District emerged as a dynamic hub for community life and programming, activated through a network of indoor and outdoor spaces designed for accessibility and social connection. Amenities such as the 280-person Town Hall at PENN 2, a 40,000-square-foot event space, and the bleacher-style seating and large screen at PENN 1 support gatherings ranging from civic dialogue and thought leadership to cultural and recreational events. Plaza 33 anchors The DISTRICT’s public realm, offering free programming—including music, dance, and educational series—developed in partnership with the 34th Street Partnership. Across THE PENN DISTRICT, acres of publicly accessible space, including plazas, entries, and lobbies, foster inclusive engagement among office tenants, commuters, and local residents. WorkLife Events by Skylight further animate these venues with programming that spans wellness, learning, and entertainment. With approximately 650,000 daily commuters passing through Penn Station, THE PENN DISTRICT demonstrates how a transit hub can evolve into a sustainable, community-focused destination— one that aligns mobility, reuse, and placemaking to create lasting urban value and a replicable model for cities worldwide. THE PENN DISTRICT

Environmental

Nature

Vornado Open Space

604.7K SF
Green Terraces

289.3K SF
Plazas

7.0K SF
Loggias

901.0K SF
Total

Nature & Vornado Tenant Engagement

Vornado's Sustainability program donates tree planting funding to the Arbor Day Foundation as milestone markers for tenant participation in energy challenges and Earth Day events. Vornado has contributed over 6,000 trees this year, turning participation into tangible restoration work.

The donated tree planting supports the Foundation's Gulf Coast restoration efforts, addressing bottomland hardwood, upland longleaf, and pine forest restoration in regions devastated by hurricanes, wildfires, and coastal flooding. These reforestation projects provide essential environmental services: filtering pollutants from runoff before it reaches the Mississippi River and Gulf of Mexico, creating habitat for endangered species, reducing storm surge impacts, and preventing costal erosion.

Through this partnership, tenants who participate in energy challenges reduce their immediate environmental footprint while funding long-term ecological restoration in communities that need it most.

Central Park Conservancy Partnership

Twice a year, Vornado participates in "Day in the Dirt" by providing 42 volunteers who paint benches, plant ground cover, rake leaves, and clear plant beds. These efforts support the Conservancy's work to maintain Central Park for wildlife and New Yorkers.

Central Park serves as New York City's 843-acre green space. The Central Park Conservancy handles Central Park's complete day-to-day care and welcomes over 42 million visitors annually. The organization is responsible for managing horticulture, tree care, visitor services, and facility maintenance.

Privately Owned Public Spaces

Privately Owned Public Spaces (POPS) represent a key component of Vornado's land-use approach, creating partnerships between private development and public benefit in areas where space is limited. The project turned a former transit corridor into Plaza33 with over 50,000 SF of flexible multimodal public space with October Glory red maples, accommodating both commuter circulation and visitor gathering.

Outside of the New York Portfolio, Chicago's River Park at THE MART provides riverside seating and water access via its boat dock. San Francisco's Plaza at 555 California features native bamboo and olive trees alongside public art. These spaces extend office environments for tenants to provide communities with green spaces and gathering spots.



PLAZA 33
THE PENN DISTRICT

THE PENN DISTRICT'S open space revitalization includes expanded plazas, pedestrian pathways, greenery, seating, and public gathering areas that enhance connectivity, foster community engagement, and bring more accessible outdoor environments to Midtown.

Task Force on Nature-related Financial Disclosures

The Task Force on Nature-related Financial Disclosures (TNFD) provides a framework for businesses and financial institutions to report on their nature-related risks and opportunities, encouraging transparency and accountability in corporate sustainability reporting.

Vornado is aligning with the Task Force on Nature-related Financial Disclosures (TNFD) framework. Through a structured governance model, integrated risk management, and stakeholder engagement we aim to build resilience against nature-related disruptions while contributing to a nature-positive future.

54 Sustainability Report 2025

Sustainability Report 2025 55

Environmental

Path to Zero Waste*

GRI 2-24, 306-1, 306-2, 306-3, 306-4, 306-5

VORNADO has established itself as a leader in sustainable waste management by implementing comprehensive organic waste collection programs across our office portfolio. These initiatives have delivered impactful results: a 56% waste diversion rate, keeping 2,563 metric tons of food waste out of landfills, and avoiding 15,678 MTCO2e in emissions. Our success extends beyond tenant participation—we've cultivated a company-wide commitment to zero waste. Corporate offices in all three operational regions—New York, Chicago, and San Francisco—maintain internal composting programs and join tenants in annual zero-waste training sessions, embedding environmental stewardship into every level of our organization.

Achieving 75% Diversion: Our Road Map to 2030

Vornado has set an ambitious target: divert 75% of waste from landfills and incineration by 2030. Our multipronged strategy centers on tenant engagement, with a particular focus on organic waste management.

Increasing tenant participation in our organics program is the foundation of this effort. Food waste accounts for nearly 40% of our waste stream, making the practice of preventing food waste from going to landfill and diverting it via organics collection our highest-impact opportunity. To accelerate adoption, we're evaluating cutting-edge composting technologies that make workplace composting seamless and intuitive.

Data drives our decision-making. Annual waste audits and comprehensive waste data tracking inform targeted tenant education and pinpoint improvement opportunities, enabling us to develop customized strategies for both internal operations and tenant practices.

Our year-round zero-waste and circularity education includes structured tenant roundtables, hands-on waste sorting demonstrations ("sort-a-thons"), and dedicated onboarding support. Our zero-waste consultants work directly with tenants to optimize their spaces for maximum diversion, delivering measurable improvements across the portfolio.

This integrated approach—combining expanded composting access, data analytics, and strategic tenant partnerships—provides a clear pathway to our 2030 goal.

Data Tracking**

Vornado tracks waste data comprehensively through annual audits across our commercial office portfolio and detailed monthly diversion reporting. This rigorous data collection informs targeted programs that drive continuous improvement in waste reduction. Our analytics enable us to measure progress, identify opportunities, and implement strategic solutions that advance our zero-waste goals.

100% access to our organics collection program, representing 27.1 million SF of our in-service office portfolio.

11.6 million SF of tenant space participating in our organic waste diversion program.

97% waste stream audits performed in our in-service office portfolio.

*Any information relating to forward-looking statements, targets, goals, progress against goals, and linked information was not subject to Deloitte & Touche LLP's review or examination and, accordingly, Deloitte & Touche LLP does not express a conclusion or any form of assurance on such information.

**This disclosure was not subject to Deloitte & Touche LLP's review and, accordingly, Deloitte & Touche LLP does not express a conclusion, opinion, or any form of assurance on such information.


ONE PARK AVENUE

One Park Avenue's attributes and awards include LEED EB O&M Gold certification, ENERGY STAR certification, a transition to Biofuel, high transit access, and recognition for sustainability excellence, reflecting operational energy reductions and industry-leading environmental management practices.

56 Sustainability Report 2025

Sustainability Report 2025 57

Sustainability Report 2025  5958  Sustainability Report 2025 Environmental Annual Waste Auditing with Common Ground Compost* Waste auditing is one of the most important and impactful tools in a zero-waste program. It provides a unique opportunity to collect granular, tenant-level waste data that goes beyond hauling metrics. Collecting this valuable waste data reveals the full story of what’s happening inside our buildings. At Vornado, we conduct waste audits annually with our partners at Common Ground Compost (CGC). Commercial building waste audits are systematic assessments of the waste generated within a commercial property to understand what's being thrown away, how much is being discarded, and where it's coming from. These data points are used to identify opportunities to reduce waste, improve education, and redesign waste infrastructure, messaging, and signage to encourage maximum diversion from landfills and incineration. Waste audits can be powerful catalysts for change in commercial office settings when data is used strategically. When audits can identify waste by floor or tenant, it enables targeted conversations with specific occupants about their performance. Discovering that certain items (like coffee cups or single-use disposables) are frequently mis-sorted leads to targeted visual guides. High volumes of food waste justify implementing a composting program; excessive cardboard might warrant a baling system. Audit-informed data can also shed light on recycling behavior by bin and station type (pantry vs. desk-side bins). In the graph below, we can see that desk-side bins have the lowest average correct sorting rate, with only 19.8% sorted correctly during the annual audit exercise. This pattern of contamination, which we observe each year in our audit exercise, has led to a concerted effort to encourage tenants to remove these bin types altogether. We can also measure year-over-year metrics for tenants, like increased diversion and potential diversion if specific strategies are implemented. For example, in one tenant space, the first audit showed a 28% diversion rate in 2023. However, after the team held an interactive sort-a-thon event in their space and conducted targeted waste education around their organics program, the diversion rate jumped to 50.6% the following year. As our waste program evolved, the need for consistent, accurate waste data became essential for reporting progress, managing operations, and engaging tenants. To solve this challenge, we partnered with WATS, a waste data platform that transforms fragmented waste data into a measurable utility. Together, we built a scalable foundation for tracking waste in the same way we treat energy and water— accurately, consistently, and at the portfolio level. Streamlined & Efficient Reporting WATS standardizes monthly waste data across our vendors and sites, and feeds validated data into our sustainability reporting platform, replacing spreadsheet consolidation with automated invoice ingestion and gap detection. This eliminates manual translation of files and gives corporate stakeholders confidence that waste data is complete before reporting. WATS now supports monthly waste reporting across 30 properties and 26 active tenants. Tenant Engagement & Data Coverage To improve diversion accuracy, WATS facilitates tenant-level access so tenants can view and contribute their own waste data. With 600+ tenant user accounts ref lected in WATS, we are building a shared accountability model and a more complete diversion narrative across each building. Digitized Operations & Training WATS helped us digitize waste operations at 25 NYC buildings, turning spreadsheets and site walkthroughs into easily accessible training tools. This visual format now supports janitorial onboarding, clarifies roles, and strengthens communication between operations and sustainability teams. Vornado x WATS: Innovation Through Waste Data* Waste audits help determine how well sorted each waste stream is within a tenant space. This data helps inform policy and strategy development to address the challenges tenants face when sorting their trash and recycling. 2025 SORTING ANALYSIS BY WASTE STREAM Cardboard (lb.) Organics (lb.) Mixed Paper (lb.) GMP (lb.) Trash (lb.) Deskside (lb.) 0% 10% 20% 30% 40% 50% 60% 70% 80% 90% 100% PERCENTAGE CORRECTLY AND INCORRECTLY SORTED W A S T E S T R E A M Correctly Sorted Percentage Incorrectly Sorted Percentage Vornado's Sustainability Team uses a centralized waste data platform, WATS, to track zero- waste performance at both the site and portfolio levels. WATS facilitates tenant-level access so our tenant partners can view and contribute their own waste data. WATS PLATFORM FOR WASTE DATA TRACKING *Any information relating to forward-looking statements, targets, goals, progress against goals, and linked information was not subject to Deloitte & Touche LLP’s review or examination and, accordingly, Deloitte & Touche LLP does not express a conclusion or any form of assurance on such information. *Any information relating to forward-looking statements, targets, goals, progress against goals, and linked information was not subject to Deloitte & Touche LLP’s review or examination and, accordingly, Deloitte & Touche LLP does not express a conclusion or any form of assurance on such information.

Sustainability Report 2025  6160  Sustainability Report 2025 GRI 2-24, 3-3, 303-1, 303-3, SASB IF-RE-140a.4 Water* VORNADO is committed to reducing demand. In 2020, Vornado committed to a 10% water reduction. Since then, this goal has been met year over year, resulting in an increased water reduction goal of maintaining 30% reduction below the 2019 baseline year as occupancy continues to increase across our portfolio. Environmental Water Use Vornado’s water consumption primarily stems from four sources across our properties. Potable Drinking Water: Water meeting safe drinking standards from fountains, water coolers, kitchen taps, and other sources for human consumption. General Plumbing Facilities: Refers to water consumed by standard plumbing fixtures inclusive of toilets, urinals, sinks, faucets, showers, and janitorial sinks. HVAC Systems: Water consumed by heating, ventilation, and air conditioning equipment. This water is used for purposes of cooling and heating. Examples include cooling towers and boilers for steam or hot water heating. Specialized Business Operations: Tenant uses requiring water beyond standard office or retail operations, including fitness centers with showers and locker rooms, on-site dining facilities, industrial dishwashers, and coffee bars. Water Policies Water Stress—Annual Portfolio Analysis: Our properties face water-related challenges typical of major urban centers. To assess and monitor these risks we use FEMA's Flood Map Service Center and the World Resources Institute's (WRI) Aqueduct Water Risk Atlas. Our analysis reveals that approximately 16% of our portfolio operates in regions classified as having high or extremely high baseline water stress. This reflects areas where annual water withdrawals approach or exceed sustainable levels. Our New York and San Francisco properties experience medium to high interannual variability in water availability, while San Francisco assets face medium to high seasonal fluctuations, requiring enhanced monitoring and management strategies. This understanding of risk enables us to implement targeted mitigation strategies and maintain operational resilience. Lease-Driven Provisions: Vornado's lease structure promotes environmental stewardship by establishing high- performance, sustainably designed tenant spaces and creating an operational framework that empowers tenants to measure and manage their environmental impact. Tenant Fit-Out Guidelines: Incorporate enhanced standards for water efficient plumbing fixtures. These requirements are codified in our leases and building regulations, ensuring consistent implementation across our portfolio. Water Regulations Vornado faces increasing water-related regulatory obligations and costs driven by several factors. Infrastructure Requirements: Municipal water and sewer infrastructure development and maintenance costs are regularly passed through to users, resulting in ongoing increases to our base water expenses. Discharge Management: We incur significant costs related to water discharge, including standard sewage treatment fees and specialized expenses for thermal management of discharged water to meet temperature requirements. Future Regulatory Considerations: We anticipate additional regulatory requirements, particularly in stormwater management, which may necessitate new infrastructure investments and operational modifications. These factors indicate higher water- related operating expenses, requiring proactive management strategies to maintain operational efficiency while meeting all regulatory obligations. Water Infrastructure Initiatives Plumbing Infrastructure Enhancement: As part of the annual capital improvement process, we systematically upgrade restroom plumbing fixtures with low-flow alternatives during scheduled renovations, ensuring consistent progress in reducing water consumption across our portfolio. Leak Detection: These monitoring systems are strategically installed across critical water access points, including working pantries, cold water supply lines to hot water tanks, engine rooms, and all sprinkler systems. Local controls enable rapid response to potential leaks. HVAC System Optimization: Our water efficiency program incorporates multiple water reduction and reuse initiatives. Key components include the following: redirecting excess steam condensate to cooling towers to minimize sewer discharge; implementing more efficient mechanical systems in cooling tower operations; and maintaining rigorous service schedules for chiller systems to ensure optimal performance. Stormwater Management Innovation: For new construction and redevelopment projects, we employ advanced stormwater management solutions. These include the following: installing stormwater retention tanks that capture and repurpose water for irrigation and cooling tower operations; developing green roofs and terraces that naturally capture and filter stormwater; and integrating sustainable design principles that minimize runoff impact. *Any information relating to forward-looking statements, targets, goals, progress against goals, and linked information was not subject to Deloitte & Touche LLP’s review or examination and, accordingly, Deloitte & Touche LLP does not express a conclusion or any form of assurance on such information.

62  Sustainability Report 2025 People & Places As an employer, building owner, and landlord to many business tenants, we are responsible for maintaining and improving the health of our indoor environments as well as communicating the value of our health and wellness programs with consistency and clarity to our stakeholders. Healthy buildings contribute to a healthy society and continue to be an important criterion for prospective tenants. We believe that consistent health programming and communications protocols create a responsible behavior framework for our employees, our tenants, and our visitors to consider elsewhere in their daily lives. 64  Tenant Engagement  68  Health & Wellness  69  Partnerships & Participation  70  Occupational Health & Safety  71  BMS & Green Cleaning  72  Community Development  74  Professional Development & Engagement  75  Learning & Development  76  Engagement at Vornado  78  Vornado Volunteers  80  Vornado Honors Sustainability Report 2025  63

People & Places / Tenant Engagement

Tenant Engagement

GRI 2-6, 2-24, 2-29, 3-3, 201-2, 306-1, 306-2

CENTRAL TO OUR SUCCESS is partnership-driven tenant engagement. By fostering strong tenant relationships, we create opportunities for transformative projects that enhance building performance and promote occupant health and wellness. This approach ensures our sustainability initiatives deliver tangible benefits.

Vornado's multi-faceted sustainability engagement strategy creates multiple touchpoints for impact.

At the portfolio level, initiatives including our Tenant Roundtables and Waste Town Halls establish collaboration networks, connecting tenants with each other, trusted vendors, expert resources, and the Vornado Sustainability Team to drive collective action across portfolio properties.

The building level focuses on operational excellence through annual waste audits, digital resource platforms like the LIVE.WORK.DO. App, and Tenant Fit-Out Guidelines that embed sustainability standards into the physical infrastructure.

The approach extends to targeted engagement through tenant-level programs that empower individual occupants to take ownership of their environmental impact. Interactive initiatives include Sort-a-Thons, Energy Reduction Workshops, one-on-one sustainability consultations, and Tenant Energy Challenges that provide personalized support and actionable strategies for waste reduction and energy conservation.

The Strategic Calendar leverages nationally recognized events, such as Earth Hour, Daylight Hour, Earth Day, and Climate Week NYC—to build awareness, foster community participation, and demonstrate Vornado's industry leadership.

Together, these interconnected approaches create a framework where systemic change, operational efficiency, individual accountability, and public engagement advance Vornado's sustainability objectives and deliver measurable environmental and economic benefits.


Goals & Progress

Vornado's Sustainability Team engages tenants annually through roundtables, energy competitions, education on waste and energy best practices, performance monitoring tools, and collaborative programs that drive efficiency improvements and recognition.

TENANT SUSTAINABILITY ROUNDTABLE

THE PERCH PENN 2

*This disclosure was not subject to Deloitte & Touche LLP's review and, accordingly, Deloitte & Touche LLP does not express a conclusion, opinion, or any form of assurance on such information.

64 Sustainability Report 2025

15.0 Million
SF of Direct Tenant Engagement in 2025*

8.2 Million
SF of Tenant Engagement for Waste Management*

5.1 Million
SF of Tenants Who Attended a Roundtable*

3.1 Million
SF of Tenant Engagement in Energy Initiative*

Portfolio Level

Tenant Roundtables

In 2025, Vornado hosted four tenant roundtables—two in New York City and one in Chicago and San Francisco respectively. These events focused on practical sustainable solutions, offering expert insights into retrofit incentives, HVAC optimization, air quality improvement, waste management, zero-waste initiatives, and energy and carbon data resources.

Vornado's Tenant Roundtables facilitate direct connections between tenants, trusted vendors, and the Vornado Sustainability Team. This format allows dedicated time to discuss challenges and determine best courses of action for tenant attendees—ideally, utilizing resources already available to them as a member of the Vornado community.

Attendees of the event depart with actionable project recommendations, reduction measures, and contacts to advance their sustainability objectives.

Town Halls

Annual Waste Town Halls, hosted virtually and in person, connect the Vornado Sustainability Team with tenants across the entire portfolio. The forums address waste diversion and recycling in addition to broader corporate sustainability trends, regulatory updates, and best practices.

Building Level

Annual Waste Audits

By auditing a building's waste stream, we aim to identify key areas for waste diversion improvement. The results of the audit exercise are shared with our building managers and janitorial teams to drive positive change at the building level.

Digital Resources

The LIVE.WORK.DO. App and Tenant Portal serve as comprehensive digital hubs for sustainability initiatives, providing access to essential contact information, ENERGY STAR performance metrics, organics collection protocols, and energy conservation strategies. These platforms facilitate engagement with programs and upcoming events while delivering in-building communications and tenant feedback mechanisms.

Tenant Fit-Out Guidelines

Emphasize sustainability requirements that deliver measurable environmental and economic benefits. These specifications incorporate advanced standards for energy-efficient lighting systems, HVAC equipment, and water conservation fixtures. This approach promotes sustainability-designated tenant space while encouraging proactive carbon footprint management.

Sustainability Report 2025 65

Sustainability Report 2025  6766  Sustainability Report 2025 TENANT SUSTAINABILITY ROUNDTABLE CLIMATE WEEK EVENT People & Places / Tenant Engagement  Vornado’s tenant roundtables bring tenants together with the Sustainability Team to share goals, best practices, waste and energy strategies, carbon-reduction insights, and resources, fostering collaboration that advances operational sustainability and tenant performance.  Vornado and VHB’s Climate Week NYC event convened sustainability leaders to explore adaptive reuse and district-level strategies that reduce impacts and enhance resilience, transit access, open space, and community benefits within THE PENN DISTRICT. Tenant Level Sort-a-Thons Vornado Sustainability and our zero- waste partners host interactive on-site demonstrations to help tenants properly sort their waste and answer questions about zero-waste initiatives. Energy Reduction Workshops are supported through the ENERGY STAR Treasure Hunt Program and are used to identify tenant Energy Conservation Measures (ECMs) to reduce long-term energy use. One-on-One Meetings All tenants can request one-on-one meetings with the Vornado Sustainability Team to discuss potential sustainable solutions in their space. Meetings are focused on waste, energy, and other areas of interest specific to the tenants. ENERGY STAR Tenant Space Recognition Vornado was the first to achieve ENERGY STAR Tenant Space Recognition and recommends the program to acknowledge and communicate sustainability efforts. Vornado continues to support pursuits of ENERGY STAR Tenant Space Recognition within the portfolio. Through the Vornado Sustainability materials, we have engaged with some of our largest tenants by supporting their pursuit and eventual achievement of ENERGY STAR Tenant Space Recognition, aligning their office space to be energy efficient and sustainably operated. This includes providing separately submetered electricity with online access to real-time tenant-level data, efficient lighting and equipment, and establishment of office procurement protocols to ensure sustainable attributes in purchasing decisions. Tenant Energy Challenge The Tenant Energy challenge encourages our tenants to determine their best opportunities to reduce energy, seeing the results in real time and understanding how to maintain those savings over time. During the challenge, in partnership with each building’s submeter vendor, Vornado Sustainability tracks electricity usage. At the conclusion of Energy Challenge week, results are compiled to determine energy reduction success throughout the week in comparison to last year’s usage. In celebration of the challenge, Vornado donates 10 tree plantings for every percentage point of reduction. Submetering Submetering infrastructure regulation requires dedicated measurement for electricity consumption in office spaces exceeding 5,000 square feet, with additional water monitoring for high-usage tenants. This system enables transparent consumption-based billing and provides detailed monthly usage data. Data can be shared through our digital platforms. Surveys Annual tenant comfort surveys, conducted as part of our LEED Certification program, establish direct dialogue regarding building performance metrics, with particular attention to thermal comfort and air quality standards. Waste Tracking Tenants benefit from enhanced waste management operations and increased transparency when using the WATs platform. The system's real-time data tracking capabilities ensure more efficient service delivery and reliable waste collection schedules. Sustainability Contacts Designated sustainability contacts are identified in leases, when possible, to establish clear accountability and communication channels between landlords and tenants. This requirement ensures direct pathways for implementing environmental initiatives, sharing performance data, and addressing sustainability concerns while streamlining the coordination of energy efficiency improvements and waste reduction programs. Strategic Calendar Earth Hour Vornado participated in Earth Hour, a global movement organized by the World Wildlife Fund for Nature that encourages individuals and organizations to turn off nonessential lights for one hour as a symbolic gesture of commitment to environmental protection. Our properties coordinated participation, demonstrating our dedication to energy conservation and raising awareness among tenants about the collective impact of simple sustainability actions. This annual event reinforces our ongoing commitment to reducing energy consumption and engaging our community in meaningful climate action. Earth Day In celebration of Earth Day, Vornado along with Common Ground Compost, hosted several Organics Drives in the lobbies of our buildings. This event connected tenants with a familiar face on-site to encourage tenant participation in our free and easy organics program. Daylight Hour Vornado participated in Daylight Hour 2025, an annual global social media campaign organized by Building Energy Exchange that raises awareness about energy efficiency in office spaces. On June 20, 2025, Vornado properties turned off lights from 12–1 PM local time, joining organizations worldwide in this symbolic effort to demonstrate the energy-saving potential of maximizing natural daylight in workplaces. Climate Week During Climate Week NYC 2025, Vornado Realty Trust co-hosted "Adaptive Reuse and District-Level Sustainability" at PENN 2 in THE PENN DISTRICT. This panel event, moderated by the Urban Land Institute New York and featuring industry leaders from Vornado, VHB, and KPF, explored how adaptive reuse and district- scale Sustainability strategies maximize efficiency, reduce carbon impacts, and deliver meaningful community benefits. The program highlighted THE PENN DISTRICT's transformation above Penn Station, North America's busiest transit hub. Vornado's modernization efforts preserved existing structures to minimize embodied carbon while reimagining spaces to enhance connectivity, climate resilience, and access to public transit and amenities. This event took a look into how district-level approaches provide scalable solutions for cities, highlighting the benefits of integrated carbon neutrality processes driving community revitalization and economic growth.

People & Places

Health & Wellness

GRI 2-24, 3-3, 303-2


The odorless,
effortless
food recycler
Win a free
Mill

VORNADO EARTH DAY

▸ Vornado's buildings participate in Earth Day, an annual global event promoting environmental awareness, climate action, resource conservation, and collective efforts to protect our planet.

VORNADO'S DEDICATION to creating healthy, safe environments for our tenants is reflected in our comprehensive approach to occupant health and wellness. Building upon our individual Fitwel certifications, we achieved WELL Health-Safety Rating certification across our in-service office portfolio, demonstrating our commitment to evidence-based, third-party verified health and safety protocols. Our focus on occupant well-being is reflected through regular tenant satisfaction and transportation surveys, which inform continuous improvements to our wellness programs.

Throughout our portfolio, we offer an extensive array of wellness amenities, including yoga sessions, community gatherings, subsidized fitness programs, organized walking groups, and strategic partnerships with local wellness providers—all designed to promote both physical and mental well-being among our occupants.

Our rigorous environmental monitoring program includes biannual Indoor Air Quality (IAQ) testing that measures critical parameters, including carbon dioxide, carbon monoxide, Volatile Organic Compounds (VOCs), Particulate Matter, temperature, and relative humidity. When measurements exceed acceptable thresholds, our specialists conduct thorough analyses, implement corrective measures, and perform follow-up testing to verify successful remediation. We continue expanding our monitoring capabilities through strategic deployment of IAQ monitoring systems across our properties.

To maintain superior air quality, all buildings are equipped with MERV 13 or higher filtration systems, sophisticated entryway control systems, and walk-off mats. Our commitment to environmental health extends to our cleaning protocols, which exclusively utilize certified green cleaning products. The entire portfolio maintains a strict smoke- and tobacco-free policy. Additionally, we implement a comprehensive Water Management Plan that includes annual Legionella and domestic water testing to ensure water safety and quality throughout our properties.

Our LEED-compliant Integrated Pest Management (IPM) program focuses on nontoxic and least-toxic pest control methods that support Vornado's green building standards and keep occupants healthy. We start with regular inspections and monitoring to catch pest activity early, then use preventive measures like sealing entry points and maintaining strong janitorial protocols. When intervention is necessary, we rely on mechanical controls, exclusion devices, and biological methods first, and we use EPA-registered, low-toxicity pesticides with minimal VOCs only as a last resort. We document all pest management activities, pesticide use, and strategies to maintain full transparency.

Fitwel*

34%
of buildings are certified under Fitwel programs

5.4M
SF certified under Fitwel MTWB

2.5M
SF certified under Fitwel MTBB

1.1M
SF certified under Fitwel STWB

Office Portfolio Accessibility Metrics*

Average Weighted Transit Score
99.7

Average Weighted Bike Score
86.1

Average Weighted Walk Score
98.3

*This disclosure was not subject to Deloitte & Touche LLP's review and, accordingly, Deloitte & Touche LLP does not express a conclusion, opinion, or any form of assurance on such information.

Partnerships & Participation

GRI 2-24, 2-28, 3-3

Our employees serve as members of and/or hold Board positions in organizations where we make meaningful contributions to sustainability issues in real estate. Our partnerships strategically address topics that include energy and water efficiency, climate policy, green building certifications, building electrification, zero-waste strategies and recycling, reporting frameworks, and sustainable operations and maintenance.

National

- ENERGY STAR Better Climate Challenge Partner
- EPA ENERGY STAR Partner
- U.S. Green Building Council Board of Directors
- ActiveScore + ModeScore Steering Committee
- Urban Land Institute, Greenprint Center for Building Performance and Product Council
- NAREIT Real Estate Vice President, Sustainability Council
- Real Estate Roundtable Sustainability Policy Advisory Committee
- Center for Active Design, Leadership Advisory Board

Regional

- New York Energy Consumer Council (Co-President of the Board of Directors and member of the Board of Directors)
- Real Estate Board of New York Sustainability Committee
- Building Energy Exchange—Chair, Board of Directors
- Urban Green Council (Program Committee)
- Retrofit Chicago
- Building Owners and Managers Association (BOMA) New York (Board of Directors), Chicago, and San Francisco
- Regional Plan Association (Board)
- Young Men's/Women's Real Estate Association (Board)
- AIA Committee on the Environment (COTE) Zero-Waste Design Guidelines Advisory Board
- NYC EDC Green Economy Advisory Council
- NYC DoB LL97 Mobilization Task Force for Building Owners and Managers
- NYC DoB LL97 Steam Decarbonization Working Group
- ULI NY Climate & Sustainability Council
- ULI NY Advisory Board

68 Sustainability Report 2025

Sustainability Report 2025 69

2025 Supply Purchase Impact Chemical-Use Reduction = 2,575 gal from chemical-free floor scrubbers Water-Use Reduction = 683,465 gal from chemical-free floor scrubbers Packaging Reduction = 233 tons from chemical concentrates Janitorial Products = 100% are assessed for health and safety improvement Purchased 41,120 cases of paper products, including 680,826 pounds of recycled paper products, which represents 1,123 cubic yards of landfill space saved. By purchasing liners with post- consumer recycled content, BMS reduced emissions by 73 tons of CO2e in 2025. Sustainability Report 2025  7170  Sustainability Report 2025 People & Places BMS, Vornado's cleaning services provider, demonstrates strong environmental stewardship through sustainable operations and resource management. Our industry-leading green cleaning program has maintained prestigious CIMS-GB with honors and GS-42 certifications since 2014, ensuring healthy indoor environments for all tenants. This commitment extends throughout our supply chain: BMS and Vornado's janitorial partners achieved 82% sustainable purchasing in 2025. Through focused initiatives, we continuously increase the use of recycled materials, improve operational efficiency, and reduce waste across our business. Case Study: Scaling Sustainability Through Comprehensive Training BMS recognizes that effective green cleaning depends on well-trained staff who understand both environmental best practices and workplace safety. In 2025, our team completed 8,865 hours of training through our digital learning platform, available in 80 languages to ensure accessibility across our diverse workforce. This multi-lingual, multi-format approach enables us to deliver comprehensive green cleaning education at scale, empowering every team member to contribute to our sustainability goals. Our process motivates staff to contribute to our sustainability goals through practical skills: proper product dilution and application techniques that reduce chemical waste, participation in waste audits that identify tenant- level improvements, and hands-on data collection. This training is tailored to each building's unique infrastructure and the specific sustainability initiatives in place, ensuring that staff develop skills directly applicable to their operational environment. For example, at THE MART, trained staff measure waste by stream and tenant at the loading dock with calibrated scales, directly informing our reduction strategies in the Chicago region. GRI 2-6, 2-8, 2-24, 3-3, 302-2, 303-1, 306-1, 306-2,   404-1, 413-1, 416-1 Occupational Health & Safety BMS AND VORNADO have implemented a comprehensive workplace health and safety program to proactively identify, assess, and mitigate potential hazards. We recognize that effective safety management directly impacts employee well-being, operational efficiency, and organizational success. Through systematic risk assessment and prevention strategies, we foster a workplace environment that promotes both safety awareness and productivity. Our commitment to occupational health and safety delivers measurable business value: reduced absenteeism, enhanced employee engagement, and sustained operational excellence. BMS Employee Health & Safety Program 72 BMS supervisors and senior- level staff trained in GS-42 green cleaning standards. 100% of active BMS employees trained monthly in compliance with OSHA standards. 12 hours of training, per employee, annually. 81 hours of safety checks in 2025. BMS & Green Cleaning GRI 416-1 Safety Training Our accident prevention training adheres to OSHA guidelines and covers critical areas, including slip-and- fall prevention, chemical handling, electrical safety, fire protocols, and environmental hazard management. This training equips our workforce with the highest standards of safety awareness and preparedness. Personal Protective Equipment (PPE) To protect our frontline personnel, we provide extensive personal protective equipment (PPE) for various operational scenarios, from routine chemical handling to pathogen prevention, including COVID-19 protocols. Annual training sessions ensure proper PPE usage, with emphasis on correct donning and doffing procedures. Safety Stations Our strategically placed safety stations provide centralized access to essential safety resources. These stations house personal protective equipment, comprehensive Safety Data Sheet (SDS) documentation, procedural guidelines, emergency response equipment, and regulatory-compliant disposal systems for sharps and blood-borne pathogens. This consolidated approach ensures immediate access to critical safety materials when needed. Pathogen Safety Our pathogen safety protocols emphasize prevention. Staff receive comprehensive training covering epidemiology, transmission vectors, exposure prevention strategies, and emergency response procedures. This training emphasizes practical application across various operational scenarios, ensuring our team can respond effectively to potential exposure situations. By maintaining heightened awareness and preparedness, we protect both our workforce and building occupants from the transmission of infectious diseases. Job Hazard Analysis (JHA) The Job Hazard Analysis (JHA) process is our systematic approach to proactive risk management. Through detailed assessments of engineering and janitorial operations, we identify potential hazards before they become incidents and implement appropriate control measures. This analysis integrates multiple layers of protection: engineering controls, workplace modifications, administrative procedures, and PPE requirements for safe task execution. By continuously evaluating job tasks and updating our protocols, we create safer work environments and empower employees to recognize and address hazards in real time.

Sustainability Report 2025  7372  Sustainability Report 2025 1290 AVENUE OF THE AMERICAS WORK & MOTHER'S SUITE 555 CALIFORNIA STREET TOWN HALL 1290 AVENUE OF THE AMERICAS WELLNESS CENTER PENN 2 TOWN HALL Sustainability as a Key Driver GRI 2-24, 3-3 Community Development Art on THE MART returned for the 2025 season, bringing the world's largest permanent digital art projection to life across the iconic 2.5-acre façade of THE MART on Chicago's Riverwalk. This year's program featured an exciting lineup of renowned international artists, Chicago-based creatives, and collaborative partnerships that celebrate innovation, sustainability, and community.   Some of the exhibits included: Perkins&Will presented "Currents of Chicago," a commissioned work in partnership with Chicago's Department of Cultural Affairs and Special Events. Premiering ahead of NeoCon 2025, this projection honored the visible and invisible forces shaping the city—water, wind, data, infrastructure, and design—as a tribute to Chicago's enduring spirit and resilience. The summer brought dual projections running simultaneously. The Seldoms, a Chicago-based contemporary dance company, partnered with the Chicago Botanic Garden to present "Superbloom," adapting their acclaimed Harris Theater performance into a video mapping project highlighting climate change and the beauty of the natural world. Alongside Superbloom, Imaginarium Studio made their U.S. debut with "ORA," presented in partnership with the Italian Cultural Institute of Chicago, bringing focus to climate challenges and envisioning a more sustainable future. THE MART People & Places Supporting Tenant Health and Well-Being Through Workplace Amenities Vornado designs its properties to support the health, well-being, and productivity of tenants by integrating wellness-focused amenities and flexible collaboration spaces into its office environments. Across key assets including THE PENN DISTRICT in New York, 1290 Avenue of the Americas, THE MART in Chicago, and 555 California Street in San Francisco, Vornado provides shared spaces and services that enhance the daily experience of employees working in these buildings. At THE PENN DISTRICT tenants have access to a range of shared amenities designed to foster collaboration and well- being. These include a large town hall and event space, flexible meeting and conference facilities, tenant lounges, and a fitness and wellness center. The campus also features outdoor spaces, such as landscaped terraces and rooftop areas that provide opportunities for gathering and relaxation. At 1290 Avenue of the Americas, Vornado has introduced a suite of tenant amenities focused on wellness and work-life balance. These include indoor and outdoor meeting areas within the Pavilion and the Meadow, a tenant-only fitness center with locker rooms and end-of-trip facilities, and a large town hall event space for meetings and presentations. The building also includes dedicated mothers’ rooms designed to support working parents. THE MART in Chicago offers tenants access to a conference center with multiple meeting rooms and event space, as well as a fitness and wellness facility that provides classes and other health-focused programming. Shared lounges and collaboration areas throughout the building support flexible working and community engagement among tenants. At 555 California Street in San Francisco, tenants benefit from a range of amenities that support daily convenience and well-being, including a fitness center, meeting and event spaces, and outdoor gathering areas. Retail and dining options within the campus further contribute to a vibrant workplace environment. Through these amenities and services, Vornado seeks to create office environments that promote collaboration, support employee well-being, and enhance the workplace experience for tenants across its portfolio. Vornado's WorkLife Amenity Ecosystem

Sustainability Report 2025  7574  Sustainability Report 2025 Professional Development & Engagement OUR EMPLOYEES are the foundation of our business. We provide training and education, promote career and personal development, and encourage innovation and engagement to foster their talent and growth. Vornado upholds strict policies against bribery and corruption, child labor, and forced or compulsory labor. Any trustee, officer, or employee who becomes aware of any existing or potential violation of Vornado’s Code of Ethics is required to notify their Code of Ethics contact person promptly. Violations may be reported anonymously, and all communications will be kept confidential. Our Code of Business Conduct and Ethics is found on our website at www.vno. com/governance/conduct-and- ethics. Our policies, including our Grievance policy, are found in our employee handbook, which our employees must review and acknowledge. People & Places Employee Health & Benefits Financial   401(k) and Employer Match  Tuition Reimbursement  Employee Referral Bonus  Commuter Benefits  Cellular Discounts Parental Benefits  Dependent Care Flexible Spending Account  Maternity and Parental Leave   Adoption/Surrogacy/IVF Stipend Work/Life Balance   Employee Assistance Program  Paid Time Off & Elective Holiday  Summer Fridays  Vornado Day of Service  Flexibility to encourage employees to find better balance while supporting the critical need for in-person collaboration in the office Health and Wellness  Medical, Dental, and Vision Coverage, including Telemedicine  Health Savings Account  Life Insurance  Short-Term and Long-Term Disability Insurance  Health-Care Flexible Spending Account  Subsidized Gym Memberships  Health and Wellness Fairs  In-Workplace Vaccinations  CPR Trainings  Wellness Incentives  Workplace Walking Challenge Program via WalkingSpree  Pet Insurance Learning & Development Employee Training  Anti-Harassment  Cybersecurity  Excel Training  Continuing Education Through Building Owners and Managers Association (BOMA), IUOE Local 94, Local 32BJ, and the NYU Schack School of Real Estate  Green Professionals (GPRO) Training, Administered by Urban Green Council Vornado has a strong commitment to creating an environment in which employees can develop their strongest potential. Employees are encouraged to seek opportunities—both inside and outside the organization—that provide experiences that allow them to build on existing skills and explore new job-related areas of interest. This includes attending conferences, professional seminars, and meetings, as well as participation in professional associations. Employees are also eligible for yearly tuition reimbursement to pursue studies related to their role. Continuing Education As a business leader in one of the most diverse markets in the world, Vornado has a responsibility to enhance opportunities within our organization. Every year, we work with the Partnership of New York City to host high school students at PENN 1 for Career Discovery Week. This program provides the students with meaningful exposure to both the diverse career opportunities available within the city and the skills and knowledge required to prepare for them. Along with offering robust summer internship opportunities to students, Vornado partners with the Department of Youth and Community Development through the Ladders for Leaders program to give interns a unique opportunity to explore their career and educational interests. Mentoring & Internships Workforce GRI 2-24, 2-25, 201-3, 401-2 ALA STAIR CLIMB  Vornado and our employees participate annually in the American Lung Association’s Fight for Air Stair Climb, raising awareness and funds for lung health research and supporting community wellness. Events  JP Morgan Chase Corporate Challenge  Various Employee Appreciation Gatherings and Events  Holiday Parties  Climate Week  Earth Day  ALA Stair Climb Career Day  School Supply Drive  Bring Your Child to Work Day  Food Drive  Toys for Tots 2025 Healthy Workforce Designation Silver Recipient Vornado is the recipient of Cigna's Healthy Workforce Designation at the Silver level. This was awarded based on senior leadership that is supportive of the Cigna well-being program, communications around the well-being program, and implementing worksite policies and accommodations to create a safe and healthy workspace.

Sustainability Report 2025  7776  Sustainability Report 2025 Marvin Johnson Manager, Accounts Receivable-Collections Elizabeth Romero Property Manager Debra Martinez Property Manager Michael Siau IT Support Analyst I chose to make my career at Vornado because it represented the ultimate step in my professional journey. Since joining in 2007, my tenure has been a rewarding mix of challenges and personal growth. The decision was easy; Vornado provided the ideal environment to apply my industry experience within a premier organization. My best memory was stepping into my leadership role. Accepting a promotion that expanded my oversight allowed me to train new employees, collaborate across departments, and influence daily procedures. At Vornado, I’ve found a culture that transforms a job into a long-term, evolving career of meaningful impact. Vornado is the only firm I’ve called home since moving to New York in 2014, and I have been able to make my career here. I am deeply grateful for the mentorship and the constant opportunities to collaborate with our Engineering and Construction Department on industry-leading technology and sustainability projects. My favorite memory is working with the engineering team, and Chief Engineer Tom Mumm, to retrofit the landmarked Fuller Building. Seeing cooling towers craned to the 18th-floor setback was an incredible experience. This blend of technical challenge and collective expertise is exactly why I am proud to be part of Vornado’s mission. Property management is fast-paced, but the culture at Vornado is defined by collaboration; whether it’s a Senior Portfolio Manager or the Operations team, everyone is eager to help. I have built my career at Vornado because it is a top-tier organization that has nurtured my growth through education, training, and unwavering support. My favorite memories involve the diverse people I've met, especially through volunteering. Handing out lunches at Breaking Ground in Times Square was a humbling experience that deepened my connection to our community. Vornado’s commitment to both professional excellence and social impact makes it a truly rewarding place to work. I built my career at Vornado because of the personal satisfaction I get from empowering my colleagues. Whether resolving a software hurdle or a login issue, I am passionate about providing the technical support that allows our talented team to do their best work. It is truly rewarding to be part of a community of people I care about. Beyond helping others, I am inspired by our collaborative IT team. We work tirelessly behind the scenes to maintain and protect the systems that drive Vornado’s success. As technology evolves, I am excited to continue leveraging new tools to realize our leadership’s vision and support our collective growth. Alex Bedell Vice President, Leasing I chose to join Vornado because of the immense respect I have for its leasing team and the quality of its assets. In my two years with the company, I have seen how decisions are made quickly but always with discipline, integrity, and respect for both the tenants and brokers we work with. Beyond individual transactions, those principles guide how we manage, invest, and build responsibly, creating the best operating buildings in New York. One of my most meaningful memories to date was closing the complex master lease transaction with NYU at 770 Broadway and knowing that our cross-department collaboration helped shape something that will be part of the city for decades. It was a reminder that what we do at Vornado is long-term, thoughtful, and connected to the communities our properties serve. Bella Cortazar Property Manager I started in an entry-level role and have advanced into management in my time at Vornado, and I’ve always felt empowered by the resources and encouragement provided to take on new challenges. I built my career at Vornado because of the unique opportunity for long-term growth within a supportive environment. My favorite times throughout my career aren’t single moments but the everyday experiences of collaborating across our diverse portfolio. Each building transition felt like a new chapter where I was welcomed by talented colleagues eager to share knowledge. It is this culture of dedication and mutual respect that makes my journey at Vornado truly meaningful. Jennifer Greenan Manager, Accounts Payable I have made my career at Vornado because hard work is genuinely rewarded. Over the last 12 years, I have advanced from an administrative assistant to department manager, supported by a culture that truly values its people. It’s easy to see why so many colleagues stay for decades; the sense of being valued is unparalleled. My favorite memory is volunteering with the Central Park Conservancy. The Vornado Volunteers program allowed me to give back to our community while connecting with others dedicated to preserving the city. Working outdoors alongside such an amazing team was a humbling and incredibly rewarding experience. Engagement at Vornado Our employees are our greatest asset. In their own words, here’s what they had to say about their journeys working at Vornado. People & Places

People & Places

Vornado Volunteers

GRI 2-24, 3-3, 413-1

Vornado supports volunteerism that enhances and serves the communities in which we live and work. Through employee engagement and social impact assessment, Vornado Volunteers identify local community organizations focused on economically and socially disadvantaged populations, environmental restoration and protection, and health and wellness.

Breaking Ground

We have partnered with Breaking Ground to provide intervention and support services for the homeless population around THE PENN DISTRICT. Michael Franco, Vornado's President and CFO, has been a Breaking Ground Director since 2012 and its Chairman since 2015. Breaking Ground professionals work on-site to provide those in need with access to benefits, medical care, mental health care, substance abuse support, and other resources to bring them onto a path toward stability.

Project Cicero

Project Cicero is a nonprofit annual book drive to help under-resourced New York City public schools create and enhance classroom and school libraries. We store the accumulated books at PENN 11 throughout the year and host the book fair with employee volunteers.

9/11

The mission of 9/11 Day is to inspire millions of Americans and others to rekindle the remarkable spirit of unity and compassion that arose in the immediate aftermath of 9/11 and to perform good deeds and other acts of service in tribute to the 9/11 victims, survivors, first responders, and members of our military who bravely rose in service in response to the attacks. In New York City, 6,000 volunteers come together to pack 2 million meals for individuals and families facing food insecurity in the local community. The meals are donated to and distributed by City Harvest and the Food Bank For New York City.

Central Park Conservancy

Vornado donates to, and our employees volunteer for, the Central Park Conservancy, which relies on its volunteers to help keep the park beautiful for all to enjoy. Volunteers paint benches, plant ground cover, rake leaves, and clear plant beds.


I Pay Tribute on 9/11 Because
VORNADO VOLUNTEERS

Vornado's employee volunteering supports community impact through service projects, nonprofit partnerships, and company-wide volunteer days that foster engagement, teamwork, and meaningful local contributions.

Sharebite

We have partnered with Sharebite, a minority-founded and minority-owned business that acts as a meal benefit platform. For each meal purchased, Sharebite donates a meal through organizations such as Feeding America and City Harvest. Since 2021, 23,616 meals were donated based on meals purchased by Vornado employees.

Jersey Cares

We continue to support Jersey Cares, a nonprofit that partners with local organizations to address community needs. This year our employees volunteered at a community food bank packing meal kits for families in need, led a cleanup effort at Branch Brook Park, and put together "giggle bags" for children admitted for long-term hospital stays.

Education

Vornado employees regularly engage with universities by teaching classes in their areas of professional expertise. The company also supports student organizations through site tours of Vornado properties and participation in campus events, providing students with practical exposure to the real estate industry.

78 Sustainability Report 2025
Sustainability Report 2025 79

People & Places

Vornado Honors



Large Building Engineer of the Year
Robert Naegely

Presented by the Real Estate Board of New York (REBNY), this recognition honors outstanding performance in building engineering and operations management within New York City's commercial real estate sector.



2025 National Jewish Health Humanitarian Award
Glen Weiss

Glen Weiss, Executive Vice President of Office Leasing and Co-head of Real Estate, was honored with the 2025 National Jewish Health Humanitarian Award. The award is given to individuals nationwide who have made significant civic and charitable contributions to their communities, their professions, and National Jewish Health.



Jim Berg Memorial Recipient
Gaston Silva

Gaston Silva received the Jim Berg Memorial award from Outreach, an organization whose mission is "To inspire individuals and families to achieve a life of unlimited potential." The recognizes his visionary leadership and lifelong commitment to community impact.



Metals in Construction & 2025 IDEAS²
PENN 2

The IDEAS² Awards are the structural steel industry's highest honor, recognizing excellence in design, engineering, and innovation.

PENN 2's redevelopment earned recognition for The Bustle: a 75 ft. by 450 ft. expansion on floors 4–10, suspended above the sidewalk on angled columns that navigate around Penn Station's existing train shed. The Bustle enhances public spaces, office facilities, modern amenities, and the building's aesthetics.



2025 CoStar Impact Award
THE PENN DISTRICT

Vornado Realty Trust's transformation of Penn Station exemplifies strategic infrastructure development at its finest. Recognized as New York City's Redevelopment of the Year in 2025, this public-private partnership has reimagined the nation's busiest rail hub through thoughtful spatial redesign. By reconfiguring circulation patterns, consolidating the fragmented multilevel layout into a unified train hall, and introducing integrated public plazas, the project has fundamentally improved how hundreds of thousands of daily commuters navigate the space.


ANITA GELATO

Retail Development of the Year
Retail Team

Vornado Realty Trust received the REBNY Retail Development/Project of the Year Award for redesigning Penn Station and Plaza33. The team—Haim Chera, Jason Morrison, and Jenniel Davis—was recognized for creating New York City's most impactful retail-focused development.



Commissioning Excellence

Vornado Realty Trust and JB&B were honored with the Commissioning Excellence Award in the Existing Building category for our work at PENN 1. The award, by the Building Commissioning Association, recognizes projects that exemplify successful implementation of the commissioning process.



Engine Room of the Year
PENN 11

Presented by the Real Estate Board of New York, this recognition celebrates excellence in building systems operations and mechanical infrastructure management, acknowledging the technical achievement and operational performance of the property's engineering team and facilities.


IWBI
AWARD
WINNER

2025 IWBI Organizational Awards

Vornado Realty Trust has been named a 2025 IWBI Organizational Award recipient, a distinction that celebrates global leaders advancing health and well-being across the built environment. This recognition reflects Vornado's ongoing commitment to creating people-first spaces.



BOMA Scholarship
Sebastian Pabon

Established in 1988, the BOMA New York Scholarship Program provides financial assistance toward a BOMI designation to students enrolled in BOMA NY educational programs.

80 Sustainability Report 2025

Sustainability Report 2025 81

82  Sustainability Report 2025 Governance 84  Governance  85  Supply Chain  86  Climate-Related Strategy & Analysis  90  Materiality Assessment  92  Risk Management  94  Technology & Cybersecurity  97  Board of Trustees Sustainability Report 2025  83

Sustainability Report 2025  8584  Sustainability Report 2025 GRI 2-9, 2-10, 2-12, 2-13, 2-14, 2-24, 3-3 Governance OUR LEADERSHIP IS COMMITTED to evaluating and disclosing climate-related risks material to our business. We institute a top-down approach for the ongoing assessment and management of climate- related risks, which includes the execution of tasks throughout all levels and divisions of our business. Our Board receives regular updates on sustainability topics from the Vornado Executive Team. Our Corporate Governance and Nominating Committee oversees sustainability matters, including climate-related risks and opportunities. The Corporate Sustainability Team helps to set company-wide priorities and serves as the liaison to the Board on climate- related risks and opportunities. While responsibilities are integrated throughout the company, the Chief Sustainability Officer and Team oversee the management of climate risks along our properties’ acquisition, development, operation, and disposition stages. Through direct interaction within various divisions, the Sustainability Team continually evaluates transitional, physical, financial, and legal risks and opportunities. Vornado has placed many of our policies on our human capital programming and policy commitments as well as sustainability resources on our website. These can all be found at www.vno.com/sustainability. The following are some of the posted policies and resources: Environmental Sustainability Policies & Procedures Vendor Code of Conduct Philanthropy Human Capital Management Human Rights Occupational Health & Safety Policy and Program Retail Tenant Waste Best Practices Sustainability Tenant Organics Guidelines Sustainability Tenant Best Practices Corporate Policies Governance GRI 2-6, 2-23, 2-24, 3-3 Supply Chain AS A COMPANY that values sustainability, it is important that we encourage our vendors to value the same standards we hold ourselves to. Vornado’s purchasing policy dictates that we aim to only buy environmentally safe and certified products for cleaning and maintenance. It is important to Vornado that we ensure we get the materials we are looking for while also improving the communities we work in. Vendor Code of Conduct We require that our suppliers comply with Vornado’s Vendor Code of Conduct. In addition to conveying our requirements on business ethics, integrity, and antibribery, we require our suppliers to comply with applicable laws and regulations. Our full Vendor Code of Conduct can be found at www.vno. com/ sustainability. We actively monitor our suppliers' compliance with our Vendor Code of Conduct and perform audits of our supply chain through our Vendor Integrity Program (VIP). Vendors are subject to review every three years. More information can be found at www.vno.com/ sustainability. Vendor Integrity Program 350 PARK AVENUE  Vornado partnered with Citadel and Rudin to develop 350 Park Avenue, a next- generation, energy-efficient office tower designed to advance sustainable, transit- oriented redevelopment in Midtown Manhattan.

Governance / Climate-Related Strategy & Analysis

Climate-Related Strategy & Analysis*

GRI 2-23, 2-24, 3-2, 3-3, 201-2

We continue to work toward a better understanding of the impact of climate-related risks and opportunities, building upon our work in 2024 where we conducted a qualitative scenario analysis of our assets and operations and reviewed how the quantitative impacts of these risks and opportunities may be considered in the future. We continue to gather internal stakeholder input from executive management to build upon our 2024 TCFD Report for publication of an update in 2026.

Task Force on Climate-Related Financial Disclosures (TCFD) Index**

Vornado's TCFD Report can be found at https://www.vno.com/vornado-tcfd-report/2024

Sustainability Governance .... pp. 10-11
Risk Management .... pp. 92-93
Goals & Progress .... p. 18

THE ANALYSIS EXAMINED two potential future scenarios: a "low-carbon economy" (LCE), aligned with the IPCC Representative Concentration Pathway (RCP) 2.6, and a "high-carbon economy" (HCE), aligned with RCP 8.5. We evaluated these scenarios across three time horizons to support different types of decision-making across the company.

Physical Risks and Opportunities: Scenario Analysis

Risk/Opportunity	Scenario	Description
Acute Physical Risk: Increasing frequency of extreme weather events could lead to increased insurance costs and reduced availability of insurance.	HCE	In the medium- and long-term, increasing frequency of extreme flooding events in New York, Chicago, and California could lead to higher insurance premiums, reduced availability of insurance, and therefore potentially higher out-of-pocket costs. In the short-term, impacts are more limited.
	LCE	Under all time horizons, extreme weather events may cause occasional flooding and damage. Insurance coverage will likely prevent significant financial losses and/or disruption to operations.

Risks and opportunities were assessed using a broad perspective, leveraging both proprietary Vornado data and publicly available climate scenario datasets.

Vornado's Office Portfolio Risk Scenarios As Evaluated By Risk Factor™

In 2023, we began using the Risk Factor™ tool to evaluate physical climate risks for our in-service office building portfolio. The tool generates results by event type, risk level, timeframe, and estimated cost, all derived from scientifically based models using validated, peer-reviewed resources. Risk scores are rated on a 1–10 scale, where 1 indicates minimal risk and 10 indicates extreme risk.

Risk Factor	Score	Description
Heat Factor®	6	A nationwide spatial temperature model that shows a specific location's exposure to extreme heat events based on the surface temperature, topography, land cover, and humidity in the surrounding area.
Fire Factor®	1	A nationwide fire-behavior-based wildfire model that shows a specific location's probabilistic risk of wildfire based on vegetation, topography, and likely weather.
Flood Factor®	3	A nationwide model that allows us to determine the potential flood risk from rain, streamflow, sea-level rise, tide, and storm surge for any location.
Wind Factor™	5	Focused on how climate change is impacting wind risk to structures within the U.S. Changes to hurricanes' intensities and their distribution are forecast to be the largest impacts of climate change on wind risk.

*Any information relating to forward-looking statements, targets, goals, progress against goals, and linked information was not subject to Deloitte & Touche LLP's review or examination and, accordingly, Deloitte & Touche LLP does not express a conclusion or any form of assurance on such information.

**For more information on our climate-related strategy & analysis program, please reference the TCFD Index as well as Sustainable Development, including Resilience and Adaption sections and the SASB Disclosure on climate change risk, all within this 2025 Sustainability Report and our 2026 Proxy Statement.

Environmental risk data is provided by Risk Factor™, a product of First Street Foundation®. The Risk Factor models are designed to approximate risk and not intended to include all possible scenarios.

86 Sustainability Report 2025

Sustainability Report 2025 87

Governance / Climate-Related Strategy & Analysis

Transitional Risks and Opportunities: Scenario Analysis*

Risk/Opportunity	Scenario	Description
Policy and Legal Risk: New and emerging regulations relating to climate and building performance standards and disclosure (e.g., NY LL97, CA SB-261, CA AB-802 and US SEC Climate Rule) could lead to potential increases in compliance costs.	HCE	Under all time horizons, gradual increases in regulatory requirements may lead to minor compliance costs and operational disruptions.
	LCE	Under all time horizons, moderate compliance costs and operational disruptions may be incurred from stringent disclosure of regulatory requirements and enforcement.
Market/Technology Risk: Grid decarbonization could lead to increased utility costs.	HCE	In the short-term, prices of electricity and steam may rise as a result of minor grid decarbonization measures or general rate increases from utility companies. Minor increases in prices resulting from decarbonization investments in the medium- and long-term may be limited to only projects currently being implemented.
	LCE	In the short- and medium-term, grid decarbonization investment costs by utility companies or the government may be passed on to Vornado through minor increased costs of electricity and steam. In the long-term, decarbonization may lead to significantly higher steam and electric generation costs.
Market/Technology Risk: Grid decarbonization could lead to increased utility costs.	HCE	Under all time horizons, minor energy efficiency measures may have associated capital expenditure requirements and a positive return on investment from associated costs.
	LCE	In the short- and medium-term, building upgrades and retrofits may result in additional capital expenditure, with a positive return on investment from associated costs. Long-term impacts are expected to be lower given the majority of the grid's decarbonization should have occurred by 2040.

Risk/Opportunity	Scenario	Description
Market/Products and Services Opportunity: Responsible and green (re)development practices could lead to increased tenant attractiveness and/or confidence from stakeholders (e.g., investors).	HCE	Under all time horizons, potential tenants may indicate a slight preference toward green development and may choose Vornado properties under an "all-else-equal" scenario.
	LCE	In the short-term, green buildings may continue to factor into some tenant and investor preferences. In the medium- and long-term, green buildings will likely become an increasingly important factor in tenant and investor decisions, making green development a competitive advantage for Vornado.
Energy Source/Resource Efficiency Opportunity: Increasing building energy efficiency and energy storage could lead to improved tenant retention, lower utility costs, increased resilience against extreme weather events, and increased regulatory compliance.	HCE	Under all time horizons, building energy efficiency and energy storage may lead to slight increases in tenant retention, resilience, and lower utility costs.
	LCE	In the short-term, investors and tenants may display potential interest toward energy efficiency and storage. In the medium- and long-term, tenants may demonstrate that efficiency is a key concern, utility costs may decrease, buildings may demonstrate slightly better resilience during flooding events, and Vornado may be able to better comply with emerging regulations. There may be incentives across all time horizons associated with green energy purchasing from utility companies and government.

*Any information relating to forward-looking statements, targets, goals, progress against goals, and linked information was not subject to Deloitte & Touche LLP's review or examination and, accordingly, Deloitte & Touche LLP does not express a conclusion or any form of assurance on such information.

88 Sustainability Report 2025
Sustainability Report 2025 89

Governance

Materiality Assessment

GRI 2-29, 3-1, 3-2, 3-3

At Vornado, sustainability and resilience are important lenses through which we view all projects at any scale. Our strategy focuses on sustainable development, carbon neutrality, operational efficiencies, human health, minimizing resources, and climate change adaptation.


Succession Planning
Energy, Water, and Waste Management
Sustainable Development and Embodied Carbon
Climate Change Risk and Mitigation
Regulation and Disclosure
Health and Wellness
Board Engagement on Sustainability
Progress toward Goals and Targets
Professional Development
Community Impact
Importance to Stakeholders
Impact on Business Success

Stakeholder Group	Nature of Engagement	Frequency of Engagement	Key Topics and Concerns in 2025	2026 Plans
Our Tenants	Active relationship through our property management teams; meetings and discussions on tenant environmental performance; Climate Week and Earth Day campaigns; sustainability roundtables and on-site waste training and webinars.	Daily (property management); as needed (in-person meetings, trainings, and engagement for climate events); quarterly (roundtable/ webinars).	Emissions Calculations; Energy, Water, and Waste Management; Local Laws; Community Impact; Health and Wellness.	Continue to engage regularly with tenant roundtables; increased one-on-one tenant engagement to align sustainability goals through operational improvements and fit-outs.
Our Investors	Conference calls to discuss corporate governance and sustainability issues. Discussions include Vornado's Lead Trustee; President and Chief Financial Officer; Chief Administrative Officer; Corporation Counsel; and heads of Investor Relations, Human Resources, and Sustainability. Conducted calls with investors representing ownership of at least 40% of all outstanding shares.	Annually or more frequently as requested. Total investors reached represent over 40% of all Vornado's outstanding shares.	Succession Planning; Progress toward Targets and Goals; Embodied Carbon Targets; Climate Risk and Local Law Exposure.	Respond to investor topics and concerns, including TCFD and progress toward goals, regulation, and transition planning.
Our Board	Sustainability updates to the Board by the President and Chief Financial Officer; presentation from the Chief Sustainability Officer.	Quarterly (from Chief Financial Officer); annually (from Chief Sustainability Officer).	Operational Optimization and Local Law Exposure; Financial Performance; Progress toward Targets and Goals.	Continue to review our progress and goals with Board to ensure targets are met.
Our Employees	Informal and frequent check-ins on environmental performance; in-person or virtual meetings; support for community involvement and volunteering; employee surveys.	Weekly (informal engagement); annually (in-person meetings).	Health & Wellness, Community Service, Professional Development, Engagement & Work/ Life Enhancements.	Continue to develop employee-focused and employee-led programs.
Our Communities	Active membership and partnerships in community and government organizations focused on civic and environmental issues.	Monthly or more frequently (per meeting schedule).	Benefits & Development; Energy, Water, and Waste Management; Community Impact; Biodiversity, Climate Change Risk, and Mitigation; Sustainable Development.	Continue to develop sustainability programs for PENN DISTRICT, and continue to expand throughout Vornado, inclusive of program focused on impact, nature, and climate change risk.

90 Sustainability Report 2025

Sustainability Report 2025 91

Governance

Risk Management

GRI 2-24, 3-1, 3-2, 3-3

RESULTS of Vornado's climate-related scenario analysis are integrated into our Enterprise Risk Management (ERM) framework and inform both property-level risk profiles and investment strategy. Each year, the Risk Committee reviews risk management procedures with input from executive leadership and each of Vornado's business divisions.

An Internal Audit Risk Assessment is conducted as needed to identify emerging and evolving risks that may impact the business. The results of this assessment are incorporated into an Internal Audit Plan, which assigns each identified risk a high, medium, or low rating across relevant risk categories and topics. Risk Assessments are presented to the Board Audit Committee at the beginning of the year. Upon approval, the plan is implemented, risks are monitored, and follow-up assessments are conducted at the direction of the Risk Committee.

Throughout the year, the Sustainability Team and other business units actively manage and monitor material risk topics, leveraging the internal audit plan, established metrics and targets, and ongoing management and stakeholder feedback. Risk considerations are embedded into decision-making at all levels of the organization—from asset acquisition to the design and execution of renovations that enhance tenant experience.

> "The Corporate Governance and Nominating Committee of Vornado's Board of Trustees is assigned **with oversight of sustainability** matters, which includes climate change risk."

Vornado actively responds to the risks and opportunities identified through climate-related scenario analysis supported by our ability to adapt strategy and capital allocation across short-, medium-, and long-term time horizons. Climate risk and opportunity considerations are incorporated at each stage of the property life cycle.

Risk Identification

Inputs

- Conduct risk workshop with the Risk Committee to discuss risk landscape of the business and how it relates to strategic initiatives, emerging risks, and corresponding mitigating activities
- Interviews with stakeholders
- Business objectives, organizational goals, and strategic initiatives
- External perspectives, industry trends

Strategic

Financial

Operational

Technology

Legal/Regulatory/Compliance

Assessment & Prioritization

Risk Factors

Potential Impact

Probability of Occurrence

Management & Monitoring

Internal Audit Plan

Focus Areas

92 Sustainability Report 2025

Sustainability Report 2025 93

Sustainability Report 2025  9594  Sustainability Report 2025 Governance / Technology & Cybersecurity Technology & Cybersecurity Cybersecurity VORNADO IS COMMITTED to rigorous cybersecurity standards with a comprehensive strategy to safeguard our data and computing environment. We collaborate with third-party services for continuous 24/7 network monitoring and vulnerability scans, with the goal of ensuring our cybersecurity is consistently updated and prepared for emerging threats. In addition, we support and supplement our cybersecurity efforts with physical security to further protect and maintain the network and computing equipment that allow us to operate our assets efficiently. We believe strongly in educating our employees by utilizing both online cybersecurity education and performing phishing campaigns to understand areas of additional educational need. Our distinct IoT and corporate networks enhance data and access segregation. Furthermore, our IoT network is highly segmented for additional security and to minimize vendor access. External firms conduct audits on our networks, reinforcing our dedication to maintaining the highest level of security. Our Executive Vice President, Chief Information Officer, provides formal reports to both the Audit Committee and Board of Trustees, outlining our current cybersecurity program and future enhancements, and assists them in overseeing the company. Our Objective Vornado's core information security goal is safeguarding information assets by actively monitoring networks, conducting tests, and implementing robust management of applications, infrastructure, and physical access. Vulnerability Management Workstations and servers undergo a rigorous patch management procedure, coupled with continuous automated security validation to proactively identify and remediate vulnerabilities. Our security measures encompass a multilayered approach, including real-time attack surface management, automated penetration testing, URL filtering, advanced email security, application allowlisting, and data encryption. Disaster Recovery/ Business Continuity We confirm the daily replication of our vital financial systems at our disaster recovery site. All corporate employees possess secure remote capabilities, ensuring uninterrupted performance of critical tasks for the enterprise. Regular drills and simulations validate the effectiveness of our recovery protocols, ensuring swift operational transition in case of disruptions. Additionally, we have an automated Active Directory recovery solution in place, enabling rapid restoration of directory services to minimize downtime and mitigate the impact of cyber incidents to the backup site in case of any unforeseen disruptions. Security Assessments Annually, we engage external cybersecurity experts to conduct comprehensive penetration tests and red team exercises to assess the strength of our security infrastructure. Through these initiatives, we proactively identify potential vulnerabilities and weaknesses in our systems. Any findings are promptly addressed and rectified, reinforcing our commitment to maintaining a resilient and secure environment for our operations. Employee Training and Outreach Our corporate workforce undergoes cybersecurity awareness training and participates in regular email phishing simulations to assess their vigilance. Ongoing communication through newsletters serves as a consistent reminder, fostering active involvement of our employees in our cyber defense efforts. Identity and Access Management We enforce strict identity and access controls to safeguard our systems and data. Our Identity & Access Management (IAM) system monitors application-level activities, detects suspicious behavior, and enforces mandatory Multi- Factor Authentication (MFA) for remote and sensitive access. To further enhance security, we implement a Privileged Access Management (PAM) system for sensitive accounts, utilizing an advanced authentication platform that enables strict monitoring, risk-based authentication, and adaptive enforcement to mitigate unauthorized access risks. Additionally, an employee verification system is in place to authenticate identity for critical requests, such as password and MFA resets, reducing the risk of social engineering attacks. Incident Response To ensure organizational readiness for cyber events, we have a well- crafted Cybersecurity Incident Response Plan (CSIRP). Regular validation and enhancement of the CSIRP take place through multidisciplinary tabletop exercises, ensuring its effectiveness and relevance in dynamic cyber- threat landscapes. Third-Party Risk Management A risk management process is in place for third-party service providers, suppliers, and vendors. This includes a thorough vetting process and ongoing monitoring mechanisms designed to ensure their compliance with cybersecurity standards. Third parties needing network access adhere to the same security protocols, including MFA, and undergo periodic audits to confirm the ongoing necessity of their access. Artificial Intelligence We employ AI tools in a measured and responsible manner to support operational efficiency and data analysis. AI systems are evaluated prior to deployment for data security, privacy, and vendor controls, and are governed by existing information security and access management policies. We continue to monitor emerging risks and regulatory developments to ensure responsible and secure use across the organization. CENTRALLY LOCATED IN the heart of Manhattan, Guard Management Services Co. (GMSC), our wholly owned subsidiary and our Internet of Things (IoT) and security team, is dedicated to providing reliable and efficient security integration solutions for our portfolio and tenants. With our expertise in access control, camera systems, and intelligent networks, we can help ensure the safety and security of our tenants, staff, and guests. As a New York State licensed provider, the GMSC team is certified by many of the largest security technology companies. To remain at the forefront of technology, GMSC operates a Research & Development lab to identify and evaluate emerging security technologies, execute proof of concepts, and test new hardware and software integrations. GRI 2-24, 3-3

Governance / Technology & Cybersecurity


GMSC, our IoT and security team, operates a Research & Development lab to understand new technologies that will benefit our tenants and facilities.
SECURITY OPS CENTER

Technology

GRI 2-24, 3-3

Access Control

- Installation and configuration of access control systems
- Integration with existing security infrastructure
- User management and access-level customization
- Facial recognition/ biometrics
- Mobile access, including Apple Wallet and Google Wallet integrations
- Visitor management, including industry-first NFC-enabled visitor passes in Apple Wallet
- Turnstiles installation
- Destination dispatch integrations
- Intercom systems
- Multibuilding access

Video Surveillance Systems

- Installation and setup of high-quality surveillance cameras
- Integration with access control systems
- Video management systems providing live monitoring and recording
- Partnership with NYPD for CCTV monitoring
- Behavioral analytics with industry-leading partners
- Video management systems
- Panoramic cameras, low-light cameras, specialty cameras

Additional Services:

- Security system design and consultation
- Training and education for staff on security systems

96 Sustainability Report 2025

Governance: Board of Trustees

GRI 2-9, 2-10, 2-12, 3-2, 405-1

Board and Committee Refreshment

- Continued focus on Board composition, refreshment, and rotation

Board Diversity

- 30% of the Board is comprised of female Trustees, including the Lead Trustee and the Audit Committee Chair, and 30% is racially/ ethnically diverse
- The Board is comprised of Trustees with diverse skill sets, including operational, sustainability, technology, and real estate expertise

Corporate Governance and Nominating Committee Oversight

- Corporate Governance and Nominating Committee assumed direct oversight to monitor the effects of climate change on the company, in addition to its responsibilities for Sustainability matters and oversight of company political contributions
- No direct company contributions to political candidate campaigns in 2020–2025

Competency/Attribute	Steven Roth	Candace K. Beinecke*	Michael D. Fascitelli	Beatrice Hamza Bassey	William W. Helman IV	David Mandelbaum	Raymond J. McGuire	Mandakini Puri	Daniel R. Tisch	Russell B. Wight, Jr.
Operational	•	•	•	•		•	•		•	•
Public Company Experience	•	•	•	•	•	•	•	•	•	•
Industry Expertise	•		•			•	•		•	•
Financial Literacy	•	•	•	•	•	•	•	•	•	•
Experience over Several Business Cycles	•	•	•	•	•	•	•	•	•	•
Capital Markets Expertise	•	•	•	•	•	•	•	•	•	•
Investment Management	•	•	•	•	•	•	•	•	•	•
Risk/Crisis Management	•	•	•	•	•	•	•	•	•	•
Accounting Expertise	•		•				•	•	•	
Government/Business Conduct/Legal	•	•	•	•		•	•	•		•
Sustainability and Governance	•	•	•	•	•		•	•		

*Lead Independent Trustee

Sustainability Report 2025 97

98  Sustainability Report 2025 Appendix 100  Human Capital Management Metrics  102  Global Reporting Initiative (GRI) Content Index  116  Assurance Statement — GRI Content Index  118  Sustainability Accounting Standards Board (SASB) Index  126  Assurance Statement — SASB Index  127 Assurance Statement — Financial Control GHG Emissions  128  UN Sustainable Development Goals  130  Glossary Sustainability Report 2025  99

Appendix

Human Capital Management Metrics

GRI 2-7, 2-8, 405-1

Social Demographics: Vornado 2025

All Employees

Gender		Total Employees	% All Employees	Racial Minorities* (%)
All Employees	Male	215	48%	31%
	Female	235	52%	37%
Age				
All Employees	< 30 Years Old	79	18%	34%
	30-50 Years Old	207	46%	41%
	> 50 Years Old	164	36%	26%
Region				
New York		195	43%	26%
New Jersey		200	44%	43%
Chicago		50	11%	28%
San Francisco		5	1%	80%

AVP or Above

Gender		Total Employees	% Total	Racial Minorities* (%)
AVP or Above	Male	75	17%	20%
	Female	43	10%	19%
Age				
AVP or Above	< 30 Years Old	1	0%	0%
	30-50 Years Old	68	15%	25%
	> 50 Years Old	49	11%	12%

2025 Employee Turnover Rate	8%
2025 Average Tenure (Years)**	11

Social Demographics: BMS 2025

All Employees

Gender		Total Employees	% All Employees	Racial Minorities* (%)
All Employees	Female	846	35%	73%
	Male	1602	65%	39%
Age				
All Employees	< 30 Years Old	267	11%	79%
	30-50 Years Old	990	40%	21%
	> 50 Years Old	1191	49%	18%
Region				
New York		1819	74%	65%
New Jersey		24	1%	100%
Chicago		157	6%	72%
San Francisco		9	0%	0%
Mid-Atlantic		439	18%	97%

2025 Employee Turnover Rate	20%
2025 Average Tenure (Years)**	8

*These figures represent the diversity of our organization and are inclusive of the following racial minority groups: Black/African American, Hispanic/Latina, Asian/Pacific Islander and American Indian/Alaskan Native.

**Any information relating to employee tenure was not subject to Deloitte & Touche LLP's review and, accordingly, Deloitte & ToucheLLP does not express a conclusion, opinion, or any form of assurance on such information.


9/11 Because
VORNADO REALTY TRUST

100 Sustainability Report 2025

Sustainability Report 2025 101

Appendix / Global Reporting Initiative

Global Reporting Initiative (GRI) Content Index

MANAGEMENT OF VORNADO REALTY Trust is responsible for the completeness, accuracy, and validity of the disclosures in the GRI Index included within the Sustainability Report of Vornado Realty Trust as of and for the year ended December 31, 2025. Management is responsible for the collection, quantification, and presentation of the disclosures and for the selection of the criteria, which management believes provide an objective basis for measuring and reporting on the disclosures. Measurement of certain disclosures includes estimates and assumptions that are subject to substantial inherent measurement uncertainty resulting, for example, from accuracy and precision of GHG conversion factors or estimation methodologies used by management.

The selection by management of different but acceptable measurement methods, input data, or assumptions may have resulted in materially different amounts or disclosures being reported. Management asserts that the disclosures in the GRI Index included within the 2025 Sustainability Report of Vornado Realty Trust as of and for the year ended December 31, 2025 are presented in accordance with the GRI Sustainability Reporting Standards.

GRI Content Index	Response
Statement of Use	Vornado Realty Trust has reported the information cited in this GRI content index for the period January 2025- December 2025 with reference to the GRI Standards.
GRI 1 used	GRI 1: Foundation 2021

GRI 2: General Disclosures

Disclosure	Description	Response
The organization and its reporting practices		
2-1	Organizational details	Vornado Realty Trust
		Vornado is a fully-integrated REIT and conducts its business through, and substantially all of its interests in properties are held by, the Operating Partnership, a Delaware limited partnership. Accordingly, Vornado's cash flow and ability to pay dividends to its shareholders are dependent upon the cash flow of the Operating Partnership and the ability of its direct and indirect subsidiaries to first satisfy their obligations to creditors. Vornado is the sole general partner of and owned approximately 91.3% of the common limited partnership interest in the Operating Partnership as of December 31, 2025.
		888 Seventh Avenue, New York, NY
		United States of America
2-2	Entities included in the organization's sustainability reporting	The entities included in this Sustainability 2025 report include Vornado Realty Trust (VNO); BMS; Alexander's, Inc. Vornado's Sustainability reporting includes all consolidated entities, and unconsolidated joint ventures where Vornado asserts Operational Control according to the World Resource Institute's Greenhouse Gas Protocol: A corporate Accounting and Reporting Standard: Revised Edition definition. Buildings not included are those under development as listed in our SEC filings as of 12/31/2025.
2-3	Reporting period, frequency, and contact point	January 1, 2025 - December 31, 2025, is for both the Sustainability 2025 Report and financial reporting. Annual April 7, 2026 Steven Borenstein, SVP & Corporation Counsel, sborenstein@vno.com
2-4	Restatements of information	No Restatements.
2-5	External assurance	Our Board is committed to sound governance practices designed to promote the long-term interests of shareholders and to strengthen Board and management accountability. The Board and the Corporate Sustainability Team, which includes the Lead Trustee of the Board, are the highest positions that seek external assurance for the organization's Sustainability report. The Audit Committee authorizes the external assurance engagement, is involved and contributes to the messaging of the report, and reviews the Sustainability Report before issuance. The Independent Accountants' Review Report can be found on pp. 116-117 of this report, available online at www.vno.com/sustainability.

102 Sustainability Report 2025

Sustainability Report 2025 103

Appendix / Global Reporting Initiative

GRI 2: General Disclosures

Disclosure	Description	Response
Activities and workers		
2-6	Activities, value chain, and other business relationships	Our primary property types are office and retail with geographic locations in New York, Chicago, and San Francisco. Also see Tenant Engagement pp. 64-67.
		We currently own all or portions of: New York; 19.2 million square feet of Manhattan office in 26 properties; 2.3 million square feet of Manhattan street retail space in 45 properties; 1,331 units in 2 residential Manhattan properties; multiple development sites, including 350 Park Avenue, Sunset Pier 94 Studios, 623 Fifth Avenue and the Hotel Pennsylvania site (PENN 15) and other PENN district sites; a 32.4% interest in Alexander's, Inc. ("Alexander's") (NYSE: ALX), which owns five properties in the greater New York metropolitan area, including 731 Lexington Avenue, the 1.1 million square foot Bloomberg, L.P. headquarters building, and The Alexander, a 312-unit apartment tower in Queens; signage throughout THE PENN DISTRICT and Times Square. Other real estate and investments: the 3.7 million square foot THE MART in Chicago; A 70% controlling interest in 555 California Street, a three-building office complex in San Francisco's financial district aggregating 1.8 million square feet; and other real estate and investments.
		30+ office properties in New York, Chicago, and San Francisco; 50+ retail properties in New York and surrounding regions and Annapolis, Maryland, 1,331 residential apartments in New York City, $1.81 billion total revenues. Sustainability Governance pp. 10-11 of this report.
		Vornado engages BMS LLC as a supplier of janitorial supplies and equipment for our properties, Supply Chain p. 85, and Occupational Health & Safety p. 70.
		No significant changes to the organization's sector, the entire value chain, and other relevant business relationships.
2-7	Employees	In 2025, Vornado in conjunction with BMS employed 2,898 employees, 450 of which are employed by Vornado, and 2,448 of which are employed by BMS. Vornado employees are responsible for operations, management, development, cash flow and ownership of its real estate assets and fiduciary duty to its stakeholders. Vornado does not employ non-guaranteed hours employees. There are no significant variations in the number of employees during the reporting period or between reporting periods. Vornado uses full-time employee (FTE) methodology to track its employee counts and tracks all employees during the GRI reporting period. Human Capital Management Metrics pp. 100-101.

Social Demographics: Vornado 2025

GENDER		Total Employees	% All Employees	Permanent	Temporary	Full-Time	Part-Time
All Employees	Male	215	48%	215	0	215	0
	Female	235	52%	234	1	233	2
REGION		**Total Employees**	**% All Employees**	**Permanent**	**Temporary**	**Full-Time**	**Part-Time**
New York		195	43%	195	0	194	1
New Jersey		200	44%	199	1	199	1
Chicago		50	11%	50	0	50	0
San Francisco		5	1%	5	0	5	0

Social Demographics: BMS 2025

GENDER		Total Employees	% All Employees	Permanent	Temporary	Full-Time	Part-Time
All Employees	Female	846	35%	813	33	717	129
	Male	1,602	65%	1,563	39	1477	125
REGION		**Total Employees**	**% All Employees**	**Permanent**	**Temporary**	**Full-Time**	**Part-Time**
New York		1,819	74%	1,811	8	1,787	32
New Jersey		24	1%	16	8	7	17
Chicago		157	6%	101	56	118	39
San Francisco		9	0%	9	0	9	0
Mid-Atlantic		439	18%	439	0	273	166

104 Sustainability Report 2025

GRI 2: General Disclosures

Disclosure	Description	Response
Activities and workers (continued)		
2-8	Workers who are not employees	The significant portion of Vornado's activities are performed by workers employed by Vornado. Vornado and BMS hired approximately 26 and 3 interns in 2025, respectively. Vornado considers BMS workers who are not employees and whose work is controlled by the organization, the number of workers is approximately 2,898 as of 2025. There are not any significant fluctuations in the number of workers during or between work periods. The information included in this Sustainability report has been supplied and created by Vornado's & BMS's Human Resources departments, respectively. Vornado uses FTE methodology to track its worker counts for anyone who worked at any point during the year. Occupational Health & Safety p. 70 and Human Capital Management Metrics pp. 100-101.
Governance		
2-9	Governance structure and composition	Sustainability Governance pp. 10-11, Governance p. 84, and Governance: Board of Trustees p. 97 of this report.
2-10	Nomination and selection of the highest governance body	Our Board believes that the Board should be comprised of members who encompass a broad range of skills, expertise, industry knowledge, and diversity of opinion, experience, perspective, and contacts relevant to our business. Our Board is deeply involved in the business and strategy of our Company, and the great depth of experience and insight that our Board members bring to meetings continues to be invaluable. The Corporate Governance and Nominating Committee and the Board believe that considering a Board candidate involves various objective and subjective assessments, many of which are difficult to quantify or categorize. However, the Corporate Governance and Nominating Committee and the Board do consider various characteristics, competencies, and attributes when considering candidates for inclusion on our Board. Sustainability Governance, pp. 10-11, Governance p. 84, and Governance: Board of Trustees p. 97 of this report. See pp. 13-20 of 2026 Proxy Statement issued April 7, 2026.
2-11	Chair of the highest governance body	Mr. Roth has been the Chairman of our Board of Trustees since May 1989 and Chairman of the Executive Committee of the Board since April 1980. From May 1989 until May 2009, Mr. Roth served as our Chief Executive Officer. Since April 15, 2013, Mr. Roth has again been serving in that position. Since 1968, he has been a general partner of Interstate Properties (an owner of shopping centers and investor in securities and partnerships, "Interstate") and he currently serves as its Managing General Partner. He is the Chairman of the Board of Directors and Chief Executive Officer of our affiliate, Alexander's, Inc. (a New York Stock Exchange-listed real estate investment trust 32.4% of which is owned by the Company, "Alexander's"). From January 2015 to May 2023, Mr. Roth was a member of the Board of Trustees of Urban Edge Properties (a New York Stock Exchange-listed real estate investment trust that we spun-off and+D18 which holds the Company's former shopping center business, "Urban Edge"). From July 18, 2017 until May 15, 2021, Mr. Roth was the Chairman of the Board of Trustees of JBG SMITH Properties (a New York Stock Exchange-listed real estate investment trust and the spun-off successor to our former Washington D.C. business, "JBG SMITH"). Our Board believes the presence of Mr. Roth on the Alexander's Board is beneficial to the Company and/or the broadly overlapping shareholder base of the Company and Alexander's. Also, refer to GRI 2-15 regarding Conflicts of Interest. See p. 5 of 2026 Proxy Statement issued April 7, 2026.
2-12	Role of the highest governance body in overseeing the management of impacts	While day-to-day risk management is primarily the responsibility of the Company's senior management team,the Board is responsible for the overall supervision of the Company's risk management activities. The Board's oversight of the material risks faced by our Company occurs at both the full Board level and at the committee level. The Board's role in the Company's risk oversight process includes receiving reports from members of senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, strategic, reputational, cybersecurity, environmental, social, governance and climate change risks.The full Board (or the appropriate committee in the case of risks that are under the purview of a particular committee) receives these reports from the appropriate "risk owner" within our organization or in connection with other management-prepared presentations of risk to enable the Board (or committee, as applicable) to understand our risk identification, risk management and risk mitigation strategies. By "risk owner," we mean that person or group of persons who is or are primarily responsible for overseeing a particular risk. As part of its charter, the Audit Committee discusses our guidelines and policies with respect to which our management assesses and manages the Company's exposure to risk and reports to the full Board its conclusions as a partial basis for further discussion by the full Board. This enables the Board and the applicable committees to coordinate the risk oversight role, particularly with respect to risk interrelationships. In addition to the Board's review of risks applicable to the Company generally, the Board conducts regular strategic and personnel reviews. Sustainability Governance pp. 10-11, Governance p. 84, and Governance: Board of Trustees p. 97 of this report. See p. 20 of 2026 Proxy Statement issued April 7, 2026.

Sustainability Report 2025 105

Appendix / Global Reporting Initiative

GRI 2: General Disclosures

Disclosure	Description	Response
Governance (continued)		
2-13	Delegation of responsibility for managing impacts	Responsibilities of managing the organization's impacts on the economy are appointed to the Corporate Sustainability team, including the Lead Trustee, President & CFO, the Chief Administrative Officer, EVP & Co-Head of Real Estate, Corporation Counsel, SVP of Human Resources, and Chief Sustainability Officer. These executives meet on a regular basis for sustainability strategy implementation and report back to the Board on a quarterly frequency and to investors on an annual frequency. Sustainability Governance pp. 10-11 and Governance p. 84 of this report.
2-14	Role of the highest governance body in sustainability reporting	Board of Trustees - Corporate Governance and Nominating Committee is the highest position in the governance structure. The Lead Trustee is part of the Corporate Sustainability Team, which is responsible for initiating, reviewing, and approving the reported information, including the organization's material topics. Sustainability Governance pp. 10-11 and Governance p. 84 of this report. See p. 18 of 2025 Proxy Statement issued April 7, 2026.
2-15	Conflicts of Interest	Conflicts of interest should, wherever possible, be avoided. However, the Company recognizes that its corporate structure and business investments do not make it practicable or desirable to avoid all relationships that could give rise to conflicts of interest. Accordingly, conflicts of interest, potential conflicts of interest, or relationships which are identified as giving rise to potential conflicts of interest that are approved by, or at the direction of, the Board of Trustees or the Corporate Governance and Nominating Committee or that have been previously disclosed in the Trust's Annual Report on Form 10-K are permitted. Any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest should be discussed with the appropriate Code of Ethics Contact Person if not previously approved by, or at the direction of, the Board of Trustees or the Corporate Governance and Nominating Committee or previously disclosed in Vornado Realty Trust's Annual Report on Form 10-K. See Vornado's website, https://www.vno.com/governance/conduct-and-ethics.
2-16	Communication of critical concerns	See p. 20 of our 2026 Proxy Statement issued April 7, 2026.
2-17	Collective knowledge of the highest governance body	See pp. 10-11 and p. 84 of the 2025 Sustainability Report to understand the communication and knowledge-building of the highest governance body within Vornado as it pertains to sustainable development.
2-18	Evaluation of the performance of the highest governance body	The Compensation Committee and the Board prioritize annual shareholder votes on executive officer compensation. Vornado's compensation structure includes four pay elements: Annual Base Salary, Annual Incentive Award, long-term equity incentive which includes restricted units and long-term incentive performance awards, and development fee pool allocations. Vornado is committed to a compensation program based on a pay-for-performance philosophy and is designed to incentivize executives to achieve financial and strategic goals that are aligned with the Company's long-term business strategy and the creation of sustained, long-term value for our shareholders. The objectives of the program include Retain, Attract, Motivate, Emphasize, Align and Achieve pillars. The overall compensation levels and allocation among these components, excluding any development fee pool allocations, are determined annually by our Compensation Committee considering the Company's performance during the year and a review of the competitive market for executive talent. Historically, most of the total compensation for our CEO has been in long-term equity awards. These longer-term, equity-based awards reflect the Compensation Committee's desire to directly align management and shareholder interests and to provide incentives to successfully implement our long-term strategic objectives. The CEO's compensation is tied to achieving goals set during the previous year's Annual Institutional Investor Conference, ensuring deep involvement in such matters. See pp. 31-33 and p. 10 of 2026 Proxy Statement issued on April 7, 2026.
2-19	Remuneration Policies	See pp. 27-77 of 2026 Proxy Statement issued April 7, 2026.

GRI 2: General Disclosures

Disclosure	Description	Response
Governance (continued)		
2-20	Process to determine remuneration	See pp. 28-74 of 2026 Proxy Statement issued April 7, 2026.
2-21	Annual total compensation ratio	See pp. 28-70 of 2026 Proxy Statement issued on April 7, 2026.
Strategy, policies and practices		
2-22	Statement on sustainable development	From Our Chairman, p. 6 of this Report
2-23	Policy commitments	Policy commitments are approved at the board level and are implemented by the VNO Executive Team, VNO Corporate Sustainability Team and Sustainability Team. Policies are found on VNO's website and within this Sustainability report. Our Code of Business Conduct and Ethics promotes honest and ethical conduct, including fair dealing and the ethical handling of conflicts of interest; promotes full, fair, accurate, timely, and understandable disclosure; promotes compliance with applicable laws and governmental rules and regulations; ensures the protection of the Trust's legitimate business interests, including corporate opportunities, assets, and confidential information; and deters wrongdoing. Our expanded policy can be found on our Conduct and Ethics VNO Web page, found at https://www.vno.com/governance/conduct-and-ethics While Vornado has not formally adopted the Precautionary Principle, we apply a precautionary approach in our operational planning or when introducing new products to our buildings. GHG emissions and indoor air pollutants are among many of the environmental risks that we seek to avoid and mitigate. Our policies regarding Vornado's commitment to Human Rights and to conduct Due Diligence can be found in further detail on Vornado's Sustainability web site under Policies and in Vornado's Vendor Code of Conduct, Vendor Integrity Program, and Responsible Supply Chain Program policy documentation. Supply Chain, p. 85 & Climate-Related Strategy & Analysis pp. 86-89. https://books.vno.com/books/qzso/#p=5 https://books.vno.com/books/rkrk/#p=1 https://www.vno.com/sustainability/overview
2-24	Embedding policy commitments	Sustainability strategy implementation within respective areas of focus. Daily discussions and active collaboration on specific projects as well as ongoing operations and maintenance. Integration of Sustainability strategy across entire spectrum of business units and stakeholder groups. Frequent communication with respective heads of management. Our policies regarding Vornado's commitment to Human Rights can be found in further detail in Vornado's Vendor Code of Conduct, Vendor Integrity Program, and Responsible Supply Chain Program policy documentation. Also see https://www.vno.com/sustainability/overview for additional Vornado Policies. Goals & Progress pp. 16-21, Environmental Results 2025 pp. 22-27, Certification & Ratings pp. 32-33, Energy Efficiency Programs pp. 42-44, Energy Progress pp. 46-47, Climate-Related Strategy & Analysis pp. 86-89, Water Management pp. 60-61, Professional Development Engagement pp. 74-75, Health & Wellness p. 68, Tenant Engagement pp. 64-67, Occupational Health & Safety p. 70, Community Development pp. 72-73, Vornado Volunteers pp. 78-79, Partnerships & Participation p. 69, Vornado Honors pp. 80-81, Sustainability Governance pp. 10-11, Governance p. 84, Risk Management pp. 92-93, Technology & Cybersecurity pp. 94-96, and Supply Chain p. 85.
2-25	Processes to remediate negative impacts	Vornado offers a number of trainings through third-party service providers that educate employees on the appropriate steps to report grievances. Incidents are tracked by Human Resources and are followed up on. Professional Development Engagement pp. 74-75 and in the Employee Handbook.
2-26	Mechanisms for seeking advice and raising concerns	Please refer to Code of Business Conduct and Ethics - https://www.vno.com/pdf?id=61a90f8bafbe32b13827c1296453d3bf87d1e435&filename=ethics10.pdf

106 Sustainability Report 2025

Sustainability Report 2025 107

Appendix / Global Reporting Initiative

GRI 2: General Disclosures

Disclosure	Description	Response
Strategy, policies, and practices (continued)		
2-27	Compliance with laws and regulations	No significant instances of noncompliance. We consider 'significant instances of noncompliance with laws and regulation' as those listed in Vornado Form 10-K for the fiscal year ended December 31, 2025, "Note 21: Commitments and Contingencies" on pp. 108-109.
2-28	Membership associations	Our Partnerships & Participation p. 69 of this report.
Stakeholder Engagement		
2-29	Approach to stakeholder engagement	The Corporate Stakeholder Engagement strategy is applied consistently across all operations. We have a robust and ongoing shareholder engagement program and demonstrated responsiveness to feedback. We review our Sustainability Materiality Assessment each year with our stakeholders in preparation of our overall Sustainability strategy and the annual Sustainability report, reconfirming and expanding our topics of materiality. Stakeholders were identified and selected through our materiality assessment & stakeholder engagement efforts that were formed back in 2017, aligning stakeholders with key Sustainability topics of concern and an approach to act on and address these topics. We renew this process each year with our stakeholders, reconfirming and expanding our topics of materiality. This engagement was considered and incorporated into the 2025 report as appropriate. Tenant Engagement pp. 64-67 & Materiality Assessment pp. 90-91.
2-30	Collective bargaining agreements	83% of employees are covered by collective bargaining agreements. For employees not covered by collective bargaining agreements, the working conditions and terms of employment of these employees are not influenced or determined based on other collective bargaining agreements.

GRI 3: Material Topics

Disclosure	Description	Response
3-1	Process to determine material topics	Our material topics are identified through a robust Governance structure and processes and annual risk assessment, including identification, prioritization, monitoring, and engagement discussions with stakeholders. Vornado conducts a risk workshop and market research effort as apart of its process to identify material topics, described in our EMS process and in our Risk Management section of this report. Our analysis includes, among other things: • Evaluation of Sustainability frameworks and standards, ratings and rankings assessments, regional building performance standards and regulations, in addition to general and industry specific external research reports. • Interviewing members of the Executive Team, who have direct responsibility of executing all company strategy. • Gathering feedback from stakeholders, including but not limited to - tenants, investors, regulators, utilities, community boards, industry-relevant trade organizations. We evaluated a list of topics from the GRI framework and examined these issues in depth, including areas with actual and potential, negative and positive impact, as well as broader sustainability trends. Each issue's relative importance was evaluated based on an assessment of feedback and was considered in determining material topics listed on GRI indicator 3-2. Sustainability Governance pp. 10-11, Risk Management pp. 92-93, and Materiality Assessment pp. 90-91 of this report. Pp 21-22 of the 2026 Proxy issued April 7, 2026.

GRI 3: Material Topics

Disclo-sure	Description		Response
3-2	List of material topics	Board Engagement on Sustainability; Energy, Water, and Waste Management; Climate Change Risk and Mitigation; Human Capital Management; Regulation & Disclosure; Net Zero Transition and Scope 3 Emissions; Management Succession Plan; Executive Compensation; Health and Wellness; Sustainable Development and Embodied Carbon; Community Impact. Changes to material key topics include; (1) removing of Board Structure, tenure and refreshment and Working from Home Impact; (2) Changing Board Engagement on ESG to Board Engagement on Sustainability; Diversity, Equity & Inclusion now being included in Human Capital Management topic; Carbon Emission and Carbon Footprint Reporting now being included in Regulation & Disclosure topic; Local Communities now being included in the Community Impact topic. All topics are found on Materiality Assessment pp. 90-91.	
		Material Topics	**Ref # (s)**
		Energy, Water, and Waste Management	Goals & Progress pp. 16-21, Environmental Results pp. 22-27, Certification & Ratings pp. 32-33, Energy Progress pp. 46-47, Water pp. 60-61
		Climate Change Risk and Mitigation	Climate-Related Strategy & Analysis pp. 86-89, Supply Chain p. 85
		Regulation and Disclosure	Sustainability Governance pp. 10-11, Goals & Progress pp. 16-21, Environmental Results 2025 pp. 22-27, Energy Efficiency Programs pp. 42-44, SASB IF-RE-450a.2 Discussion of Climate Change Adaptation pp. 124-125
		Board Engagement on Sustainability	Sustainability Governance pp. 10-11, Governance p. 84, Materiality Assessment pp. 90-91, Risk Management pp. 92-93, Board Planning p. 97
		Management Succession Plan	See p. 14 of 2026 Proxy Statement issued April 7, 2026.
		Executive Compensation	See pp. 29-86 of 2026 Proxy Statement issued April 7, 2026.
		Health and Wellness	Health & Wellness p. 68, Occupational Health & Safety p. 70.
		Professional Development	Professional Development pp. 74-75, Human Capital Management Metrics pp. 100-101, Vornado Honors pp. 80-81
		Sustainable Development and Embodied Carbon	Climate-Related Strategy & Analysis pp. 86-89
		Community Service	Tenant Engagement pp. 64-67, Community Development pp. 72-73, Vornado Volunteers pp. 78-79, Partnerships & Participation p. 69

108 Sustainability Report 2025

Sustainability Report 2025 109

Appendix / Global Reporting Initiative

GRI 3: Material Topics

Disclosure	Description	Response
3-3	Management of material topics	Our approach to management of materials topics is cyclical and begins with feedback from our stakeholders to inform our commitment and policies, implementation is established throughout the organization, results are assessed and communicated, and then management discusses each topic to determine forward strategy. While Vornado has not formally adopted the Precautionary Principle, we apply a precautionary approach in our operational planning or when introducing new products to our buildings. GHG emissions and indoor air pollutants are among many of the environmental risks that we seek to avoid and mitigate. All material topics are guided by standards set forth in Vornado's policies; see Governance pp. 84 of this report and visit https://www.vno.com/sustainability/overview and scroll to "Policies" section. **Impact:** "Globally, the building sector contributes more than one-third (approximately 40%) of energy consumption and GHG emissions" (https://www.iea.org/energy-system/buildings). At Vornado, sustainability and resilience are important lenses through which we view all development projects at any scale. Our strategy focuses on sustainable development inclusive of carbon neutrality, operational efficiencies, human health, minimizing material resources, and climate change adaptation. We collaborate with our community partners, vendors, and our company's stakeholders to support driving down our carbon footprint in the regions we operate. See Sustainability Governance pp. 10-11, Governance p. 84, Materiality Assessment pp. 90-91, Risk Management pp. 92-93. **Resilience and Adaptation:** Our climate risk assessment informs the risk profiles of our properties and is a component of our Enterprise Risk Management (ERM) assessment during all stages of a building cycle. Understanding climate-related risks enables us to better assess potential acquisitions through the due diligence process, impacts within our (re)development efforts, and exposure of our operational assets. See Goals & Progress pp. 16-21, Environmental Results 2025 pp. 22-27, Energy Efficiency Programs pp. 42-44, Energy Progress pp. 46-47, Environmental Management System pp. 30-31, Water pp. 60-61, Climate-Related Strategy & Analysis pp. 86-89 and Risk Management pp. 92-93, Technology & Cybersecurity pp. 94-96 of this report for more details. **Societal Benefits of Business Activities:** Vornado supports volunteerism and local community organizations through charitable contributions that enhance and serve the communities in which we live and work. Through employee engagement and social impact assessment, Vornado Volunteers identifies local community organizations focused on economically and socially disadvantaged populations, environmental restoration and protection, and health and wellness. See Health & Wellness p. 68, Occupational Health & Safety p. 70, Community Development pp. 72-73, Vornado Volunteers pp. 78-79, Supply Chain p. 85. **Sustainable Stakeholder Solutions:** We offer our tenants solutions to support minimizing environmental impacts associated with their supply chains. This includes, but is not limited to, introduction and support of EPA-backed ENERGY STAR programs, submetering, tenant fit-out solutions, renewable procurement, locations with access to public transportation, waste programming and resources, tenant surveys, green leasing, vendor purchasing policies, and standards. See Certifications & Ratings pp. 32-33, Tenant Engagement pp. 64-67 and Partnerships and Participation p. 69, Technology & Cybersecurity pp. 94-96 of this report for more details. Vornado further describes its impacts, impacts from its business relationships, actions taken to manage topics and related impacts, tracking effectiveness of actions taken, and how engagement with stakeholders has informed actions taken on the Annual Report Form 10-K issued February 9, 2026, pp. 11-25, the separate TCFD report found at https://books.vno.com/books/eycp/, and on Materiality Assessment pp. 90-91.

GRI 200-400: Topic-Specific Disclosures

GRI Topics	Disclosure	Description	Response
Economic			
GRI 201: Economic Performance 2016	**201-1**	Direct economic value generated distributed	Please see Vornado's Annual Report 10K released on February 9, 2026.
	201-2	Financial implications and other risks and opportunities due to climate change	Vornado has begun to assess the financial implications and the other risks and opportunities due to climate change and intends to report this in the future. Vornado's approach is stated in Climate-Related Strategy & Analysis pp. 86-89 of this report, Tenant Engagement pp. 64-67 and SASB Disclosure on Climate Change Adaptation, pp. 124-125 of this report, and in the separate TCFD report found on pp. 8-11 at https://www.vno.com/vornado-tcfd-report/2024. See also pp. 11-25 of the 2025 Annual Report Form 10-K.
	201-3	Defined benefit plan obligations and other retirement plans	Please see Vornado's Annual Report 10K pp 9-11 released on February 9, 2026.
	201-4	Financial assistance received from government	In 2025, Vornado participated in the New York State Energy Research & Development Authority (NYSERDA) FlexTech Program, the Onsite Energy Manager Program, the Empre Building Challenge, the New Construction Program and Workforce Development programs for a total of $1,589,376. These initiatives support the implementation of energy efficiency measures, enhance tenant engagement on energy use, and strengthen internal capabilities to drive long-term energy performance improvements across the portfolio.
Environmental			
GRI 302: Energy 2016	**302-1**	Energy consumption within the organization	Energy Consumption (MWh) p. 27 of this report. We utilized the Thermal Energy Conversion factors from ENERGY STAR Portfolio Manager Technical Reference Guide published by EPA. Our energy is converted to GJ using generic conversion factors. Our total energy reported within the organization is 38,979 GJ of chilled water, 487,058 GJ of district steam, 348,269 GJ of electricity, 445,754 GJ of natural gas and 18,993 GJ of fuels. The total energy within the organization is 1,339,053 GJ. The majority of Vornado's heating consumption is from district steam sources, which are reported on p. 27. Vornado does not sell electricity, heating, cooling, or steam. All fuel consumption reported is non-renewable.
	302-2	Energy consumption outside of the organization	Energy Consumption (MWh) pp. 27 of this report. We utilized the Thermal Energy Conversion factors from ENERGY STAR Portfolio Manager Technical Reference Guide published by EPA. Total energy outside the organization is 964,622 GJ.
	302-3	Building energy intensity	Intensity Measures pp. 24 of this report. Our denominator is the square footage as outlined in the boundaries found in the endnotes of this index. Building energy intensity reported includes all energy reported in 302-1 & 302-2 reported amounts. We utilized the latest available emission factors for each energy type and Global Warming Potential factors from the Sixth Assessment Report (AR6) published by Intergovernmental Panel on Climate Change and EPA ENERGY STAR Portfolio Manager GHG Technical Reference to calculate our GHG inventory. No significant recalculations occurred. Consolidation approach as defined in the reporting boundary endnotes in this index. Biogenic emissions of CO2 that occur in the life cycle of biomass other than from combustion or biodegradation are not applicable.

110 Sustainability Report 2025

Sustainability Report 2025 111

Appendix / Global Reporting Initiative

GRI 200-400: Topic-Specific Disclosures

GRI Topics	Disclosure	Description	Response
Environmental (continued)			
GRI 303: Water 2018	303-1	Interactions with water as a shared resource	Water Withdrawal, p. 25 of this report. All water listed is municipal water supply. No other sources of consumed water are of material quantities. Water converted from source unit of measure to cubic meters. Occupational Health & Safety p. 70; Water Management, pp. 60-61 of this report.
	303-2	Management of water discharge-related impacts	TCFD Scenario analysis, p. 86 of this report, Health & Wellness p. 68, and SASB Disclosure on Water Management, Appendix p. 118 of this report.
		Management of water discharge-related impacts	Vornado's NYC properties rely on the NYC Water System, which serves all properties within the Bronx, Kings, New York, Queens, and Richmond Counties. In 2025, Vornado withdrew 1.29 million cubic meters of water from the NYC Water System. This water is state-operated and is 100% surface water drawn from the Delaware Aqueduct drawing from Catskill/Delaware and Croton Watersheds). Vornado's San Fran properties rely on water from the San Francisco Public Utilities Commission from the Hetch Hetchy Regional Water System. The water is drawn from local groundwater, purified water and local reservoirs in Alameda and San Mateo counties. In 2025, Vornado withdrew 57,763 cubic meters of water from the San Francisco Water System. Vornado's Chicago property relies on the Chicago Department of Water Management whose water system draws, treats, and distributes nearly 1 billion gallons of water daily from Lake Michigan. In 2025, Vornado withdrew 79,071 cubic meters of water from the Chicago Water System. Vornado analyzes water consumption for all buildings based on utility bills provided to each property, and on-site teams confirm correct water usage through daily on-site meter readings.
	303-3	Water withdrawal	Water Withdrawal p. 25, SASB Disclosure on Water Management pp. 60-61 of this report. All water listed is municipal water supply converted from source unit of measure to 1,499,006 cubic meters. No other sources of consumed water are of material quantities. Water listed is municipal and is converted fresh water. Our baseline water stress is 151.34 megaliters. Data regarding third-party water sources for water stress areas is not available.
	303-5	Water consumption	See p. 25 in the 2025 Sustainability Report and this is answered in SASB metric IF-RE-140a.2.
GRI 305: Emissions 2016	305-1	Scope 1 GHG emissions	Greenhouse gas (GHG) emissions inventory p. 23 of this report. Gases included are CO2, CH4, and N2O. We utilized the latest available emission factors for each energy type and Global Warming Potential factors from the Sixth Assessment Report (AR6) published by Intergovernmental Panel on Climate Change and EPA ENERGY STAR Portfolio Manager GHG Technical Reference to calculate our GHG inventory. No significant recalculations occurred. Consolidation approach as defined in the reporting boundary endnotes in this index. All GHG emission Scopes have base years of 2019, which is aligned with our SBTi commitment, as well as our Vision 2030 Carbon Neutrality plan. Biogenic emissions of CO2 that occur in the life cycle of biomass other than from combustion or biodegradation are not applicable.
	305-2	Scope 2 GHG emissions	Greenhouse gas (GHG) emissions inventory p. 23 of this report. Gases included are CO2, CH4, and N2O. We utilized the latest available emission factors for each energy type and Global Warming Potential factors from the Sixth Assessment Report (AR6) published by Intergovernmental Panel on Climate Change and the eGRID 2023 to calculate our GHG inventory. Market-based Scope 2 emissions are calculated per the GHG Protocol's data hierarchy, applying purchased and retired Renewable Energy Certificates (RECs), then applying 2023 Green-e residual mix emissions rates (based on 2023 eGRID data) to the remaining MWh not covered by RECs. No significant recalculations occurred. Consolidation approach as defined in the reporting boundary endnotes in this index. All GHG emission Scopes have base years of 2019, which is aligned with our SBTi commitment, as well as our Vision 2030 Carbon Neutrality plan.

112 Sustainability Report 2025

GRI 200-400: Topic-Specific Disclosures

GRI Topics	Disclosure	Description	Response
Environmental (continued)			
GRI 305: Emissions 2016 (continued)	305-3	Scope 3 GHG emissions	Greenhouse gas (GHG) emissions inventory, p. 23 of this report. Gases included are CO2, CH4, and N2O. We utilized the latest available emission factors for each energy type and Global Warming Potential factors from the Sixth Assessment Report (AR6) published by Intergovernmental Panel on Climate Change, EPA ENERGY STAR Portfolio Manager GHG Technical Reference guide, and the eGRID 2023 to calculate our GHG inventory. No significant recalculations occurred. Consolidation approach as defined in the reporting boundary endnotes in this index. All GHG emission Scopes have base years of 2019, which is aligned with our Vision 2030 Carbon Neutrality plan. Biogenic emissions of CO2 that occur in the life cycle of biomass other than from combustion or biodegradation are not applicable.
	305-4	GHG emissions intensity	Intensity Measures p. 24 of this report. Our numerator includes Scope 1, 2, & 3 emissions, and our denominator is the square footage as outlined in the boundaries found in the endnotes of this index. Intensities are reported in MTCO2e per square foot; Scope 1 emissions are 0.0008, Scope 2 location-based emissions are 0.0024, Scope 2 market-based emissions are 0.0011 and Scope 3 emissions are 0.0033.
	305-5	Reduction of GHG emissions	See p. 23 of this report for the Operational control method of GHG emissions reduction and p. 47 for the financial control method.
GRI 306: Waste 2020	306-1	Waste generation and significant waste-related impacts	Reported amounts represent waste impact within the organization, its activities and its tenants activities. Waste disposal method has been directly confirmed by the organization through annual on-site visits to the off-site facilities. Information is provided by waste disposal contractor on a monthly basis. Path to Zero Waste p. 56 Tenant Engagement pp. 64-67 Occupational Health & Safety p. 70
	306-2	Management of significant waste-related impacts	
	306-3	Waste generated	Waste disposal method and waste management practices have been directly confirmed by the organization through annual on-site visits to the off-site facilities. Information is provided by waste disposal contractor on a monthly basis. The only diversion methods applicable to our operations are donations, recycling, and composting. We track C&D waste and amounts fluctuate significantly, therefore, we report it separately. C&D for FY25 was 1,939 metric tons, of which 1,604 tons were recycled and 335 tons were landfilled. All C&D waste was nonhazardous. In 2025, we generated 14,038 metric tons of waste, 7,412 metric tons were diverted from disposal, and 6,626 metric tons were directed to disposal. No disposal of hazardous waste outside of diversion methods. Nonhazardous Waste p. 25. Path to Zero Waste p. 56.
	306-4	Waste diverted from disposal	
	306-5	Waste directed to disposal	

Sustainability Report 2025 113

Appendix / Global Reporting Initiative

GRI 200-400: Topic-Specific Disclosures

GRI Topics	Disclosure	Description	Response
Social			
GRI 401: Employment 2016	401-1	New employee hires and employee turnover	Vornado's and BMS's 2025 turnover rates are 8% and 20%, respectively. Turnover demographics were not collected for employees who left employment in 2025.
	Social Demographics: Vornado 2025		2025 Number of New Hires (see table below)

Social Demographics: Vornado 2025

2025 Number of New Hires

By Age			By Gender			By Region		
< 30 Years Old	16	59%	Male	15	56%	New York	11	41%
30-50 Years Old	11	41%	Female	12	44%	New Jersey	10	37%
> 50 Years Old	0	0%				Chicago	4	15%
						San Francisco	2	7%
Total	27	100%	Total	27	100%	Total	27	100%

Social Demographics: BMS 2025

2025 Number of New Hires

By Age			By Gender			By Region		
< 30 Years Old	202	29%	Female	244	35%	New York	475	68%
30-50 Years Old	323	46%	Male	453	65%	New Jersey	11	2%
> 50 Years Old	172	25%				Chicago	89	13%
						San Francisco	4	1%
						Mid-Atlantic	118	17%
Total	697	100%	Total	697	100%	Total	697	100%

GRI Topics	Disclosure	Description	Response
GRI 401: Employment 2016	401-2	Full-time benefits not provided to temporary/ part-time employees	These benefits are provided to employees across all property subsectors of operation, including New York, NY; Chicago, IL; San Francisco, CA; and other regions Vornado operates in. Benefits listed are available to all full-time employees, and certain benefits are extended to part-time and temporary employees. Professional Development & Engagement pp. 74-75: • Medical and prescription plan at low employee cost • Dental plan at no employee cost • Tax deferred 401(k) plan • Flexible spending accounts for medical and dependent care • Life insurance at two times an employee's annual compensation and at no employee cost • Paid time off for vacations, holidays, and personal days • Employee Assistance Program • Tuition reimbursement and professional reimbursement development plan*

114 Sustainability Report 2025

GRI 200-400: Topic-Specific Disclosures

GRI Topics	Disclosure	Description	Response
Social (continued)			
GRI 404: Training and Education 2016	404-1	Average hours of training per year per employee	Occupational Health & Safety p. 70 of this report. Every employee undergoes mandatory compliance training; however, training hours are not currently tracked to report on average hours of training per employee reported by gender and by employee category (level), respectively.
GRI 405: Diversity and Equal Opportunity 2016	405-1	Diversity of governance bodies and employees	Human Capital Management Metrics pp. 100-101, Governance: Board of Trustees p. 97 of this report. As of December 31, 2025, our Board consisted of 30% women, 0% under age 30, 0% between ages 30 and 50, and 100% over 50 years old, and was composed of 30% minorities.
GRI 413: Local Communities 2016	413-1	Operations with local community engagement, impact assessments, and development programs.	Our locations of operations are defined in GRI 2-6, and include New York; Chicago; San Francisco; and Annapolis, Maryland. We have implemented local community engagement, impact assessments or development programs across 98% of our total operations. We calculate this percentage by identifying regional locations that participate in community events, sum each region's total and apply as the numerator, and divide by our total portfolio's square footage as of year end December 31, 2025. Occupational Health & Safety p. 70 and Vornado Volunteers pp. 78-79 of this report.
GRI 416: Customer Health and Safety 2016	416-1	Assessment of the health and safety impacts of product and service categories	Occupational Health & Safety and BMS & Green Cleaning on pp. 70-71 of this report. We consider our properties and maintenance of the buildings to be our services provided to customers. The products purchased to maintain and clean the properties are purchased by Building Maintenance Service (BMS) in NY, NJ, IL, and Metro Services in CA. The responsible purchasing agents, BMS & Metro Services, reviews monthly supply reports from all vendors and identifies areas of improvement to address health and safety across products' life cycle. Therefore, 100% of the products purchased by our janitorial service providers are evaluated monthly for health and safety impacts. 80% of the annual purchasing adheres to third party certifications for janitorial supplies, while the remaining 25% is evaluated for product replacement and improvement when feasible. The applicable third-party certifications are as follows: ECOLOGO, Green Seal, EPA Safer Choice Standard, USDA Certified Biobased, EPA's Design for Environment, and EPA's Comprehensive Procurement Guidelines.

*Reporting boundaries:

Intensities: 2025 intensities were calculated by dividing the energy consumption, water consumption, and GHG emissions from the properties owned by Vornado at December 31, 2025 by the total square footage of that same list of properties.

Energy and Water: We report all consolidated entities, and unconsolidated joint ventures where we influence operational control in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025. Buildings not included are those under development as listed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025. Q4 2025 energy and water data was estimated at properties where actual consumption data was not available in time for the publication of this report. Energy and water were estimated by applying the same month consumption from prior year. Approximately 2.09% of total energy consumption and 5.1% of total water consumption was estimated.

Waste: Approximately 92% of all in-service square footage as of 12/31/2025, not listed as under development. Waste generation in 2024 and 2025 is represented by actual data from waste haulers. Excluded from waste data are properties where waste hauling is not directly managed by Vornado, such as high street retail and residential properties. Construction & Demolition waste is excluded from the reporting boundary as it is considered extraordinary waste, which is in line with industry standards. C&D for FY25 was 1,939 metric tons, of which 1,604 tons were recycled and 335 tons were landfilled. All C&D waste was non-hazardous.

Sustainability Report 2025 115

Sustainability Report 2025  117116  Sustainability Report 2025 mathematical accuracy of computations, compared the disclosures to underlying records, or observed the data collection process.  The preparation of the disclosures in the GRI Content Index included within the accompanying Sustainability Report requires management to interpret the criteria, make determinations as to the relevancy of information to be included, and make estimates and assumptions that affect reported information. Measurement of certain disclosures may include estimates and assumptions that are subject to substantial inherent measurement uncertainty, including, for example, the accuracy and precision of GHG conversion factors, or estimation methodologies used by management. Obtaining sufficient, appropriate review evidence to support our conclusion does not reduce the inherent uncertainty in the disclosures. The selection by management of a different but acceptable measurement method, input data, or model assumptions, or a different point value within the range of reasonable values produced by the model, may have resulted in materially different disclosures being reported.  Our review was limited to the disclosures in the GRI Content Index as of and for the year ended December 31, 2025. All other information presented within the Sustainability Report, including any recalculated information relating to periods prior to the year-ended December 31, 2025, information relating to forward looking statements, targets, goals, progress against goals, linked information, and denoted by an asterisk (*) of the Sustainability Report was not subject to our review and, accordingly, we do not express a conclusion or any form of assurance on such information.  Based on our review, we are not aware of any material modifications that should be made to the disclosures in the GRI Content Index in order for it to be presented in accordance with the GRI Standards.   Deloitte & Touche LLP 30 Rockefeller Plaza 41st Floor New York, NY 10112 USA Tel: +1 212 492 4000 Fax:+1 212 489 1687 www.deloitte.com WE HAVE REVIEWED MANAGEMENT of Vornado Realty Trust’s (the "Company") assertion that the disclosures in the Global Reporting Initiative (GRI) Content Index included within the accompanying Sustainability Report of Vornado Realty Trust as of and for the year ended December 31, 2025 (the “Sustainability Report”) are presented in accordance with the Global Reporting Initiative Sustainability Reporting Standards (the “GRI Standards”). The Company’s management is responsible for its assertion. Our responsibility is to express a conclusion on the disclosures in the GRI Content Index based on our review.  Our review was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants (AICPA) in AT-C Section 105, Concepts Common to All Attestation Engagements, and AT-C Section 210, Review Engagements. Those standards require that we plan and perform the review to obtain limited assurance about whether any material modifications should be made to the disclosures in the GRI Content Index in order for it to be presented in accordance with the criteria. The procedures performed in a review vary in nature and timing from, and are substantially less in extent than, an examination, the objective of which is to obtain reasonable assurance about whether the disclosures in the GRI Content Index are presented in accordance with the criteria, in all material respects, in order to express an opinion. Accordingly, we do not express such an opinion. Because of the limited nature of the engagement, the level of assurance obtained in a review is substantially lower than the assurance that would have been obtained had an examination been performed. We believe that the review evidence obtained is sufficient and appropriate to provide a reasonable basis for our conclusion.  We are required to be independent and to meet our other ethical requirements in accordance with relevant ethical requirements in accordance with the AICPA Code of Professional Conduct. We applied the Statements on Quality Control Standards established by the AICPA and, accordingly, maintain a comprehensive system of quality control.  The procedures we performed were based on our professional judgment. In performing our review, we performed analytical procedures, inquiries, and other procedures as we considered necessary in the circumstances. For a selection of the disclosures in the GRI Content Index, we performed tests of Independent Accountant’s Report Board of Trustees Vornado Realty Trust Appendix APRIL 7, 2026

Appendix / SASB Index

Sustainability Accounting Standards Board (SASB) Index

MANAGEMENT OF VORNADO Realty Trust is responsible for the completeness, accuracy, and validity of the metrics in the SASB Index included within the accompanying Sustainability Report of Vornado Realty Trust as of and for the year ended December 31, 2025. Management is responsible for the collection, quantification, and presentation of the metrics and for the selection of the criteria, which management believes provide an objective basis for measuring and reporting on the metrics. Measurement of certain metrics may include estimates and assumptions that are subject to substantial inherent measurement uncertainty, including, for example, the accuracy and precision of conversion factors or estimation methodologies used by management. The selection by management of a different but acceptable measurement method, input data, or model assumptions, or a different point value within the range of reasonable values produced by model, may have resulted in materially different metrics being reported. Management asserts that the metrics in the SASB Index included within the accompanying Sustainability Report of Vornado Realty Trust as of and for the year ended December 31, 2025, are presented in accordance with the Sustainability Accounting Standards Board (SASB) Real Estate Sustainability Accounting Standard. The number of assets includes the number of distinct building assets. In the SASB disclosures, each asset is counted as a single asset, even in cases where portions of an asset are classified into separate subsectors that are aligned with the FTSE NAREIT Classification Structure. The SASB disclosure instead categorizes assets into the four categories of "New York," "THE MART," "555 California," and "Other," which aligns with the entity's financial reporting. All disclosures are representative of the whole building approach defined on page 121.

118 Sustainability Report 2025

Activity Metrics

Code	Activity Metric	Total	New York	THE MART	555 California	Other	Unit of Measure
IF-RE-000.A[1]	Number of assets, by property subsector	49	43	1	3	2	Number
IF-RE-000.B[2]	Leasable floor area, by property subsector	28,282,000	21,950,000	3,693,000	1,820,000	819,000	Square Feet
IF-RE-000.C[3]	Percentage of indirectly managed assets, by property subsector	0.00%	0.00%	0.00%	0.00%	0.00%	Percentage (%) by Floor Area (SF)
IF-RE-000.D[4]	Average occupancy rate, by property subsector	85.27%	85.17%	79.63%	92.58%	97.16%	Percentage (%) by Floor Area (SF)

[1] Number of assets are based on properties where we have operational control based on the definition of operational control per the GHGP by the WRI.

[2] Leasable floor area for the properties in which Vornado influences control of operations as of 12/31/25 is disclosed separately into the four categories of "New York," "THE MART," "555 California," and "Other." These categories align with the entity's financial reporting, and the properties are grouped into subsectors based on their geographical location. Leasable floor area is reported in square feet, which is consistent with our financial reporting, and is a more relevant unit measure to users of this report.

[3] The definition of "indirectly managed assets" is solely based on the landlord/tenant relationship and is aligned with the 2025 GRESB Real Estate Assessment Reference Guide: "In the past, GRESB used to classify assets as Managed or Indirectly Managed," based on, "Where a single tenant has the sole authority to introduce and implement operating and/or environmental policies and measures, the tenant should be assumed to have operational control, the asset should be considered to be an Indirectly Managed Asset." In 2020, this concept was replaced by "Landlord Controlled" and "Tenant Controlled" areas, where the same notion of operational control applies to differentiate one from the other. However, while the rationale remains unchanged compared to previous years, if both the landlord and tenant have the authority to introduce and implement any or all of the policies mentioned above, the area should be reported as landlord controlled. Percentage of indirectly managed assets shall be disclosed separately into the four categories of "New York," "THE MART," "555 California," and "Other," which aligns with the entity's financial reporting.

[4] Average occupancy rate is an average of the reported occupancy for each of the four quarters in the reporting period and is disclosed separately for each portion of the entity's portfolio into the four categories of "New York," "THE MART," "555 California," and "Other," which aligns with the entity's financial reporting.

Sustainability Report 2025 119

Appendix / SASB Index

Energy Management

Code	Activity Metric	Total	New York	THE MART	555 California	Other	Unit of Measure
IF-RE-130a.1	Energy consumption data coverage as a percentage of floor area, by property subsector.	100.00%	100.00%	100.00%	100.00%	100.00%	Percentage (%) by floor area (SF)
IF-RE-130a.2[1]	Total energy consumed by portfolio area with data coverage, by property subsector.	2,303,674	1,807,829	217,748	158,560	119,537	Gigajoules (GJ)
IF-RE-130a.2	Percentage of total energy that is grid electricity, by property subsector.	49.48%	48.75%	43.39%	53.65%	66.00%	Percentage (%) by Gigajoule (GJ)
IF-RE-130a.2	Percentage of total energy that is renewable, by property subsector.	37.21%	36.60%	43.39%	53.65%	13.28%	Percentage (%) by Gigajoule (GJ)
IF-RE-130a.3[2]	Like-for-like change in energy consumption of portfolio area with data coverage, by property subsector.	3.26%	2.62%	6.89%	5.35%	4.15%	Percentage (%)
IF-RE-130a.4	Percentage of eligible portfolio that has obtained an energy rating, by property subsector.	100.00%	100.00%	100.00%	100.00%	100.00%	Percentage (%) by floor area (SF)
IF-RE-130a.4	Percentage of eligible portfolio that is certified to ENERGY STAR, by property subsector.	47.02%	52.30%	0.00%	100.00%	0.00%	Percentage (%) by floor area (SF)
IF-RE-130a.5	Description of how building energy management considerations are integrated into property investment analysis and operational strategy.	See pp. 22, 28, 30-31, 32, 42-44, 53.					

[1] 5.3 Whole Building is defined as "Energy used by tenants and Base Building services to lettable/leasable and common spaces. This should include all energy supplied to the building for the operation of the building and the tenant space."

[2] While considering our like-for-like boundary for SASB reporting, we include properties that are in-service for the entire current and prior year, consistent with our financial statement approach to like-for-like. We omit energy from buildings that are out of service or under development during any part of the current or prior year. Percentage changes without applying normalization adjustments are 2.17% at New York, 7.97% at THE MART, 5.35% at 555 California, 3.29% at Other, or 2.96% for our total portfolio. See page 125 for normalization note.

120 Sustainability Report 2025

Water Management

Code	Activity Metric	Total	New York	THE MART	555 California	Other	Unit of Measure
IF-RE-140a.1	Water withdrawal data coverage as a percentage of total floor area, by property subsector.	100.00%	100.00%	100.00%	100.00%	100.00%	Percentage (%) by floor area (SF)
IF-RE-140a.1	Percentage of floor area in regions with High or Extremely High Baseline Water Stress, each by property subsector.	16.40%	4.30%	100.00%	0.00%	0.00%	Percentage (%) by floor area (SF)
IF-RE-140a.2[1]	Total water withdrawn, (1) by portfolio area with data coverage and (2) percentage in regions with High or Extremely High Baseline Water Stress, each by property subsector.	(1) 151,337 (2) 10.10%	(1) 65,074 (2) 5.06%	(1) 79,071 (2) 100.00%	(1) 0.00 (2) 0.00%	(1) 7,192 (2) 9.38%	Thousand Cubic Meters (m^3); Percentage (%)
IF-RE-140a.3[2,3]	Like-for-like change in water withdrawn for portfolio area with data coverage, by property subsector.	.75%	.51%	5.02%	7.42%	-4.11%	Percentage (%)
IF-RE-140a.4	Discussion of water management risks and description of risks and practices to mitigate those risks.	See pp. 60-61.					

[1] 5.1 Base Building is defined as "Water consumed in supplying central building services to lettable/leasable areas and common areas."
5.2 Tenant Space is defined as "Lettable floor area (both vacant and let/leased areas) that is or can be occupied by tenants."
5.3 Whole Building is defined as "Energy used by tenants and Base Building services to lettable/leasable and common spaces. This should include all energy supplied to the building for the operation of the building and the tenant space."

[2] No divergences between the scope of assets and/or floor area used in financial reporting and its like-for-like change in water withdrawn.

[3] While considering our like-for-like boundary for SASB reporting, we include properties that are in-service for the entire current and prior year, consistent with our financial statement approach to like-for-like. We omit energy from buildings that are out of service or under development during any part of the current or prior year. Percentage changes with applying normalization adjustments are 0.61% at New York, 5.02% at THE MART, 7.38% at 555 California, -4.11% at Other, or 0.83% for our total portfolio. See page 125 for normalization note.

Sustainability Report 2025 121

Appendix / SASB Index

Management of Tenant Sustainability Impacts

Code	Activity Metric	Total	New York	THE MART	555 California	Other	Unit of Measure
IF-RE-410a.1	(1) Percentage of new leases that contain a cost recovery clause for resource efficiency-related capital improve-ments and (2) associated leased floor area, by property subsector.	(1) 88.14%	(1) 86.34%	(1) 92.94%	(1) 100.00%	(1) 40.75%	Percentage (%) by floor area (SF), '000s of SF
		(2) 6,508,487	(2) 5,248,582	(2) 468,311	(2) 784,714	(2) 6,880	
IF-RE-410a.2	Percentage of tenants that are separately metered or submetered for grid electricity consumption, by property subsector.	98.68%	98.96%	100%	97.44%	87.89%	Percentage (%) by floor area (SF)
IF-RE-410a.2	Percentage of tenants that are separately metered or submetered for water withdrawals, by property subsector.	19.99%	22.04%	3.40%	0.00%	84.25%	Percentage (%) by floor area (SF)
IF-RE-410a.3	Description of approach to measuring, incentivizing, and improving sustainability impacts of tenants.						

At Vornado, tenants consume the majority of electricity consumed in our properties, as is evidenced by the submetered or separately metered electricity we record throughout our portfolio. Because so much of our energy consumption is under tenant control, it is essential to engage with the tenants as a partner in reducing our carbon footprint. There is clear value to be realized in communicating to and working with our tenants on their energy and water consumption and to encourage their participation in best practices in resource conservation.

We memorialized our commitment to green lease initiatives through our Platinum level certification by the Green Lease Leaders initiative developed by the Institute for Market Transformation (IMT) with support from the U.S. Department of Energy. Our standard lease agreement includes several components that encourage tenant energy conservation. Across our office portfolio, we require submetered or separately metered electricity consumption for all tenants over 5,000 square feet and promote submeters in smaller spaces. We also require submetered or separately metered water consumption for all tenants whose predicted use is expected to exceed normal business practice. The submetered arrangement enables Vornado to share energy and water consumption with our tenants monthly, at a minimum, through the generation of the submeter bill. Tenants are billed transparently based on their actual and exclusive consumption as recorded on the submeter. Included on the submeter bill are Vornado's energy reduction targets and links to Vornado's corporate sustainability page, where our broader strategy on energy and water management is found. Elsewhere in the lease, we include a clause to recover capital costs that reduce operating expenses — whether utility costs or another cost reduction benefit — and we may amortize that recovery over the useful life of the project. We have been steadily increasing new and amended leases to include this clause. In 2025, leases containing a cost recovery clause for energy efficiency improvements are 88.14% of new and amended leases signed during the year. The percentage of our in-service office new leases containing a cost recovery clause for energy efficiency improvements is higher than retail leases.

Where there is an economic or environmental benefit, our company will prioritize sustainability requirements in a tenant fit-out. Our revised tenant high-performance fit-out guidelines include enhanced requirements for energy-efficient lighting and controls, HVAC equipment, and water efficient plumbing fixtures. These and other high-performance design requirements are also included in our rules and regulations, which are also referenced in the lease. We believe that our lease fosters a sustainably designed tenant space and an ongoing environment that encourages tenants to actively manage and measure their own consumption and carbon footprint.

Beyond the lease, we distinguish ourselves with one-on-one, group, in-person, and virtual engagement with our tenants on sustainability. In 2025, we hosted four in-person sustainability roundtables in all our major regions of operations. Other in-person and virtual town halls concentrated on waste diversion and recycling. During these roundtables, we discuss broader corporate sustainability trends and regulatory updates, in addition to best practices and introduced our tenants to our sustainability vendors who provide support services across our portfolio, supporting our targets. We collect information from our tenants that contributes to mandatory energy rating schemes, such as the ENERGY STAR Portfolio Manager profiles we submit for compliance with local laws in New York, New Jersey, San Francisco, and Chicago.

We encourage tenants to consider ENERGY STAR Tenant Space recognition and leverage ENERGY STAR Treasure Hunt programs to identify low- and no-cost measures to reduce consumption. Every tenant has access to our Energy Information portal with interval data for their submetered accounts. We meet with tenants on-site to survey opportunities to save energy and water. We train our tenants on recycling programs. We host energy and waste reduction competitions with tenants to promote awareness and foster their participation. Our tenants have also expressed support for renewable energy procurement, which we completed on their behalf in New York, San Francisco, and Chicago properties where tenants are submetered and Vornado has purchased Renewable Energy Certificates.

Vornado is committed to providing a comfortable, efficient, and technologically advanced work environment for each of our tenants, constantly striving to add value for our tenants through responsive service and programs. To that end, Vornado developed an app (LIVE. WORK. DO.) for all our tenants that allows building access, announces building events and information, and provides benefits and promotions to tenants. The Sustainability section of the app and tenant portal provide guidance to our tenants about sustainability initiatives in each building. The Sustainability section of the app explains to the user our goals, our progress toward our sustainability goals, and links to more information, as well as detailed guidance on how to become more involved in Vornado's sustainability programming, including ENERGY STAR. We provide contact information, updated information on ENERGY STAR scores, organics collection, energy-saving tips, and upcoming events, like Climate Week, for participation and engagement. Our app usage continues to increase with the ability to enter buildings using the functionality provided. This, in turn, has increased engagement with our tenants who now know where to look for information on events, initiatives, and contacts. We also publicize our events, challenges, and initiatives through the Captivate elevator screens in each building.

We hold ourselves accountable and measure the success of our engagement. Success is measured in the observed reduction of energy from submetered tenant spaces, the integration of organics throughout our portfolio, the waste diversion rate, and the square footage of space that our team reaches through our engagement programs.

122 Sustainability Report 2025

Sustainability Report 2025 123

Appendix / SASB Index

Climate Change Adaptation

Code	Activity Metric	Total	New York	THE MART	555 California	Other	Unit of Measure
IF-RE-450a.1	Area of properties located in 100-year flood zones, by property subsector.	173,000	173,000	0	0	0	Square Feet
IF-RE-450a.2	Description of climate change risk exposure analysis, degree of systematic portfolio exposure, and strategies for mitigating risks.						

We identify and assess our exposure to climate change risk on a "low-carbon economy" (LCE) scenario based on the October 2018 Special Report by the Intergovernmental Panel on Climate Change (IPCC) Representative Concentration Pathway (RCP) 2.6 and a "high-carbon economy" (HCE) based on RCP 8.5. We find these scenarios to be relevant to our properties for two reasons. The first is that they provide potential future status on the physical risks each scenario presents between the present time and beyond 2040. The second is that they provide a shorter-term view of transitional risks related to climate-related policy change that our properties could be subject to. Each of our principal markets of New York, Chicago, and San Francisco has existing or pending legislation that would limit carbon emissions to align with a 1.5°C scenario. We consider the costs for compliance with such legislation to be a financial impact attributable to the transition to a lower-carbon environment. The risks and opportunities for Vornado do not differ substantially across subsectors and regions, and our approach described below takes the risks and opportunities in each subsector and region into consideration.

Our buildings are located in regions that have a recent history of physical risks, such as extreme weather events, including but not limited to hurricanes and superstorms, nor'easters and ice storms, tornadoes, wildfires, temperature extremes, and heavy precipitation events. Under the business-as-usual scenario, there may be an increase in the frequency and severity of these events between now and beyond 2040. Such events may impact our buildings individually, depending on a building's specific use, design, and location characteristics, or regionally, depending on the magnitude of the event. We are also aware that while less than 5% of our property square footage is in areas designated as flood zones by FEMA, our coastal locations are susceptible to sea level rise (SLR). Various global warming scenarios could bring about differing amounts of SLR between now and the year 2100. Financial impacts under various warming scenarios include, but are not limited to, increases in capital and operating costs, increases in insurance premiums, increases in energy costs, and increases in overall utility costs.

Our properties are located in urban areas, which means the vitality of our properties is reliant on sound transportation and utility infrastructure. If that infrastructure is compromised in any way by an extreme weather event, such a compromise could have an adverse impact on our local economies and populations, as well as on our tenants' ability to do business in our buildings. This risk is not unique to Vornado but is endemic to our regions.

Our strategies for mitigating physical risks require a combination of adaptive and preventative measures with a proactive reduction of carbon emissions. Adaptive and preventative measures are executed at both the property level and regional level. We adapt our properties to be resilient against the impact of climate change, with details of our resilience measures found in the Resilience and Adaptation section of this report. We train our operators in disaster risk management and emergency operating procedures. At the regional level, our cities and utilities adapt by creating programs that improve resilience against climate-related impacts. Examples of such programs include New York City's AdaptNYC plan and Consolidated Edison's Storm Hardening Protection Plan in New York; Resilient Chicago and Commonwealth Edison's Resilient Electric Grid system in Chicago; and Resilient SF and PG&E's Company Emergency Response Plan in San Francisco. We have disclosed our Scope 3 carbon emissions that are attributed to certain fuel and energy-related activities that are not included in Scope 1 or 2. These emissions are from energy that is submetered or delivered directly from the utilities to our tenants and consumed by our tenants. We plan to expand our inventory of Scope 3 emissions to include additional categories relevant to our business and required by legislation.

All carbon emission reduction strategies, whether property specific, regional, or portfolio-wide, present different risks and opportunities. Risks include unsuccessful investment in new technologies; costs to transition to lower emissions solutions; achievement of regional utilities' decarbonization; increased pricing on GHG emissions; reputational loss; and uncertainty in market signals, such as utility costs or carbon taxes. Financial impacts of such risks could include increased capital and operating costs, increased or unexpected shifts in energy costs, and decreased asset value. Opportunities, on the other hand, include reduction of energy and resource consumption; use of public-sector incentives, such as utility rebates and demand response revenue; diversification of renewable energy sources, including renewables; adaptation of new technologies; and access to new capital. Financial impacts of such opportunities include reduction of energy and/or operating costs; favorable ROI analysis; increased value of fixed assets; reduced exposure to fossil fuel price increases; reduction of utility costs for our tenants; various benefits to workforce management and planning; lower cost of capital; and ability to take advantage of incentive, rebate, and tax incentive programs. Additional opportunities also include the reduction or elimination of burden from emerging carbon pricing or carbon tax mechanisms, as well as the reduction or avoidance of carbon-emissions-related penalties.

All three of our regions also have emissions-reporting obligations, which require us to publicly disclose our properties' carbon emissions via ENERGY STAR Portfolio Manager. We consider this requirement as an opportunity to measure the carbon emissions from our properties and manage the reduction of those emissions on an ongoing basis. These programs combine strategies of absolute energy reduction, through efficiency mandates, as well as fossil fuel intensity reduction of utility-delivered energy. We discuss the intent and requirements of these programs with our property managers and engineers, as well as our tenants. They provide an important framework to the GHG reduction goals we set with our properties.

In 2019, New York City passed the Climate Mobilization Act (CMA), which contained several local laws to transition New York City to reduce GHG emissions 40% by the year 2030 and 80% by the year 2050, below 2005 levels. Included in the CMA was Local Law 97, which calculates carbon intensity for buildings on a per-square-foot basis and assigns limits to intensity beginning in 2024, with reporting in 2025. We submitted our properties and all Vornado-managed properties complied with the 2024 limits. The law further assigns penalties of $268 per ton of carbon calculated in exceedance of the limits. We are planning energy efficiency strategies to avoid penalties at our NYC properties and consider the cost for energy efficiency to be part of our transition costs to a low-carbon environment. We also consider penalty avoidance in the value stack of energy efficiency projects and the penalty amount of $268 per ton of carbon to be considered when making capital allocation decisions.

Vornado Realty Trust has signed on as a supporter of the framework recommended by the Financial Stability Board's Task Force on Climate-Related Financial Disclosures (TCFD). We believe this framework will guide the real estate industry toward well-informed disclosure of climate change risks and opportunities. As our internal and external discussions on climate risk and disclosure evolve, we plan to provide expanded public disclosure consistent with regulatory requirements.

[1]Any information relating to forward-looking statements, goals and progress against goals, was not subject to Deloitte & Touche LLP's examination and, accordingly, Deloitte & Touche LLP does not express a conclusion or any form of assurance on such information.

Normalization Note:

In 2024 and 2025 like-for-like energy consumption data has been normalized to adjust for fluctuations in weather and occupancy, while water consumption data has been normalized to adjust for fluctuations in occupancy only. Weather normalization uses inputs of total degree days (TDD), a fixed portion of energy consumption, known as a Base Load, and a variable portion of energy consumption, known as a Seasonal Load. Occupancy is normalized based on the following methodology:

1) An Occupancy Normalization Adjustment was calculated as most of Vornado's large commercial office buildings have ingested full-year physical occupancy counts in both 2024 and 2025. Therefore, we are using the portfolio's average monthly physical occupancy percentage changes on an annual basis year over year to normalize occupancy and applying that methodology to the buildings that do not have occupancy sensors. For buildings with sensors, their building-specific occupancy percentage change will be applied. For buildings that management knows did not have aligned occupancy changes, a note will be added and the occupancy normalization calculation will not be applied.

2) Weather Normalized Energy's Seasonal Load is subject to Occupancy Normalization Adjustment based on field research that demonstrates that a third of the seasonal load is occupancy dependent.

124 Sustainability Report 2025

Sustainability Report 2025 125

Sustainability Report 2025  127126  Sustainability Report 2025 WE HAVE EXAMINED MANAGEMENT of Vornado Realty Trust’s (the “Company”) assertion that the metrics in the Sustainability Accounting Standards Board (SASB) Index included within the accompanying Sustainability Report of Vornado Realty Trust as of and for the year ended December 31, 2025 (the “Sustainability Report”) are presented in accordance with the Sustainability Accounting Standards Board Real Estate Sustainability Accounting Standard (the “SASB Standard). The Company’s management is responsible for its assertion. Our responsibility is to express an opinion on the metrics in the SASB Index based on our examination. Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants (AICPA) in AT-C Section 105, Concepts Common to All Attestation Engagements, and AT-C Section 205, Assertion-Based Examination Engagements. Those standards require that we plan and perform the examination to obtain reasonable assurance about whether the metrics in the SASB Index are presented in accordance with the criteria, in all material respects. An examination involves performing procedures to obtain evidence about the metrics in the SASB Index. The nature, timing, and extent of the procedures selected depend on our judgment, including an assessment of the risks of material misstatement of the metrics in the SASB Index, whether due to fraud or error. We believe that the evidence we obtained is sufficient and appropriate to provide a reasonable basis for our opinion. We are required to be independent and to meet our other ethical requirements in accordance with relevant ethical requirements in accordance with the AICPA Code of Professional Conduct. We applied the Statements on Quality Control Standards established by the AICPA and, accordingly, maintain a comprehensive system of quality control. The preparation of the metrics in the SASB Index included within the accompanying Sustainability Report requires management to interpret the criteria, make determinations as to the relevancy of information to be included, and make estimates and assumptions that affect reported information. Measurement of certain metrics may include estimates and assumptions that are subject to substantial inherent measurement uncertainty, including, for example, the accuracy and precision of conversion factors or estimation methodologies used by management. Obtaining sufficient, appropriate evidence to support our opinion does not reduce the inherent uncertainty in the metrics. The selection by management of a different but acceptable measurement method, input data, or model assumptions, or a different point value within the range of reasonable values produced by the model, may have resulted in materially different metrics being reported. Our examination was limited to the metrics in the SASB Index as of and for the year ended December 31, 2025. All other information presented within the Sustainability Report, including any recalculated information relating to periods prior to the year- ended December 31, 2025, information relating to forward looking statements, goals, progress against goals, linked information, and denoted by an asterisk (*) of the Sustainability Report was not subject to our examination and, accordingly, we do not express an opinion or any form of assurance on such information. In our opinion, the metrics in the SASB Index are presented in accordance with the SASB Standard in all material respects. Deloitte & Touche LLP 30 Rockefeller Plaza 41st Floor New York, NY 10112 USA Tel: +1 212 492 4000 Fax:+1 212 489 1687 www.deloitte.com Deloitte & Touche LLP 30 Rockefeller Plaza 41st Floor New York, NY 10112 USA Tel: +1 212 492 4000 Fax:+1 212 489 1687 www.deloitte.com WE HAVE REVIEWED MANAGEMENT of Vornado Realty Trust’s (the "Company") assertion that the Scope 1 Greenhouse Gas (“GHG”) emissions, Scope 2 GHG emissions, and GHG emissions intensity, each under the financial control method, on page 47 included within the accompanying Sustainability Report of Vornado Realty Trust as of and for the year ended December 31, 2025 (the “Sustainability Report”) are presented in accordance with the Global Reporting Initiative 305: Emissions 2016 Topic Standard (the “GRI 305 Standards”). The Company’s management is responsible for its assertion. Our responsibility is to express a conclusion on the Scope 1 GHG emissions, Scope 2 GHG emissions, and GHG emissions intensity, each under the financial control method, on page 47 based on our review.  Our review was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants (AICPA) in AT-C Section 105, Concepts Common to All Attestation Engagements, and AT-C Section 210, Review Engagements. Those standards require that we plan and perform the review to obtain limited assurance about whether any material modifications should be made to the Scope 1 GHG emissions, Scope 2 GHG emissions, and GHG emissions intensity, each under the financial control method, on page 47 in order for it to be presented in accordance with the criteria. The procedures performed in a review vary in nature and timing from, and are substantially less in extent than, an examination, the objective of which is to obtain reasonable assurance about whether the Scope 1 GHG emissions, Scope 2 GHG emissions, and GHG emissions intensity, each under the financial control method, on page 47 are presented in accordance with the criteria, in all material respects, in order to express an opinion. Accordingly, we do not express such an opinion. Because of the limited nature of the engagement, the level of assurance obtained in a review is substantially lower than the assurance that would have been obtained had an examination been performed. We believe that the review evidence obtained is sufficient and appropriate to provide a reasonable basis for our conclusion.  We are required to be independent and to meet our other ethical requirements in accordance with relevant ethical requirements in accordance with the AICPA Code of Professional Conduct. We applied the Statements on Quality Control Standards established by the AICPA and, accordingly, maintain a comprehensive system of quality control.  The procedures we performed were based on our professional judgment. In performing our review, we performed analytical procedures, inquiries, and other procedures as we considered necessary in the circumstances. For a selection of the Scope 1 GHG emissions, Scope 2 GHG emissions, and GHG emissions intensity, each under the financial control method, on page 47, we performed tests of mathematical accuracy of computations, compared the disclosures to underlying records, or observed the data collection process.  The preparation of the Scope 1 GHG emissions, Scope 2 GHG emissions, and GHG emissions intensity, each under the financial control method, on page 47 included within the accompanying Sustainability Report requires management to interpret the criteria, make determinations as to the relevancy of information to be included, and make estimates and assumptions that affect reported information. Measurement of certain disclosures may include estimates and assumptions that are subject to substantial inherent measurement uncertainty, including, for example, the accuracy and precision of GHG conversion factors, or estimation methodologies used by management. Obtaining sufficient, appropriate review evidence to support our conclusion does not reduce the inherent uncertainty in the disclosures. The selection by management of a different but acceptable measurement method, input data, or model assumptions, or a different point value within the range of reasonable values produced by the model, may have resulted in materially different disclosures being reported.  Our review was limited to the Scope 1 GHG emissions, Scope 2 GHG emissions, and GHG emissions intensity, each under the financial control method, on page 47 as of and for the year ended December 31, 2025. All other information presented within the Sustainability Report, including information relating to forward looking statements, targets, goals, progress against goals, linked information, and denoted by an asterisk (*) of the Sustainability Report was not subject to our review and, accordingly, we do not express a conclusion or any form of assurance on such information.  Based on our review, we are not aware of any material modifications that should be made to the Scope 1 GHG emissions, Scope 2 GHG emissions, and GHG emissions intensity, each under the financial control method, on page 47 in order for it to be presented in accordance with the GRI 305 Standards.  Independent Accountant's Report Board of Trustees Vornado Realty Trust Independent Accountant's Report Board of Trustees Vornado Realty Trust Appendix APRIL 7, 2026 APRIL 7, 2026

Appendix

UN Sustainable Development Goals*

VORNADO SUPPORTS THE UNITED NATIONS Sustainable Development Goals (UNSDGs) as a global framework to achieve a more sustainable future for the planet and improve quality of life for all. As a corporate citizen, we uphold and contribute to each of the 17 goals through the environmentally and socially responsible manner in which we run our business and our properties. Below is a selection of metrics and programs where Vornado responds directly to targets identified through the UNSDG 2030 Agenda for Sustainable Development. We will expand upon these disclosures when new metrics and programs develop within the recommended SDG framework.

	UN Goal Target	UN Goal Indicator	VNO Response
3 GOOD HEALTH AND WELL-BEING	▸ **3.5** Strengthen the prevention and treatment of substance abuse, including narcotic drug abuse and harmful use of alcohol.	▸ **3.5.1** Coverage of treatment interventions (pharmacological, psychosocial, and rehabilitation and aftercare services) for substance abuse disorders	▸ Vornado's Employee Assistance Program (EAP) and other wellness programs, referenced in the "Professional Development & Engagement" section of this report. Our EAP is available to all Vornado employees, which represents our coverage.
	▸ **3.8** Achieve universal health coverage, including financial risk protection, access to quality essential health-care services and access to safe, effective, quality and affordable essential medicines and vaccines for all	▸ **3.8.1** Coverage of essential health services (defined as the average coverage of essential services based on tracer interventions that include reproductive, maternal, newborn, and child health; infectious diseases; non-communicable diseases; and service capacity and access, among the general and most disadvantaged population)	▸ Vornado offers all employees universal health coverage through our employee benefits program. Health-care services include medical, dental, health and wellness, telemedicine services, seasonal flu shots, and preventative screenings. More information can be found in the "Professional Development & Engagement" section of this report.
	▸ **3.a** Strengthen the implementation of the World Health Organization Framework Convention on Tobacco Control in all countries, as appropriate	▸ **3.a.1** Age-standardized prevalence of current tobacco use among persons aged 15 years and older	▸ To protect the health of the occupants, employees, and visitors to our building, Vornado transitioned all properties to tobacco-free and smoke-free environments in 2020. While the use of tobacco products and all smoking devices, including electronic cigarettes and vaporizers, had already been prohibited for all interior spaces, this policy now extends to all exterior property under Vornado's control.
	▸ **3.d** Strengthen the capacity for all countries, for early warning, risk reduction and management of national and global health risks	▸ **3.d.1** International Health regulations (IHR) capacity and health emergency preparedness	▸ Beginning with our materiality and risk assessments, development and deployment through our programs and practices described in the Health & Wellness and BMS & Clean Cleaning sections of this report and continuing through regulations and preparedness which are considered throughout Vornado's business activities.
6 CLEAN WATER AND SANITATION	▸ **6.4** By 2030, substantially increase water-use efficiency across all sectors and ensure sustainable withdrawals and supply of freshwater to address water scarcity and substantially reduce the number of people suffering from water scarcity	▸ **6.4.1** Change in water-use efficiency over time	▸ Vornado reduced water consumption 36% in 2025 from 2019 levels. This reduction was driven by water efficiency measures and tenants continuing hybrid work.
7 AFFORDABLE AND CLEAN ENERGY	▸ **7.2** By 2030, increase substantially the share of renewable energy in the global energy mix	▸ **7.2.1** Renewable energy share in the total final energy consumption	▸ In 2025, Vornado consumed 42% of energy from renewable resources. We plan to continue to increase our electricity supply from renewable resources when and where feasible.
	▸ **7.3** By 2030, double the global rate of improvement in energy efficiency	▸ **7.3.1** Energy intensity measured in terms of primary energy and GDP	▸ We have measured our energy intensity per square foot. In 2025, our energy intensity was 21.98 kWh/SF.
9 INDUSTRY, INNOVATION AND INFRASTRUCTURE	▸ **9.4** By 2030, upgrade infrastructure and retrofit industries to make them sustainable, with increased resource-use efficiency and greater adoption of clean and environmentally sound technologies and industrial processes, with all countries taking action in accordance with their respective capabilities	▸ **9.4.1** CO_2 emissions per unit of value added	▸ We have measured our GHG emissions per square foot. Our 2025 GHG emissions intensity was .0069 MTCO2e/SF.
11 SUSTAINABLE CITIES AND COMMUNITIES	▸ **11.2** By 2030, provide access to safe, affordable, accessible and sustainable transport systems for all, improving road safety, notably by expanding public transport, with special attention to the needs of those in vulnerable situations, women, children, persons with disabilities and older persons	▸ **11.2.1** Proportion of population that has convenient access to public transportation, by sex, age, and persons with disabilities	▸ We measure our access to public transportation by the Transit Scores assigned to our properties, as determined by the agency that assigns Walk Score. In 2025, all of our office properties received a Transit Score and the median across our portfolio was 99.7%, indicating that our population has convenient access to public transportation.
12 RESPONSIBLE CONSUMPTION AND PRODUCTION	▸ **12.5** By 2030, substantially reduce waste generation through prevention, reduction, recycling and reuse	▸ **12.5.1** National recycling rate, tons of material collected	▸ In 2025, Vornado diverted 56% of our waste from the landfill. Our data represents waste collected from about 80% of our total in-service square footage.

*This disclosure was not subject to Deloitte & Touche LLP's review or examination and, accordingly, Deloitte & Touche LLP does not express a conclusion, opinion, or any form of assurance on such information.

128 Sustainability Report 2025

Sustainability Report 2025 129

Sustainability Report 2025  131130  Sustainability Report 2025 Glossary Acute Physical Risk: Climate-related hazards that are event-driven, including increased severity of extreme weather events such as hurricanes, floods, wildfires, or heatwaves. Adaptive Reuse: The renovation and modernization of existing buildings to extend their useful life, reduce embodied carbon, and minimize construction waste compared to demolition and new construction. ASHRAE (American Society of Heating, Refrigerating, and Air-Conditioning Engineers): A global professional association that develops standards and guidelines for HVAC systems to promote energy efficiency, indoor air quality, and sustainable building practices. Baseline Water Stress: The ratio of total annual water withdrawals to total available renewable water supply in a region, indicating competition for water resources. Biofuel Blend: A renewable liquid fuel blend used to replace traditional fossil fuel heating systems, reducing life-cycle greenhouse gas emissions. Building Management System (BMS): A computer-based system that monitors and controls a building’s mechanical and electrical equipment, including HVAC, lighting, and security systems. Building Performance Standards (BPS): Regulations requiring buildings to meet specified energy use or greenhouse gas emission limits, such as New York City’s Local Law 97. Carbon Intensity: Greenhouse gas emissions expressed as metric tons of carbon dioxide equivalent per square foot (MTCO2e/SF) of building area. Carbon intensity is used to measure performance against regulatory limits and internal carbon reduction goals. Carbon Neutrality: Achieving net-zero greenhouse gas (GHG) emissions from operations by balancing emissions with carbon removal, renewable energy procurement, or elimination strategies. Carbon Offsets: Verified projects that avoid, reduce, or remove greenhouse gas emissions and are used to compensate for emissions elsewhere. Circular Economy: An economic model focused on minimizing waste and maximizing resource efficiency through reuse, recycling, and material recovery. Climate Mobilization Act (CMA): New York City legislation aimed at significantly reducing greenhouse gas emissions from buildings by 2030 and 2050. Control Approach (GHG Accounting): An accounting method in which an organization reports 100% of the greenhouse gas emissions from any operation it controls, either through operational control (authority over day-to-day activities) or financial control (majority ownership or ability to direct financial policies), regardless of its ownership share. Demand Response (DR): A program in which building electricity consumption is temporarily reduced during peak grid demand periods to support grid reliability. District Steam: Steam supplied by a centralized utility plant and distributed to buildings for heating purposes. Embodied Carbon: The total greenhouse gas emissions associated with the extraction, manufacturing, transportation, installation, maintenance, and disposal of building materials. Embodied Carbon Framework: Vornado’s structured methodology for measuring, managing, and reducing embodied carbon across development and major renovation projects. Energy Conservation Measures (ECMs): Building upgrades or operational improvements designed to reduce energy consumption. Energy Intensity: Energy consumption per square foot (e.g., kWh/SF or MWh/SF) used to measure efficiency performance over time. Energy Management System (EMS): A structured framework for monitoring, managing, and improving energy performance across a portfolio. Enterprise Risk Management (ERM): A company-wide framework for identifying, assessing, and managing strategic, operational, financial, and environmental risks. Embodied Carbon Framework: Vornado’s structured methodology for measuring, managing, and reducing embodied carbon across development and major renovation projects. eGRID Emission Factors: U.S. Environmental Protection Agency (EPA) regional electricity grid emission factors used to calculate location-based emissions. Financial Control Method (GHG Accounting): An emissions accounting approach based on a company’s ability to direct financial and operating policies to gain economic benefits. Fitwel Certification: A health-focused building certification program emphasizing occupant well-being and performance. Green Bonds: Debt instruments issued to finance projects with environmental or climate benefits. Green Lease: A lease structure that aligns landlord and tenant sustainability goals, including provisions for energy efficiency, cost recovery, and resource tracking. Greenhouse Gas (GHG) Emissions: Gases that trap heat in the atmosphere, including carbon dioxide (CO2), methane (CH2), and nitrous oxide (N2O). GRI (Global Reporting Initiative): An international framework for sustainability reporting standards. Grid Decarbonization: The process of reducing carbon emissions from electricity generation through increased renewable energy use. High-Performance Fit-Out Guidelines: Design standards for tenant spaces that incorporate energy efficiency, water conservation, and sustainable material selection. Indoor Air Quality (IAQ): The quality of indoor air within buildings as it relates to occupant health and comfort. Integrated Pest Management (IPM): An environmentally responsible pest control strategy prioritizing prevention and least- toxic methods. LEED (Leadership in Energy and Environmental Design): A globally recognized green building certification system. LEED for Communities: A district-scale sustainability certification framework evaluating neighborhood-level environmental performance. Life Cycle Assessment (LCA): A methodology for assessing environmental impacts across a product's or building’s entire life cycle. Location-Based Emissions: Greenhouse gas emissions calculated using average grid emission factors for electricity consumption. Local Law 87 (NYC): A regulation requiring large buildings to conduct energy audits and retro-commissioning every 10 years. Local Law 97 (NYC): A building emissions law establishing carbon intensity limits for buildings over 25,000 square feet. Market-Based Emissions: Greenhouse gas emissions reflecting electricity purchasing decisions, including renewable energy procurement. Materiality Assessment: A structured process to identify and prioritize the environmental, social, and governance issues most significant to an organization and its stakeholders, informing strategic decision-making and sustainability reporting. MERV 13 Filtration: A high-efficiency air filtration standard commonly used to improve indoor air quality. Net-Zero (Operational Carbon): A state in which greenhouse gas emissions from a building's day-to-day operations, such as heating, cooling, and lighting, are fully balanced through energy efficiency, on- site renewables, and/or carbon offsetting, resulting in no net carbon added to the atmosphere annually. Operational Control Approach: An accounting method in which emissions are reported from operations over which the company has operational authority. Operational Optimization: The ongoing process of improving building system performance to reduce energy use and costs. Organics Diversion: The collection and composting of food and organic waste to prevent landfill disposal. Physical Risk (Climate): Climate-related risks arising from acute events (storms, floods) or chronic changes (heat, sea-level rise). Renewable Energy Certificates (RECs): Market-based instruments representing the environmental attributes of renewable electricity generation. Retro-Commissioning (RCx): The process of tuning and optimizing existing building systems to improve performance. Scope 1 Emissions: Direct greenhouse gas emissions from sources owned or controlled by the organization. Scope 2 Emissions: Indirect emissions from purchased electricity, steam, heating, or cooling. Scope 3 Emissions: All indirect emissions (not included in Scope 1 or Scope 2) that occur in the value chain of the reporting company, including both upstream and downstream emissions. Science-Based Target (SBTi): Greenhouse gas reduction targets aligned with climate science and the goals of the Paris Agreement. Submetering: The installation of secondary meters to track tenant-specific electricity or water consumption. Task Force on Climate-Related Financial Disclosures (TCFD): A framework for climate risk and opportunity disclosure. Task Force on Nature-Related Financial Disclosures (TNFD): A framework for reporting and managing nature-related risks and opportunities. Transit-Oriented Development (TOD): Development concentrated near public transportation hubs to reduce transportation-related emissions. TRUE Certification (Total Resource Use and Efficiency): A certification recognizing facilities that achieve 90% or greater diversion from landfill, incineration, and the environment. Waste Audit: A systematic evaluation of waste streams to identify diversion opportunities and contamination sources. Waste Diversion: Diversion rate is calculated as the percentage of total waste redirected from landfill or incineration. Water Withdrawal: The removal of water from a source for operational use. Whole Building Life Cycle Assessment (WBLCA): An assessment quantifying environmental impacts across all stages of a building’s life. Glossary

vno.com/sustainability This brochure is printed on FSC® certified, Rainforest Alliance Certified™, SFI® Certified Sourcing, Forest Stewardship Council® (FSC®) certified by Preferred by Nature, 30% post-consumer recycled content paper.

vno.com/sustainability This brochure is printed on FSC® certified, Rainforest Alliance Certified™, SFI® Certified Sourcing, Forest Stewardship Council® (FSC®) certified by Preferred by Nature, 30% post-consumer recycled content paper.